As filed with the Securities and Exchange Commission on August 20, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

International Money Express, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7389	47-4219082
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification No.)

9480 South Dixie Highway
Miami, Florida 33156
(305) 671-8000
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Lisy
Chief Executive Officer and President
International Money Express, Inc.
9480 South Dixie Highway
Miami, Florida 33156
(305) 671-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Steven Epstein
Meredith Mackey
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
 Phone: (212) 859-8000

Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer,  smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.0001 per share	8,959,999	(4)	$11.50	$103,039,989	$12,829

(1)
In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically increased to cover the additional shares of common stock in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)
In accordance with Rule 457(i), the proposed offering price is calculated based on the additional consideration to be received upon the exercise of each warrant of $11.50 per warrant to purchase one share of the registrant’s common stock.

(3)	Estimated in accordance with Rule 457(a) of the Securities Act solely for the purposes of calculating the registration fee based upon a bona fide estimate of the maximum offering price.

(4)
Consists of 8,959,999 shares of the registrant’s common stock issuable upon the exercise of warrants that were issued by FinTech Acquisition Corp. II, a Delaware corporation, now known as International Money Express, Inc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 20, 2018

PROSPECTUS

8,959,999 Shares of Common Stock

of

International Money Express, Inc.

This prospectus relates to the issuance by us of up to 8,959,999 shares of our common stock, par value $0.0001 per share, upon the exercise of warrants that were issued by FinTech Acquisition Corp. II, a Delaware corporation, now known as International Money Express, Inc. The warrants become exercisable on August 25, 2018, 30 days after the completion of the transactions contemplated by the Merger (as defined and described herein). See “Summary—Company History” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermex—The Merger” beginning on pages 1 and 44, respectively. The warrants will expire at 5:00 p.m., New York time, on July 26, 2023 or earlier upon redemption or liquidation. These warrants are being registered pursuant to our warrant agreement. See “Description of Securities—Warrants” beginning on page 83.

Each warrant entitles its holder to purchase one share of common stock at an exercise price of $11.50 per share.

We will receive the net proceeds from the exercise of the warrants, but not from the sale of the underlying shares of common stock. See “Plan of Distribution” beginning on page 82.

We may redeem the outstanding warrants at a price of $0.01 per warrant if the last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30 trading day period, or may elect to require the exercise of the warrants on a cashless basis.

Our common stock is traded on The Nasdaq Capital Market under the symbol “IMXI.” The warrants are traded on The Nasdaq Capital Market under the symbol “IMXIW.” On August 17, 2018, the last reported sale price of our common stock was $9.67 per share and the last reported sale price of the warrants was $1.75 per warrant.

Investing in our common stock involves a high degree of risk. These risks are described under the caption “Risk Factors” that begins on page 9 of this prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”) and are subject to reduced public company reporting requirements. Furthermore, we qualify as a "controlled company" because the parties to our Shareholders Agreement (as defined and described herein) collectively hold in excess of 50% of our voting securities. As a controlled company, we will qualify for certain exemptions to the Nasdaq listing requirements, including the requirement that a majority of our directors be independent, and the requirements to have a compensation committee and a nominating and corporate governance committee, each composed of entirely independent directors

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2018.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus or contained in any prospectus supplement or free writing prospectus filed with the SEC, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a subsequently filed document in this prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We have not authorized anyone to provide you with any different or additional information other than that contained in this prospectus and the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. If anyone provides you with additional, different, or inconsistent information, you should not rely on it.

Offers to sell, and solicitations of offers to buy, our common stock are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, operating results, and prospects may have changed since such date. This prospectus does not constitute an offer, or an invitation on our behalf, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The financial statements of Intermex Holdings, Inc., an indirect wholly-owned subsidiary of the registrant, and its subsidiaries (together, “Holdings”), are included in and incorporated by reference in this prospectus. Intermex Holdings II, Inc. and the registrant had no operations of their own and no assets, other than their ownership of Intermex Holdings, Inc. and International Money Express Sub 2, LLC, respectively.

ii

INTRODUCTORY NOTE

On July 26, 2018 (the “Closing Date”), the registrant consummated the previously announced transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 19, 2017, by and among the registrant, FinTech II Merger Sub Inc., a wholly-owned subsidiary of the registrant (“Merger Sub 1”), FinTech II Merger Sub 2 LLC, a wholly-owned subsidiary of the registrant (“Merger Sub 2”), Intermex Holdings II, Inc. (“Intermex”) and SPC Intermex Representative LLC (“SPC Intermex”). The Merger Agreement provided for the acquisition of Intermex by the registrant pursuant to the merger of Intermex with and into Merger Sub 1 (the “First Merger”), with Intermex continuing as the surviving entity, and immediately following the consummation of the First Merger, the merger of Intermex with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity (such merger together with the First Merger, the “Merger”).

In connection with the closing of the Merger (the “Closing”), the registrant changed its name from FinTech Acquisition Corp. II to International Money Express, Inc. and Merger Sub 2 changed its name from FinTech II Merger Sub 2 LLC to International Money Express Sub 2, LLC. Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to the combined company following the Merger, together with its subsidiaries, “FinTech” refers to the registrant prior to the closing of the Merger and “Intermex” refers to Intermex Holdings II, Inc., together with its subsidiaries, prior to the Merger.

SUMMARY

This summary highlights certain information about us, this offering and the information appearing elsewhere in this prospectus and incorporated by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” and the financial statements and other information included elsewhere in this prospectus and incorporated by reference herein, before making an investment decision. See also the sections entitled “Where You Can Find More Information” and “Incorporation by Reference.”

Overview

International Money Express, Inc., a Delaware corporation, is a rapidly growing and leading money remittance services company focused on the United States to Latin America and the Caribbean (“LAC”) corridor, which includes Mexico, Central and South America and the Caribbean. We utilize our proprietary technology to deliver convenient, reliable and value added services to our customers through a broad network of sending and paying agents. Our remittance services, which include a comprehensive suite of ancillary financial processing solutions and payment services, allow customers to send money from the United States to beneficiaries in Mexico, Guatemala and 15 additional Latin American countries. Our services are accessible in person through our 85,000 sending and paying agents and company-owned stores, as well as online and via Internet-enabled mobile devices.

Risk Factors

There are a number of risks related to our business and our common stock that you should consider before making an investment decision. You should carefully consider all the information presented in the section entitled “Risk Factors” beginning on page 9 of this prospectus and the other information contained and incorporated by reference in this prospectus.

Company History

Intermex was founded in 1994 and is a provider of money transfer services to Mexico, Guatemala and other countries in Latin America through a network of authorized agents located in retail establishments in the United States.

FinTech was formed in May 2015 as a special purpose acquisition company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, with one or more businesses or assets (the “initial business combination”). On July 26, 2018, FinTech acquired Intermex pursuant to the Merger and changed its name to International Money Express, Inc. in connection with the Merger. Prior to the Merger, FinTech’s common stock, units and warrants traded on the Nasdaq Capital Market under the symbols “FNTE,” “FNTEU” and “FNTEW,” respectively. Upon closing of the Merger, International Money Express, Inc. continued the listing of its common stock and warrants on the Nasdaq Capital Market under the symbols “IMXI” and “IMXIW,” respectively, effective July 27, 2018.

Presentation of Financial and Operating Data

The Merger was accounted for as a reverse merger. Intermex is considered the “acquirer” and FinTech is treated as the “acquired” company for financial reporting purposes. The financial statements of Holdings are included in or incorporated by reference in this prospectus. Intermex Holdings II, Inc. and International Money Express, Inc. had no operations of their own and no assets, other than their ownership of Holdings and International Money Express Sub 2, LLC, respectively.

Corporate Information

The mailing address of International Money Express, Inc.’s principal executive office is 9480 South Dixie Highway, Miami, Florida 33156 and the telephone number is (305) 671-8000. The website address is www.intermexonline.com. The information found on the website is not part of, and is not incorporated into, this prospectus.

THE OFFERING

Common stock offered	8,959,999 shares underlying 8,959,999 warrants.

Common stock outstanding as of August 1, 2018	36,182,783 shares.

Use of proceeds	We will receive the net proceeds from the exercise of the warrants, but not from the sale of the underlying shares of common stock. See “Use of Proceeds.”

Dividend policy
We currently expect to retain any future earnings for use in our business operations, and, accordingly, we do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors.

Controlled Company
After the completion of this offering, the parties to our Shareholders Agreement will continue to control a majority of our common stock. We will avail ourselves of the controlled company exemption under the corporate governance standards of Nasdaq.

Rick factors
Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 and the documents incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Symbols for trading on The Nasdaq Capital Market	Our common stock is quoted under the symbol “IMXI.” Our warrants are quoted under the symbol “IMXIW.”

This prospectus relates to the issuance by us of up to 8,959,999 shares of our common stock, par value $0.0001 per share, upon the exercise of warrants that were issued by FinTech Acquisition Corp. II, a Delaware corporation, now known as International Money Express, Inc. The warrants become exercisable on August 25, 2018, 30 days after the completion of the transactions contemplated by the Merger. See “Summary—Company History” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermex— The Merger” beginning on pages 1 and 44, respectively. The warrants will expire at 5:00 p.m., New York time, on July 26, 2023 or earlier upon redemption or liquidation. These warrants are being registered pursuant to our warrant agreement. See “Description of Securities—Warrants” beginning on page 83.

Unless otherwise indicated, all information in this prospectus relating to the number of shares of our common stock to be outstanding immediately after this offering is based on 36,182,783 shares outstanding as of August 1, 2018, which excludes: (a) the 8,959,999 shares of common stock offered by this prospectus, which are issuable upon exercise of 8,959,999 warrants at an exercise price of $11.50 per share; and (b) 3,371,389 shares of common stock reserved for issuance under the International Money Express, Inc. 2018 Omnibus Equity Compensation Plan (the “Omnibus Plan”), of which stock options to purchase 2,763,219 shares of common stock and restricted stock units in respect of 21,189 shares of common stock were granted to employees and independent, non-employee directors of the Company in connection with the completion of the Merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF INTERMEX

The following table sets forth selected historical consolidated financial information of Holdings as of the dates and for the periods presented. Holdings’ selected historical consolidated balance sheet data presented below as of December 31, 2017 and 2016 and Holdings’ selected historical consolidated statement of operations and cash flow data presented below for each of the 2017 Successor Period, the 2017 Predecessor Period, the Predecessor year ended December 31, 2016 and the Predecessor year ended December 31, 2015 have been derived from Holdings’ audited consolidated financial statements included elsewhere in this prospectus. Holdings’ selected historical consolidated balance sheet data presented below as of December 31, 2015 has been derived from Holdings’ audited consolidated balance sheet not included elsewhere or incorporated by reference in this prospectus. Holdings’ selected historical consolidated balance sheet data presented below as of June 30, 2018 and Holdings’ selected historical consolidated statement of operations and cash flow data presented below for the six months ended June 30, 2018 and the Successor period from February 1, 2017 to June 30, 2017 have been derived from Holdings’ unaudited condensed consolidated financial statements incorporated by reference in this prospectus.  Holdings’ selected historical consolidated balance sheet data presented below as of June 30, 2017 has been derived from Holdings’ unaudited consolidated balance sheet not included elsewhere or incorporated by reference in this prospectus.

On February 1, 2016, Holdings entered into an Agreement and Plan of Merger pursuant to which InterWire Topco LLC (“Interwire LLC”), an affiliate of Stella Point Capital (“Stella Point”), acquired 100% of the outstanding capital stock of Holdings, the surviving corporation in a merger with a subsidiary of Interwire LLC that was formed for purposes of the transaction, which we refer to as the Stella Point acquisition. In connection with the closing of the Stella Point acquisition, Holdings’ assets and liabilities were adjusted to fair value on the closing date of the transaction, February 1, 2017. As a result of the Stella Point acquisition and changes due to the impact of purchase accounting, Holdings’ financial statement presentations herein distinguish between a predecessor period (“Predecessor”), for periods prior to the closing of the Stella Point acquisition, and a successor period (“Successor”), subsequent to the closing of such transaction. We refer to the period from January 1, 2017 through January 31, 2017 as the “2017 Predecessor Period” and the period from February 1, 2017 through December 31, 2017 as the “2017 Successor Period”. We refer to the period from February 1, 2017 through June 30, 2017 as the “2017 Q2 Successor Period” and the six month period ended June 30, 2018 as the “2018 Q2 Successor Period”. The unaudited consolidated financial statements for the 2018 Q2 Successor Period and 2017 Q2 Successor Period were prepared on a basis consistent with that used in preparing Holdings’ audited consolidated financial statements and include all adjustments, consisting of normal and recurring items, that Holdings considers necessary for a fair presentation of its financial position and results of operations for these unaudited periods. The financial information for Holdings as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 has been derived from Holdings’ unaudited financial statements for such periods not included elsewhere or incorporated by reference in this prospectus. The unaudited selected historical data as of and for the years ended December 31, 2014 and 2013 have not been restated and as such are not comparable to the selected historical data as of and for the Predecessor years ended December 31, 2016 and 2015, the 2017 Successor Period and the 2017 Predecessor Period. The financial statements for the Predecessor years ended December 31, 2016 and 2015 have been restated as disclosed in the financial statements and related notes contained elsewhere in this prospectus. You should read the following selected historical consolidated financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermex” and the financial statements and related notes contained elsewhere and incorporated by reference in this prospectus.

	Successor Company				Predecessor Company
	Six Months Ended June 30, 2018	Period from February 1, 2017 to June 30, 2017	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
	Unaudited	Unaudited					Unaudited	Unaudited
Statement of Operations and Dividend Data:
Revenues	$126,335,424	$85,377,828	$201,039,131	$14,425,343	$165,394,491	$124,199,313	$98,311,096	$82,777,400
Operating expenses(a)	117,738,536	87,126,578	199,230,246	19,333,395	142,370,764	110,015,475	90,611,351	78,822,418
Operating income (loss)(a)	8,596,888	(1,748,750)	1,808,885	(4,908,052)	23,023,727	14,183,838	7,699,745	3,954,982
Interest expense	6,675,933	3,494,828	11,447,936	613,742	9,540,046	4,234,371	1,789,497	2,122,246
Income (loss) before taxes(a)	1,920,955	(5,243,578)	(9,639,051)	(5,521,794)	13,483,681	9,949,467	5,910,248	1,832,736
Provision for income tax expense (benefit)(b)	616,372	1,244,206	534,402	(2,203,373)	4,083,655	4,191,643	(20,151,815)	101,191
Net income (loss)(c)	$1,304,583	$(6,487,784)	$(10,173,453)	$(3,318,421)	$9,400,026	$5,757,824	$26,062,063	$1,731,545
Cash dividends declared	$-	$-	$20,178,000	$-	$1,286,995	$18,144,839	$-	$-

	Successor Company			Predecessor Company
	As of June 30, 2018	As of June 30, 2017	As of December 31, 2017	As of December 31, 2016	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013
	Unaudited	Unaudited				Unaudited	Unaudited
Balance Sheet Data:
Cash	$61,335,968	$34,606,107	$59,155,618	$37,601,096	$18,925,469	$19,266,715	$9,197,254
Total assets(d)	224,781,284	181,663,837	216,052,911	118,773,952	89,802,448	70,178,022	39,825,419
Total liabilities	186,877,086	122,479,275	180,150,792	115,515,409	60,829,369	27,590,665	22,233,440
Total stockholder’s equity(d)	37,904,198	59,184,562	35,902,119	3,258,543	28,973,079	42,587,357	17,591,979

(a)	Restated to reduce amortization of intangible assets by $1,811,599 and $1,842,587 for the years ended December 31, 2016 and 2015, respectively.
(b)	Restated to increase provision for income tax expense by $701,611 and $713,612 for the years ended December 31, 2016 and 2015, respectively.
(c)	The impact of restatements in (a) and (b) to net loss (income) amounted to $1,109,988 and $1,128,975 for the years ended December 31, 2016 and 2015, respectively.
(d)	The cumulative impact of the amortization correction reduced total assets and total stockholder’s equity by $1,323,989 and $2,433,927 as of December 31, 2016 and 2015, respectively.

	Successor Company			Predecessor Company
	Six Months Ended June 30, 2018	Period from February 1, 2017 to June 30, 2017	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
	Unaudited	Unaudited					Unaudited	Unaudited
Cash Flow Data:
Net cash provided by (used in) operating activities	$6,930,874	$(11,067,094)	$7,416,703	$8,652,067	$22,395,778	$4,465,445	$10,599,258	$4,342,758
Net cash used in investing activities	(2,238,143)	(2,731,618)	(5,275,160)	(249,382)	(3,012,110)	(2,064,577)	(2,437,394)	(1,360,797)
Net cash (used in) provided by financing activities	(2,425,000)	3,975,429	12,926,670	(2,000,000)	(558,157)	(3,018,807)	1,904,579	(9,027,330)

	Successor Company			Predecessor Company
(in thousands)	Six Months Ended June 30,2018	Period from February 1, 2017 to June 30, 2017	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
	Unaudited	Unaudited					Unaudited	Unaudited
Non-GAAP Data:
Adjusted EBITDA	$22,169	$13,610	$31,072	$2,309	$27,101	$18,761	$12,549	$9,101

The following table presents the reconciliation of Adjusted EBITDA to Net Income (Loss), the closest GAAP measure.

	Successor Company			Predecessor Company
(in thousands)	Six Months Ended June 30, 2018	Period from February 1, 2017 to June 30, 2017	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
	Unaudited	Unaudited					Unaudited	Unaudited
Net income (loss)	$1,305	$(6,488)	$(10,173)	$(3,318)	$9,400	$5,758	$26,062	$1,732
Adjusted for:
Interest expense	6,676	3,495	11,448	614	9,540	4,234	1,789	2,122
Provision for income tax expense (benefit)	616	1,244	534	(2,203)	4,084	4,192	(20,152)	101
Depreciation and amortization	7,607	7,504	16,645	382	2,530	2,453	4,257	4,227
EBITDA	16,204	5,755	18,454	(4,525)	25,554	16,637	11,956	8,182
Transaction costs(a)	4,014	6,213	8,706	3,917	901	1,609	-	-
Incentive units plan(b)	713	1,247	1,846	-	-	-	-	-
Change in control adjustment for stock options(c)	-	-	-	2,813	-	-	-	-
Management fee(d)	390	325	715	-	-	-	-	-
One-time adjustment - bank fees(e)	-	-	642	-	-	-	-	-
One-time incentive bonus(f)	-	-	514	-	-	-	-	-
Transition expenses(g)	348	-	-	-	-	-	-	-
TCPA settlement(h)	192	-	-	-	-	-	-	-
Other charges and expenses(i)	308	70	195	104	646	515	593	919
Adjusted EBITDA	$22,169	$13,610	$31,072	$2,309	$27,101	$18,761	$12,549	$9,101

(a)
Represents direct costs related to mergers and acquisitions which are expensed as incurred and included as “transaction costs” in our condensed consolidated statements of operations and comprehensive income (loss). The six months ended June 30, 2018 and 2017 Successor Period includes $4.0 million and $2.5 million, respectively, related to the Merger. Costs related to the Stella Point acquisition amounts to $6.2 million for the 2017 Q2 Successor Period, $6.2 million for the 2017 Successor Period, $3.9 million for the 2017 Predecessor Period, $0.9 million and $1.6 million for the Predecessor years ended December 31, 2016 and 2015, respectively. These costs consist primarily of legal, consulting, accounting, advisory fees and certain incentive bonuses directly related to the above transactions.

(b)
In connection with the Stella Point acquisition, Class B, C and D incentive units were granted to our employees by Interwire LLC. The Successor Periods include expense regarding Class B incentive units. In connection with the Merger, Interwire LLC distributed the Merger consideration to its members and the holders of the Incentive Units received distributions in accordance with their ownership interest. As a result, employees no longer hold profits interests following the Merger.

(c)	Represents $2.8 million related to stock options issued by the Predecessor company which vested upon the Stella Point acquisition.
(d)
Represents payments under our management agreement with Stella Point pursuant to which we paid a monthly fee for certain advisory and consulting services. In connection with the Merger, this agreement was terminated.

(e)
Holdings incurred a one-time expense in the 2017 Successor Period to true up the accrual for bank charges. The amount of $0.6 million relates to prior year bank charges, which were not considered material to any individual year.

(f)	Represents certain one-time cash bonuses paid to certain members of management in 2017 that were not part of Holdings’ annual bonus plan.
(g)	Represents recruiting fees and severance costs related to managerial changes in connection with becoming a publicly-traded company.
(h)
Represents payments related to the settlement of a lawsuit related to the federal Telephone Consumer Protection Act of 1991 (the “TCPA”), which includes a $0.1 million settlement payment and $0.1 million in related legal expenses.

(i)
Includes loss on disposal of fixed assets and foreign currency (gains) or losses. The six months ended June 30, 2018 also includes a one-time adjustment related to the Company’s loyalty programs of $0.2 million, while the Predecessor periods also include amortization of restricted stock awards.

Refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermex” for a further discussion regarding Adjusted EBITDA.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF FINTECH

The following table sets forth selected historical consolidated FinTech financial information. FinTech’s balance sheet data as of December 31, 2017, 2016 and 2015 and statement of operations data for the years ended December 31, 2017 and 2016 and for the period from May 28, 2015 (inception) to December 31, 2015 are derived from FinTech’s audited consolidated financial statements included elsewhere in this prospectus. FinTech’s balance sheet data as of December 31, 2015 is derived from FinTech’s audited consolidated balance sheet not included elsewhere in this prospectus. FinTech’s balance sheet data as of June 30, 2018 and statement of operations and cash flow data for the six months ended June 30, 2018 and 2017 are derived from the unaudited condensed consolidated financial statements incorporated by reference in this prospectus.

The following information is only a summary and should be read in conjunction with FinTech’s condensed consolidated financial statements and related notes contained elsewhere and incorporated by reference in this prospectus.  The historical results included below and elsewhere in this prospectus are not indicative of our future performance.

	Six Months Ended June 30,		Year Ended December 31,		Period from May 28, 2015 (inception) through December 31,
	2018	2017	2017	2016	2015
(dollars in thousands, except per share data)	Unaudited	Unaudited
Statement of Operations Data:
Formation and operating costs	$1,027,825	$332,819	$1,131,812	$1,621	$2,187
Interest income	1,193,551	402,131	1,383,186	‑	‑
Provision for income taxes	(245,412)	(109,457)	(436,721)	‑	‑
Net loss	(79,686)	(40,145)	(185,347)	(1,621)	(2,187)
Net loss per share
Basic and Diluted	(0.01)	(0.01)	(0.02)	(0.00)	(0.00)

	As of June 30,		As of December 31,
	2018	2017	2017	2016	2015
(dollars in thousands)	Unaudited	Unaudited
Balance Sheet Data:
Cash	$51,659	$163,746	$362,581	$82,614	$ ‑
Cash and securities held in Trust Account	176,418,186	175,402,131	175,883,186	‑	‑
Total assets	176,580,539	175,622,116	176,259,327	‑	‑
Common stock subject to redemption	161,047,380	161,272,260	161,127,060	‑	‑
Total stockholders’ equity (deficit)	5,000,002	5,000,010	5,000,008	21,192	(2,187)

	Six Months Ended June 30,		Year Ended December 31,		Period from May 28, 2015 (inception) through December 31,
	2018	2017	2017	2016	2015
(dollars in thousands)	Unaudited	Unaudited
Cash Flow Data:
Net cash used in operating activities	$(1,359,473)	$(366,555)	$(667,720)	$(662)	$(300)
Net cash provided by (used in) investing activities	658,551	175,000,000	(174,500,000)	‑	‑
Net cash provided by financing activities	390,000	175,447,687	175,447,687	83,236	300

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below and incorporated by reference in this prospectus, before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities you should also refer to the other information contained in this prospectus.

Risks Relating to Our Business

If we lose key agents, our business with key agents is reduced or we are unable to maintain our agent network under terms consistent with those currently in place, our business, financial condition and results of operations could be adversely affected.

Most of our revenue is earned through our agent network. If agents decide to leave our network, our revenue and profits could be adversely affected. Agent loss may occur for a number of reasons, including competition from other money remittance providers, an agent’s dissatisfaction with its relationship with us or the revenue earned from the relationship, or an agent’s unwillingness or inability to comply with our standards or legal requirements, including those related to compliance with anti-money laundering regulations, anti-fraud measures or agent monitoring. Agents may also generate fewer transactions or reduce locations for reasons unrelated to our relationship with them, including increased competition in their business, general economic conditions, regulatory costs or other reasons. In addition, we may not be able to maintain our agent network under terms consistent with those already in place. Larger agents may demand additional financial concessions, which could increase competitive pressure. The inability to maintain our agent contracts on terms consistent with those already in place could adversely affect our business, financial condition and results of operations.

We face intense competition, and if we are unable to continue to compete effectively, our business, financial condition and results of operations could be adversely affected.

The markets in which we operate are highly competitive, and we face a variety of competitors across our businesses, some of which have larger and more established customer bases and substantially greater financial, marketing and other resources than we have. We compete in a concentrated industry, with a small number of large competitors such as Western Union, MoneyGram and EuroNet and a large number of small, niche competitors, including banks, card associations, web-based services, payment processors, informal remittance systems, consumer money remittance companies and others. Our services are differentiated by features and functionalities, including trust, convenience, service, efficiency of outlets, value, technology and brand recognition. Distribution channels such as online, account based and mobile solutions continue to evolve and impact the competitive environment for money remittances.

Our future growth depends on our ability to compete effectively. For example, if our services do not offer competitive features and functionalities, we may lose customers to our competitors, which could adversely affect our business, financial condition and results of operations. In addition, if we fail to price our services appropriately relative to our competitors, consumers may not use our services, which could adversely affect our business and financial results. For example, transaction volume where we face intense competition could be adversely affected by increasing pricing pressures between our money remittance services and those of some of our competitors, which could reduce margins and adversely affect our financial results. We have historically implemented and will likely continue to implement price adjustments from time to time in response to competition and other factors. If we reduce prices in order to more effectively compete, such reductions could adversely affect our financial results in the short term and may also adversely affect our financial results in the long term if transaction volumes do not increase sufficiently.

If customer confidence in our business or in consumer money remittance providers generally deteriorates, our business, financial condition and results of operations could be adversely affected.

Our business is built on customer confidence in our brand and our ability to provide convenient, reliable and value added money remittance services. Erosion in customer confidence in our business, or in consumer money remittance service providers as a means to transfer money, could adversely impact transaction volumes which would in turn adversely impact our business, financial condition and results of operations.

A number of factors could adversely affect customer confidence in our business, or in consumer money remittance providers generally, many of which are beyond our control, and could have an adverse impact on our results of operations. These factors include:

•	the quality of our services and our customer experience, and our ability to meet evolving customer needs and preferences;

•	failure of our agents to deliver services in accordance with our requirements;

•	reputational concerns resulting from actual or perceived events, including those related to fraud or consumer protection or other matters;

•
changes or proposed changes in laws or regulations, or regulator or judicial interpretation thereof, that have the effect of making it more difficult or less desirable to transfer money using consumer money remittance service providers, including additional customer due diligence, identification, reporting, and recordkeeping requirements;

•
actions by federal, state or foreign regulators that interfere with our ability to remit customers’ money reliably; for example, attempts to seize money remittance funds, imposition of tariffs or limits on our ability to, or that prohibit us from, remitting money in the corridors in which we operate;

•	federal, state or foreign legal requirements, including those that require us to provide customer or transaction data, and other requirements or to a greater extent than is currently required;

•
any interruption or downtime in our systems, including those caused by fire, natural disaster, power loss, telecommunications failure, terrorism, vendor failure, unauthorized entry and computer viruses or disruptions in our workforce; and

•	any attack or breach of our computer systems or other data storage facilities resulting in a compromise of personal data.

A significant portion of our customers are migrants. Consumer advocacy groups or governmental agencies could consider migrants to be disadvantaged and entitled to protection, enhanced consumer disclosure, or other different treatment. If consumer advocacy groups are able to generate widespread support for actions that are detrimental to our business, then our business, financial condition and results of operations could be adversely affected.

Weakness in economic conditions, in both the U.S. and international markets, could adversely affect our business, financial condition and results of operations.

Our money remittance business relies in part on the overall strength of economic conditions as well as international migration patterns. Consumer money remittance transactions and international migration patterns are affected by, among other things, employment opportunities and overall economic conditions. Additionally, consumers tend to be employed in industries such as construction, information, manufacturing, agriculture and certain service industries that tend to be cyclical and more significantly impacted by weak economic conditions than other industries. This may result in reduced job opportunities for our customers in the United States or other countries that are important to our business, which could adversely affect our business, financial condition and results of operations. In addition, increases in employment opportunities may lag other elements of any economic recovery.

Our agents may have reduced sales or business as a result of weak economic conditions. As a result, our agents could reduce their number of locations or hours of operation, or cease doing business altogether.

If general market conditions in the United States or international economies important to our business were to deteriorate, our business, financial condition and results of operations could be adversely impacted. Additionally, if our consumer transactions decline or international migration patterns shift due to deteriorating economic conditions, we may be unable to timely and effectively reduce our operating costs or take other actions in response, which could adversely affect our business, financial condition and results of operations.

A significant change or disruption in international migration patterns could adversely affect our business, financial condition and results of operations.

Our business relies in part on international migration patterns, as individuals move from their native countries to countries with greater economic opportunities or a more stable political environment. A significant portion of money remittance transactions are initiated by immigrants or refugees sending money back to their native countries. Changes in immigration laws that discourage international migration and political or other events (such as war, terrorism or health emergencies) that make it more difficult for individuals to migrate or work abroad could adversely affect our money remittance volume or growth rate. Sustained weakness in global economic conditions could reduce economic opportunities for migrant workers and result in reduced or disrupted international migration patterns. Reduced or disrupted international migration patterns in the United States or Latin America are likely to reduce money remittance transaction volumes and therefore have an adverse effect on our business, financial condition and results of operations. Furthermore, significant changes in international migration patterns could adversely affect our business, financial condition and results of operations.

Significant developments stemming from the U.S. administration could have an adverse effect on our business.

Our business relies on the free flow of funds along our remittance corridors, including between the United States and Mexico and Guatemala. The U.S. administration has called for substantial changes to trade agreements, such as the North American Free Trade Agreement (“NAFTA”), and is imposing significant increases on tariffs on goods imported into the United States, particularly from China and Mexico. Changes in U.S. political, regulatory and economic conditions or laws and policies governing foreign trade and development and investment in the territories and countries where we operate and our customers live could adversely affect our business, financial condition and results of operations.

If we fail to successfully develop and timely introduce new and enhanced services or if we make substantial investments in an unsuccessful new service or infrastructure change, our business, financial condition and results of operations could be adversely affected.

Our future growth will depend, in part, on our ability to continue to develop and successfully introduce new and enhanced methods of providing money remittance that keep pace with competitive introductions, technological changes and the demands and preferences of our agents, consumers and the financial institutions with which we conduct our business. Distribution channels such as online, account based and mobile solutions continue to evolve and impact the competitive environment for money remittance. If alternative payment mechanisms become widely substituted for our current services, and we do not develop and offer similar alternative payment mechanisms successfully and on a timely basis, our business, financial condition and results of operations could be adversely affected. We may make future acquisitions and investments or enter into strategic alliances to develop new technologies and services or to implement infrastructure changes to further our strategic objectives, strengthen our existing businesses and remain competitive. Such acquisitions, investments and strategic alliances, however, are inherently risky, and we cannot guarantee that such investments or strategic alliances will be successful. If such acquisitions, investments and strategic alliances are not successful, they could have a material adverse effect on our business, financial condition and results of operations.

An inability by us or our agents to maintain adequate banking relationships may adversely affect our business, financial condition and results of operations.

We buy and sell a number of global currencies and maintain a network of settlement accounts to facilitate the timely funding of money remittances and foreign exchange trades. Our relationships with clearing, check processing, trading and exchange rate and cash management banks are critical to an efficient and reliable remittance network. An inability on our part to maintain existing or establish new banking relationships sufficient to enable us to conduct our business could adversely affect our business, financial condition and results of operations. There can be no assurance that we will be able to establish and maintain adequate banking relationships.

If we cannot maintain sufficient relationships with large U.S. and international banks that provide these services, we would be required to implement alternative cash management procedures, which may result in increased costs. Relying on local banks in each country could alter the complexity of our treasury operations, degrade the level of automation, visibility and service we currently receive from banks and affect patterns of settlement with our agents. This could result in an increase in operating costs and an increase in the amount of time it takes to concentrate agent remittances and to deliver agent payables, potentially adversely impacting our cash flow, working capital needs and exposure to local currency value fluctuations.

A significant percentage of our banking relationships are concentrated in a few banks and if we lose one such relationship, our business, financial condition and results of operations could be adversely affected.

A substantial portion of the transactions that we conduct with and through banks are concentrated in a few banks, notably Wells Fargo, Bank of America and US Bank. Because of the current concentration of our major banking relationships, if we lose such a banking relationship, which could be the result of many factors including, but not limited to, changes in regulation, our business, financial condition and results of operations could be adversely affected.

A significant portion of our paying agents are concentrated in a few large banks and financial institutions or large retail chains and if we lose such a paying agent, our business, financial condition and results of operations could be adversely affected.

A substantial portion of our paying agents are concentrated in a few large banks and financial institutions and large retail chains. Because of the current concentration of our paying agents in a few institutions, if we lose such an institution as a paying agent, which could be the result of many factors including, but not limited to, changes in regulation, our business, financial condition and results of operations could be adversely affected.

Major bank failure or sustained financial market illiquidity, or illiquidity at our clearing, cash management and custodial financial institutions, could adversely affect our business, financial condition and results of operations.

We face certain risks in the event of a sustained deterioration of domestic or international financial market liquidity, as well as in the event of sustained deterioration in the liquidity, or failure, of our clearing, cash management and custodial financial institutions. In particular:

•
We may be unable to access funds in our deposit accounts and clearing accounts on a timely basis to pay money remittances and make related settlements to agents. Any resulting need to access other sources of liquidity or short-term borrowing would increase our costs. Any delay or inability to pay money remittances or make related settlements with our agents could adversely impact our business, financial condition and results of operations.

•
In the event of a major bank failure, we could face major risks to the recovery of our bank deposits used for the purpose of settling with our agents. A substantial portion of our cash and cash equivalents are either held at banks that are not subject to insurance protection against loss or exceed the deposit insurance limit.

•
We may be unable to borrow from financial institutions or institutional investors on favorable terms, or at all, which could adversely impact our ability to pursue our growth strategy and fund key strategic initiatives.

If financial liquidity deteriorates, there can be no assurance we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

Changes in banking industry regulation and practice could make it more difficult for us and our agents to maintain depository accounts with banks, which would harm our business.

The banking industry, in light of increased regulatory oversight, is continually examining its business relationships with companies that offer money remittance services and with retail agents that collect and remit cash collected from end consumers. Certain major national and international banks have withdrawn from providing service to money remittance services businesses. Should our existing relationship banks decide to not offer depository services to companies engaged in processing money remittance transactions, or to retail agents that collect and remit cash from end customers, our ability to complete money remittances, and to administer and collect fees from money remittance transactions, could be adversely impacted.

We and our agents are considered Money Service Businesses in the United States under the Bank Secrecy Act.

U.S. regulators are increasingly taking the position that Money Service Businesses, as a class, are high risk businesses. In addition, the creation of anti-money laundering laws has created concern and awareness among banks of the negative implications of aiding and abetting money laundering activity. As a result, banks may choose not to provide banking services to Money Services Businesses in certain regions due to the risk of additional regulatory scrutiny and the cost of building and maintaining additional compliance functions. In addition, certain foreign banks have been forced to terminate relationships with Money Services Businesses by U.S. correspondent banks. As a result, we have been denied access to retail banking services in certain markets by banks that have sought to reduce their exposure to Money Services Businesses and not as a result of any concern related to our compliance programs. If we or our agents are unable to obtain sufficient banking relationships, we or they may not be able to offer our services in a particular region, which could adversely affect our business, financial condition and results of operations.

We face credit risks from our agents and financial institutions with which we do business.

The majority of our business is conducted through independent agents that provide our services to consumers at their business locations. Our agents receive the proceeds from the sale of our money remittances, and we must then collect these funds from the agents. If an agent becomes insolvent, files for bankruptcy, commits fraud or otherwise fails to remit money remittance proceeds to us, we must nonetheless complete the money remittance on behalf of the consumer.

Moreover, we have made, and may make in the future, secured or unsecured loans to agents under limited circumstances or allow agents to retain our funds for a period of time before remitting them to us. As of June 30, 2018, we had credit exposure to a total of 65 agents of $1.1 million in the aggregate.

We monitor the creditworthiness of our agents and the financial institutions with which we do business on an ongoing basis. There can be no assurance that the models and approaches we use to assess and monitor the creditworthiness of our agents and these financial institutions will be sufficiently predictive, and we may be unable to detect and take steps to timely mitigate an increased credit risk.

In the event of an agent bankruptcy, we would generally be in the position of creditor, possibly with limited security or financial guarantees of performance, and we would therefore be at risk of a reduced recovery. We are not insured against credit losses, except in circumstances of agent theft or fraud. Significant credit losses could have a material adverse effect on our business, financial condition and results of operations.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

Prior to the Merger, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. We have identified two “material weaknesses” in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, or PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified were (1) a weakness in management review of deferred taxes, which resulted in an overstatement of the valuation allowance on deferred taxes, and (2) a weakness in management review of acquisition accounting, which resulted in an error in the method of amortization applied to acquired intangible assets.

We are in the process of evaluating our internal controls systems to allow management to report on our internal controls. Upon completion of the process of evaluating our internal controls, we may identify significant deficiencies and material weaknesses. As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting.

Consumer fraud could adversely affect our business, financial condition and results of operations.

Criminals are using increasingly sophisticated methods to engage in illegal activities such as identity theft, fraud and paper instrument counterfeiting. As we make more of our services available online and via Internet-enabled mobile devices, we subject ourselves to new types of consumer fraud risk because requirements relating to consumer authentication are more complex with internet services and such other technologies. Additionally, it is possible that our agents could engage in fraud against consumers. We use a variety of tools to protect against fraud; however, these tools may not always be successful. Allegations of fraud may result in fines, settlements, litigation expenses and reputational damage.

The industry is under increasing scrutiny from federal, state and local regulators in connection with the potential for consumer fraud. If consumer fraud levels involving our services were to rise, it could lead to regulatory intervention and reputational and financial damage, as well as the risk of government enforcement actions and investigations, reduced use and acceptance of our services or increased compliance costs, causing a material adverse impact on our business, financial condition and results of operations.

Retaining our chief executive officer and other key executives and finding and retaining qualified personnel is important to our continued success, and any inability to attract and retain such personnel could harm our operations.

The development and implementation of our strategy has depended in large part on our chief executive officer and director, Robert Lisy. The retention of Mr. Lisy is important to our continued success. Our success depends to a large extent upon our ability to attract and retain key employees. Qualified individuals with experience in our industry are in high demand. Our chief information officer (CIO) has designed and implemented key portions of our proprietary software and is crucial to the success of our business. In addition, legal or enforcement actions against compliance and other personnel in the money remittance industry may affect our ability to attract and retain key employees and directors. The lack of management continuity or the loss of one or more members of our executive management team could harm our business and future development. A failure to attract and retain key personnel including operating, marketing, financial and technical personnel, could also have a material adverse impact on our business, financial condition and results of operations.

A breach of security in the systems on which we rely could adversely affect our business, financial condition and results of operations.

We rely on a variety of technologies to provide security for our systems. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments, including improper acts by third parties, may result in a compromise or breach of the security measures we use to protect our systems. We obtain, transmit and store confidential consumer, employer and agent information in connection with some of our services. These activities are subject to laws and regulations in the United States and other jurisdictions. The requirements imposed by these laws and regulations, which often differ materially among the many jurisdictions, are designed to protect the privacy of personal information and to prevent that information from being inappropriately disclosed. Any security breaches in our computer networks, databases or facilities could lead to the inappropriate use or disclosure of personal information, which could harm our business and reputation, adversely affect consumers’ confidence in our or our agents’ business, result in inquiries and fines or penalties from regulatory or governmental authorities, cause a loss of consumers, subject us to lawsuits and subject us to potential financial losses. In addition, we may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches. In 2012, we became aware of an internal fraud incident in which now former Intermex employees exploited a software vulnerability to transmit fraudulent wires totaling approximately $90,000. After an internal investigation shortly after the incident, the employees responsible for the fraudulent wires were removed from Intermex and a security consultant was retained to eliminate the vulnerability and implement mitigating controls. Our agents and third-party independent contractors may also experience security breaches involving the storage and transmission of our data as well as the ability to initiate unauthorized transactions. If users gain improper access to our, our agents’ or our third-party independent contractors’ computer networks or databases, they may be able to steal, publish, delete or modify confidential customer information or generate unauthorized money remittances. Such a breach could expose us to monetary liability, losses and legal proceedings, lead to reputational harm, cause a disruption in our operations, or make our consumers and agents less confident in our services, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is particularly dependent on the efficient and uninterrupted operation of our information technology, computer network systems and data centers. Disruptions to these systems and data centers could adversely affect our business, financial condition and results of operations.

Our ability to provide reliable services largely depends on the efficient and uninterrupted operation of our computer network systems and data centers. Our business involves the movement of large sums of money and the management of data necessary to do so. The success of our business particularly depends upon the efficient and error-free handling of transactions and data. We rely on the ability of our employees and our internal systems and processes to process these transactions in an efficient, uninterrupted and error-free manner.

In the event of a breakdown, catastrophic event (such as fire, natural disaster, power loss, telecommunications failure or physical break-in), security breach, computer virus, improper operation, improper action by our employees, agents, consumers, financial institutions or third-party vendors or any other event impacting our systems or processes or our agents’ or vendors’ systems or processes, we could suffer financial loss, loss of consumers, regulatory sanctions, lawsuits and damage to our reputation or consumers’ confidence in our business. The measures we have enacted, such as the implementation of disaster recovery plans and redundant computer systems, may not be successful. We may also experience problems other than system failures, including software defects, development delays and installation difficulties, which would harm our business and reputation and expose us to potential liability and increased operating expenses. In addition, any work stoppages or other labor actions by employees who support our systems or perform any of our major functions could adversely affect our business.

In addition, our ability to continue to provide our services to a growing number of agents and consumers, as well as to enhance our existing services and offer new services, is dependent on our information technology systems. If we are unable to effectively manage the technology associated with our business, we could experience increased costs, reductions in system availability and loss of agents or consumers. Any failure of our systems in scalability, reliability and functionality could adversely impact our business, financial condition and results of operations.

We and our agents are subject to numerous U.S. and international laws and regulations. Failure to comply with these laws and regulations could result in material settlements, fines or penalties, and changes in these laws or regulations could result in increased operating costs or reduced demand for our services, all of which may adversely affect our business, financial condition and results of operations.

We operate in a highly regulated environment, and our business is subject to a wide range of laws and regulations that vary from jurisdiction to jurisdiction. We are also subject to oversight by various governmental agencies, both in the United States and abroad. Lawmakers and regulators in the United States in particular have increased their focus on the regulation of the financial services industry. New or modified regulations and increased oversight may have unforeseen or unintended adverse effects on the financial services industry, which could affect our business, financial condition and results of operations.

The money transfer business is subject to a variety of regulations aimed at preventing money laundering and terrorism. We are subject to U.S. federal anti-money laundering laws, including the Bank Secrecy Act and the requirements of the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), which prohibit us from transmitting money to specified countries or to or from prohibited individuals. Additionally, we are subject to anti-money laundering laws in the other countries in which we operate. We are also subject to financial services regulations, money transfer licensing regulations, consumer protection laws, currency control regulations, escheat laws, privacy and data protection laws and anti-bribery laws. Many of these laws are constantly evolving, unclear and inconsistent across various jurisdictions, making compliance challenging. Subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage.

We are considered a Money Services Business in the United States under the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001. As such, we are subject to reporting, recordkeeping and anti-money laundering provisions in the United States as well as many other jurisdictions. In the past few years there have been significant regulatory reviews and actions taken by U.S. and other regulators and law enforcement agencies against banks, Money Services Businesses and other financial institutions related to money laundering, and the trend appears to be greater scrutiny by regulators of potential money laundering activity through financial institutions. We are also subject to regulatory oversight and enforcement by The U.S. Department of the Treasury Financial Crimes Enforcement Network (“FinCEN”). Any determination that we have violated the anti-money-laundering laws could have an adverse effect on our business, financial condition and results of operations.

The Dodd-Frank Act increases the regulation and oversight of the financial services industry. The Dodd-Frank Act addresses, among other things, systemic risk, capital adequacy, deposit insurance assessments, consumer financial protection, interchange fees, derivatives, lending limits, thrift charters and changes among the bank regulatory agencies. The Dodd-Frank Act requires enforcement by various governmental agencies, including the Bureau of Consumer Financial Protection (the “CFPB”). Money transmitters such as us are subject to direct supervision by the CFPB and are required to provide additional consumer information and disclosures, adopt error resolution standards and adjust refund procedures for international transactions originating in the United States in a manner consistent with the Remittance Transfer Rule (a rule issued by the CFPB pursuant to the Dodd-Frank Act). In addition, the CFPB may adopt other regulations governing consumer financial services, including regulations defining unfair, deceptive, or abusive acts or practices, and new model disclosures. We could be subject to fines or other penalties if we are found to have violated the Dodd-Frank Act’s prohibition against unfair, deceptive or abusive acts or practices. The CFPB’s authority to change regulations adopted in the past by other regulators could increase our compliance costs and litigation exposure. Our litigation exposure may also be increased by the CFPB’s authority to limit or ban pre-dispute arbitration clauses. We may also be liable for failure of our agents to comply with the Dodd-Frank Act. The legislation and implementation of regulations associated with the Dodd-Frank Act have increased our costs of compliance and required changes in the way we and our agents conduct business. In addition, we are subject to periodic examination by the CFPB. These examinations may require us to change the way we conduct business or increase the costs of compliance.

The United States and other countries periodically consider initiatives designed to lower costs of international remittances which, if implemented, may adversely impact our business, financial condition and results of operations.

In addition, we are subject to escheatment laws in the United States and certain foreign jurisdictions in which we conduct business. The concept of escheatment involves the reporting and delivery of property to states that is abandoned when its rightful owner cannot be readily located and/or identified. We are subject to the laws of various states in the United States which from time to time take inconsistent or conflicting positions regarding the requirements to escheat property to a particular state, making compliance challenging. In some instances, we escheat items to states pursuant to statutory requirements and then subsequently pay those items to consumers. For such amounts, we must file claims for reimbursement from the states.

Any violation by us of the laws and regulations set forth above could lead to significant settlements, fines or penalties and could limit our ability to conduct business in some jurisdictions. Our systems, employees and processes may not be sufficient to detect and prevent violations of the laws and regulations set forth above by our agents, which could also lead to us being subject to significant settlements, fines or penalties. In addition to these fines and penalties, a failure by us or our agents to comply with applicable laws and regulations also could seriously damage our reputation, result in diminished revenue and profit and increase our operating costs and could result in, among other things, revocation of required licenses or registrations, loss of approved status, termination of contracts with banks or retail representatives, administrative enforcement actions and fines, class action lawsuits, cease and desist orders and civil and criminal liability. The occurrence of one or more of these events could have a material adverse effect on our business, financial condition and results of operations.

In certain cases, regulations may provide administrative discretion regarding enforcement. As a result, regulations may be applied inconsistently across the industry, which could result in additional costs for us that may not be required to be incurred by our competitors. If we were required to maintain a price higher than most of our competitors to reflect our regulatory costs, this could harm our ability to compete effectively, which could adversely affect our business, financial condition and results of operations. In addition, changes in laws, regulations or other industry practices and standards, or interpretations of legal or regulatory requirements, may reduce the market for or value of our services or render our services less profitable or obsolete. Changes in the laws affecting the kinds of entities that are permitted to act as money remittance agents (such as changes in requirements for capitalization or ownership) could adversely affect our ability to distribute our services and the cost of providing such services. Many of our agents are in the check cashing industry. Any regulatory action that negatively impacts check cashers could also cause this portion of our agent base to decline. If onerous regulatory requirements were imposed on our agents, the requirements could lead to a loss of agents, which, in turn, could adversely affect our business, financial condition or results of operations.

Litigation or investigations involving us or our agents could result in material settlements, fines or penalties and may adversely affect our business, financial condition and results of operations.

We have been, and in the future may be, subject to allegations and complaints that individuals or entities have used our money remittance services for fraud-induced money transfers, as well as certain money laundering activities, which may result in fines, penalties, judgments, settlements and litigation expenses. We also are the subject from time to time of litigation related to our business. A putative class action complaint has been filed against us alleging violations of the federal TCPA. On March 22, 2018, we entered into a settlement agreement with respect to this matter. See “Description of Business — Legal Proceedings.”

Regulatory and judicial proceedings and potential adverse developments in connection with ongoing litigation may adversely affect our business, financial condition and results of operations. There may also be adverse publicity associated with lawsuits and investigations that could decrease agent and consumer acceptance of our services. Additionally, our business has been in the past, and may be in the future, the subject of class action lawsuits, regulatory actions and investigations and other general litigation. The outcome of class action lawsuits, regulatory actions and investigations and other litigation is difficult to assess or quantify but may include substantial fines and expenses, as well as the revocation of required licenses or registrations or the loss of approved status, which could have a material adverse effect on our business, financial position and results of operations or consumers’ confidence in our business. Plaintiffs or regulatory agencies in these lawsuits, actions or investigations may seek recovery of very large or indeterminate amounts, and the magnitude of these actions may remain unknown for substantial periods of time. The cost to defend or settle future lawsuits or investigations may be significant. In addition, improper activities, lawsuits or investigations involving our agents may adversely impact our business operations or reputation even if we are not directly involved.

Current and proposed data privacy and cybersecurity laws and regulations could adversely affect our business, financial condition and results of operations.

We are subject to requirements relating to data privacy and cybersecurity under U.S. federal, state and foreign laws. For example, the U.S. FTC routinely investigates the privacy practices of companies and has commenced enforcement actions against many, resulting in multi-million dollar settlements and multi-year agreements governing the settling companies’ privacy practices. If we are unable to meet such requirements, we may be subject to significant fines or penalties. Furthermore, certain industry groups require us to adhere to privacy requirements in addition to federal, state and foreign laws, and certain of our business relationships depend upon our compliance with these requirements. As the number of countries enacting privacy and related laws increases and the scope of these laws and enforcement efforts expands, we will increasingly become subject to new and varying requirements. Failure to comply with existing or future data privacy and cybersecurity laws, regulations and requirements, including by reason of inadvertent disclosure of personal information, could result in significant adverse consequences, including reputational harm, civil litigation, regulatory enforcement, costs of remediation, increased expenses for security systems and personnel, harm to our consumers and harm to our agents. These consequences could materially adversely affect our business, financial condition and results of operations. In addition, in connection with regulatory requirements to assist in the prevention of money laundering and terrorist financing and pursuant to legal obligations and authorizations, we make information available to certain U.S. federal and state, as well as certain foreign, government agencies. In recent years, we have experienced increasing data sharing requests by these agencies, particularly in connection with efforts to prevent terrorist financing or reduce the risk of identity theft. During the same period, there has also been increased public attention to the corporate use and disclosure of personal information, accompanied by legislation and regulations intended to strengthen data protection, information security and consumer privacy. These regulatory goals may conflict, and the law in these areas is not consistent or settled. While we believe that we are compliant with our regulatory responsibilities, the legal, political and business environments in these areas are rapidly changing, and subsequent legislation, regulation, litigation, court rulings or other events could expose us to increased program costs, liability and reputational damage that could have a material adverse effect on our business, financial condition and results of operations.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act or other similar anti-corruption laws.

Our operations in Latin America are subject to anti-corruption laws and regulations, including restrictions imposed by the U.S. Foreign Corrupt Practices Act (the “FCPA”). The FCPA and similar anti-corruption laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials or employees of commercial enterprises for the purpose of obtaining or retaining business. We operate in parts of the world that have experienced corruption and, in certain circumstances, strict compliance with anti-corruption laws may conflict with local customs and practices. Because of the scope and nature of our operations, we experience a higher risk associated with the FCPA and similar anti-bribery laws than many other companies.

Our employees and agents interact with government officials on our behalf, including as necessary to obtain licenses and other regulatory approvals necessary to operate our business, employ expatriates and resolve tax disputes. We also have a number of contracts with third-party paying agents that are owned or controlled by foreign governments. These interactions and contracts create a risk of unauthorized payments or offers of payments by one of our employees or agents that could be in violation of the FCPA or other similar laws. Under the FCPA and other similar laws, we may be held liable for unauthorized actions taken by our employees or agents.

In recent years, there have been significant regulatory reviews and actions taken by the United States and other regulators related to anti-bribery laws, and the trend appears to be greater scrutiny on payments to, and relationships with, foreign entities and individuals.

Although we have implemented policies and procedures reasonably designed to ensure compliance with local laws and regulations as well as U.S. laws and regulations, including the FCPA, there can be no assurance that all of our employees and agents will abide by our policies. If we are found to be liable for violations of the FCPA or similar anti-corruption laws in other jurisdictions, either due to our own or others’ acts or inadvertence, we could suffer from substantial civil and criminal penalties, including fines, incarceration, prohibitions or limitations on the conduct of our business, the loss of our financing facilities and significant reputational damage, any of which could have a material and adverse effect on our results of business, financial condition or results of operations.

Government or regulatory investigations into potential violations of the FCPA or other similar laws by U.S. agencies could also have a material adverse effect on our results of business, financial condition and results of operations. Furthermore, detecting, investigating and resolving actual or alleged violations of the FCPA and other similar laws is expensive and can consume significant time and attention of our senior management.

We conduct money remittance transactions through agents in regions that are politically volatile or, in a limited number of cases, may be subject to certain OFAC restrictions.

We conduct money remittance transactions through agents in regions that are politically volatile or, in a limited number of cases, may be subject to certain OFAC restrictions. It is possible that our money remittance services or other services could be used in contravention of applicable law or regulations. Such circumstances could result in increased compliance costs, regulatory inquiries, suspension or revocation of required licenses or registrations, seizure or forfeiture of assets and the imposition of civil and criminal fees and penalties. In addition to monetary fines or penalties that we could incur, we could be subject to reputational harm that could have a material adverse effect on our business, financial condition and results of operations.

Changes in tax laws and unfavorable outcomes of tax positions we take could adversely affect our tax expense, liquidity, business and financial condition.

On December 22, 2017, the Tax Cuts and Jobs Act (H.R. 1) (the “Act”) was enacted. The Act contains significant changes to corporate taxation, including reduction of the corporate income tax rate from 35% to 21%, elimination of the corporate alternative minimum tax, limitation of the tax deduction for interest expense to 30% of U.S. “adjusted taxable income” (which will be roughly equivalent to EBITDA through December 31, 2022 and to EBIT thereafter), limitation of the deduction for future net operating losses, and elimination of future net operating loss carrybacks, elimination of U.S. tax on foreign earnings (subject to certain important exceptions), immediate deductions for certain new investments instead of deductions for depreciation expense over time and modification or elimination of many business deductions and credits. Notwithstanding the reduction in the corporate income tax rate, the overall impact of the Act is uncertain, and our business and financial condition could be adversely affected. Due to the complexity involved in applying the provisions of the Act, we have made a reasonable effort to estimate the effects as of June 30, 2018. The overall impact of the Act also depends on future interpretations and regulations that may be issued by the U.S. Treasury Department, and it is possible future guidance could adversely impact the company. Further, it is unclear how foreign governments and U.S. state and local jurisdictions will incorporate these federal law changes and such jurisdictions may enact tax laws in response to the Act that could result in further changes to global taxation and materially affect the company’s financial position and results of operations. At this time, the full extent of the impact of the Act on our financial statements cannot reasonably be estimated. Further, this prospectus does not discuss the Act or the manner in which it might affect holders of our common stock. No assurance is given that the Act will not have an adverse effect on the market price of our common stock. In addition to the Act, developments in the tax laws of state and local and non-U.S. governments could have an adverse effect on the tax consequences to our common stock.

We file tax returns and take positions with respect to federal, state, local and international taxation, and our tax returns and tax positions are subject to review and audit by taxing authorities. An unfavorable outcome in a tax review or audit could result in higher tax expense, including interest and penalties, which could adversely affect our results of operations and cash flows. We establish reserves for material known tax exposures; however, there can be no assurance that an actual taxation event would not exceed our reserves.

Our business and results of operations may be adversely affected by foreign political, economic and social instability risks, foreign currency restrictions and devaluation, and various local laws associated with doing business in Latin America.

We derive a substantial portion of our revenue from our money remittance transactions from the United States to Latin America corridor, particularly the corridors to Mexico and Guatemala, and we are exposed to certain political, economic and other uncertainties not encountered in U.S. operations, including increased risks of social unrest, strikes, drug cartel and gang-related violence, war, kidnapping of employees or agents, nationalization, forced negotiation or modification of contracts, difficulty resolving disputes and enforcing contract provisions, expropriation of assets, taxation policies, foreign exchange restrictions and restrictions on repatriation of income and capital, currency rate fluctuations, increased governmental ownership and regulation of the economy and markets in which we operate, and restrictive governmental regulation, bureaucratic delays, uncertain application of laws and regulations and general hazards associated with foreign sovereignty over certain areas in which operations are conducted. Latin American countries, in particular, have historically experienced uneven periods of economic growth, as well as recession, periods of high inflation and general economic and political instability. Additionally, as events in the Latin American region have demonstrated, negative economic or political developments in one country in the region can lead to or exacerbate economic or political instability elsewhere in the region. Consequently, actions or events in Latin America that are beyond our control could restrict our ability to operate there or otherwise adversely affect the profitability of those operations. Furthermore, changes in the business, regulatory or political climate in any of those countries, or significant fluctuations in currency exchange rates, could affect our ability to expand or continue our operations there, which could have a material adverse impact on our business, financial condition and results of operations. Further, our growth plans include potential expansion in the countries in which we currently operate, as well as, potentially, other countries in Latin America.

Additionally, the countries in which we operate may impose or tighten foreign currency exchange control restrictions, taxes or limitations with regard to repatriation of earnings and investments from these countries. If exchange control restrictions, taxes or limitations are imposed or tightened, our ability to receive dividends or other payments from affected jurisdictions could be reduced, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, corporate, contract, property, insolvency, competition, securities and other laws and regulations in many of the countries in which we operate have been, and continue to be, substantially revised. Therefore, the interpretation and procedural safeguards of the new legal and regulatory systems are in the process of being developed and defined, and existing laws and regulations may be applied inconsistently. Also, in some circumstances, it may not be possible to obtain the legal remedies provided for under these laws and regulations in a reasonably timely manner, if at all.

Our ability to grow in international markets and our future results could be adversely affected by a number of factors, including:

•	changes in political and economic conditions and potential instability in certain regions, including in particular the recent civil unrest, terrorism and political turmoil in Latin America;

•	restrictions on money transfers to, from and between certain countries;

•	inability to recruit and retain paying agents and customers for new corridors;

•	currency exchange controls, new currency adoptions and repatriation issues;

•	changes in regulatory requirements or in foreign policy, including the adoption of domestic or foreign laws, regulations and interpretations detrimental to our business;

•	possible increased costs and additional regulatory burdens imposed on our business;

•	the implementation of U.S. sanctions, resulting in bank closures in certain countries and the ultimate freezing of our assets;

•	burdens of complying with a wide variety of laws and regulations;

•	possible fraud or theft losses, and lack of compliance by international representatives in foreign legal jurisdictions where collection and legal enforcement may be difficult or costly;

•	inability to maintain or improve our software and technology systems;

•	reduced protection of our intellectual property rights;

•	unfavorable tax rules or trade barriers; and

•	inability to secure, train or monitor international agents.

If we are unable to adequately protect our brand and the intellectual property rights related to our existing and any new or enhanced services, or if we infringe on the rights of others, our business, prospects, financial condition and results of operations could be adversely affected.

The Intermex brand is critical to our business. We utilize trademark registrations in various countries and other tools to protect our brand. Our business would be harmed if we were unable to adequately protect our brand and the value of our brand was to decrease as a result.

We rely on a combination of patent, trademark and copyright laws and trade secret protection and confidentiality or license agreements to protect the intellectual property rights related to our services. We may be subject to third-party claims alleging that we infringe their intellectual property rights or have misappropriated other proprietary rights. We may be required to spend resources to defend such claims or to protect and police our own rights. Some of our legal rights in information or technology that we deem proprietary may not be protected by intellectual property laws, particularly in foreign jurisdictions. The loss of our intellectual property protection, the inability to secure or enforce intellectual property protection or to successfully defend against claims of intellectual property infringement or misappropriation could harm our business, prospects, financial condition and results of operation.

The processes and systems we employ may be subject to patent protection by other parties, and any claims could adversely affect our business and results of operations.

In certain countries, including the United States, patent laws permit the protection of processes and systems. We employ processes and systems in various markets that have been used in the industry by other parties for many years. We or other companies that use these processes and systems consider many of them to be in the public domain. If a person were to assert that it holds a patent covering any of the processes or systems we use, we would be required to defend ourselves against such claim. If unsuccessful, we may be required to pay damages for past infringement, which could be trebled if the infringement was found to be willful. We may also be required to seek a license to continue to use the processes or systems. Such a license may require either a single payment or an ongoing license fee. No assurance can be given that we will be able to obtain a license which is reasonable in fee and scope. If a patent owner is unwilling to grant such a license, or we decide not to obtain such a license, we may be required to modify our processes and systems to avoid future infringement.

The operation of retail locations create risks and may adversely affect our business, financial condition and results of operations.

We have company-owned retail locations for the sale of our services. We may be subject to additional laws and regulations that are triggered by our ownership of retail locations and our employment of individuals who staff our retail locations. There are also certain risks inherent in operating any retail location, including theft, personal injury and property damage and long-term lease obligations.

Risks Relating to Our Indebtedness

We have a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our business, financial condition and results of operations.

We had approximately $109.5 million of indebtedness as of June 30, 2018, consisting of amounts outstanding under our senior secured credit facility. Our indebtedness could have important consequences to our investors, including, but not limited to:

•	increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

•	requiring the dedication of a substantial portion of the our cash flow from operations to servicing debt, including interest payments and quarterly excess cash flow prepayment obligations;

•	limiting our flexibility in planning for, or reacting to, changes in its business and the competitive environment; and

•	limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

The interest rates in our credit facility are set based upon the London Interbank Offered Rate, an interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market, which is subject to fluctuation. In addition, the interest rate margin applicable to our term loans and revolving loans can vary by 50 basis points depending on our net leverage level. An increase in interest rates would adversely affect our profitability.

We are also subject to capital requirements imposed by various regulatory bodies in the jurisdictions in which we operate. We may need access to external capital to support these regulatory requirements in order to maintain our licenses and our ability to earn revenue in these jurisdictions. An interruption of our access to capital could impair our ability to conduct business if our regulatory capital falls below requirements.

Upon the occurrence of an event of default relating to our credit facility, the lenders could elect to accelerate payments due and terminate all commitments to extend further credit.

Under our senior secured credit facility, upon the occurrence of an event of default, the lenders will be able to elect to declare all amounts outstanding under the credit agreement to be immediately due and payable and terminate all commitments to lend additional funds. If we are unable to repay those amounts, the lenders under the credit agreement could proceed to foreclose against our collateral that secures that indebtedness. We have granted the lenders a security interest in substantially all of our assets, including the assets of certain subsidiaries.

Our senior secured credit facility contains restrictive covenants that may impair our ability to conduct business.

Our senior secured credit facility contains operating covenants and financial covenants that may in each case limit management’s discretion with respect to certain business matters. Among other things, these covenants restrict our and our subsidiaries’ ability to grant additional liens, consolidate or merge with other entities, purchase or sell assets, declare dividends, incur additional debt, make advances, investments and loans, transact with affiliates, issue equity interests, modify organizational documents and engage in other business. We are required to comply with a minimum fixed charge coverage ratio, a maximum total net leverage ratio and a minimum asset coverage ratio. As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. Failure to comply with such restrictive covenants may lead to default and acceleration under our senior secured credit facility and may impair our ability to conduct business. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants, which may result in foreclosure of our assets.

See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermex—Liquidity and Capital Resources” for more information.

Risks Relating to Our Corporate Structure

We are a holding company with nominal net worth and will depend on dividends and distributions from our subsidiaries to pay any dividends.

We are a holding company with nominal net worth. We do not have any assets or conduct any business operations other than our investments in our subsidiaries. Our business operations are conducted primarily out of our operating subsidiary, Intermex Wire Transfer, LLC. As a result, our ability to pay dividends, if any, will be dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries will be contingent upon their respective earnings and subject to any limitations on the ability of such entities to make payments or other distributions to us. See “—Risks Related to Our Indebtedness—Upon the occurrence of an event of default relating to our credit facility, the lenders could elect to accelerate payments due and terminate all commitments to extend further credit” for additional information regarding the limitations currently imposed by the agreement governing our senior secured credit facility. In addition, our subsidiaries are separate and distinct legal entities and have no obligation to make any funds available to us.

Provisions in our charter and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our charter contains provisions that opt out of Section 203 of the Delaware General Corporation Law (the “DGCL”). These provisions include the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

In addition, while we have opted out of Section 203 of the DGCL, our charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least two-thirds of our outstanding voting stock that is not owned by the interested stockholder.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of us. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

Our charter designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our charter provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. By becoming our stockholder, you will be deemed to have notice of and have consented to the provisions of our charter related to choice of forum. The choice of forum provision in our charter may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

We will incur significant costs and obligations as a result of being a publicly traded company.

As a privately held company, Intermex had not previously been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, we will incur significant legal, accounting and other expenses that Intermex was not required to incur in the past. These expenses will increase once we are no longer an “emerging growth company” as defined under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including Dodd Frank, the Sarbanes-Oxley Act, regulations related hereto and the rules and regulations of the SEC and Nasdaq, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase our legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” for up to five years from our IPO or until such earlier time that we have more than $1.07 billion in annual revenues, have more than $700.0 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. To the extent we choose not to use exemptions from various reporting requirements under the JOBS Act, or if we no longer can be classified as an “emerging growth company,” we expect that we will incur additional compliance costs, which will reduce our ability to operate profitably.

As an “emerging growth company,” we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

As an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are “emerging growth companies”, including not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, which we have elected to do.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active market for our common stock, our share price may be more volatile and the price at which our securities trade could be less than if we did not use these exemptions.

If we do not develop and implement all required accounting practices and policies, we may be unable to provide the financial information required of a United States publicly traded company in a timely and reliable manner.

Prior to the Merger, Intermex was a privately held company and as such had not been required to adopt all of the financial reporting and disclosure procedures and controls required of a U.S. publicly traded company. We expect that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase our operating costs and could require management to devote significant time and resources to such implementation. If we fail to develop and maintain effective internal controls and procedures and disclosure procedures and controls, we may be unable to provide financial information and required SEC reports that are timely and reliable. Any such delays or deficiencies could harm us, including by limiting our ability to obtain financing, either in the public capital markets or from private sources and damaging our reputation, which in either cause could impede our ability to implement our growth strategy. In addition, any such delays or deficiencies could result in our failure to meet the requirements for continued listing of our common stock and warrants on Nasdaq.

We may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interest in us and may depress the market price of our common stock.

We may issue additional shares of common stock or other equity securities in the future in connection with, among other things, future acquisitions and repayment of outstanding indebtedness or grants under the Omnibus Plan without stockholder approval in a number of circumstances.

Our issuance of additional common stock or other equity securities could have one or more of the following effects:

•	our existing stockholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding share of common stock may be diminished; and

•	the market price of our common stock may decline.

If our performance does not meet market expectations, the price of our securities may decline.

If our performance does not meet market expectations, the price of our common stock may decline. The market value of our common stock may vary significantly from the date of this prospectus.

In addition, fluctuations in the price of our common stock could contribute to the loss of all or part of your investment. Prior to the Merger, trading in our common stock had not been active. If an active market for our common stock develops and continues, the trading price of our common stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our common stock and our common stock may trade at prices significantly below the price you paid for them.

Factors affecting the trading price of our common stock may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	success of competitors;

•	our operating results failing to meet market expectations in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the money transfer services industry and market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us;

•	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our common stock available for public sale;

•	any significant change in our board or management;

•	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may depress the market price of our common stock irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for financial technology stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our common stock also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act of 2002, which could have a material adverse effect on our business.

As a private company, Intermex was not subject to Section 404 of the Sarbanes-Oxley Act. However, following the Merger, we are required to provide management’s attestation on internal controls. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those that were required of Intermex as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to the Company. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and lead to a decrease in the market price of our common stock.

Pursuant to the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as we are an “emerging growth company.”

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, and generally requires in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an “emerging growth company.” We will be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following January 19, 2022, the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. Accordingly, until we cease being an “emerging growth company” stockholders will not have the benefit of an independent assessment of the effectiveness of our internal control environment.

The unaudited pro forma financial information included in this prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Merger been completed on the dates indicated. See “Selected Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Our ability to successfully operate the business after the Merger depends largely upon the efforts of certain key personnel, including the key personnel of Intermex, all of whom we expect to continue to stay with us. The loss of such key personnel could adversely affect the operations and profitability of the business.

Our ability to successfully operate our business following the Merger will depend upon the efforts of certain key personnel of Intermex. Although we expect all of such key personnel will continue to remain with the Company, the unexpected loss of key personnel may adversely affect the operations and profitability of the Company. In addition, our future success depends in part on our ability to identify and retain key personnel to succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of the key Intermex personnel that are employed by the Company, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of the Company’s business may be negatively impacted.

Our ability to meet expectations and projections in any research or reports published by securities or industry analysts, or a lack of coverage by securities or industry analysts, could result in a depressed market price and limited liquidity for our common stock.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no or few securities or industry analysts commence coverage of the Company, our stock price would likely be less than that which would obtain if we had such coverage and the liquidity, or trading volume of our common stock may be limited, making it more difficult for a stockholder to sell shares at an acceptable price or amount. If any analysts do cover the Company, their projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of research analysts covering us. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline.

Future sales of our common stock previously issued to our stockholders may reduce the market price of our common stock that you might otherwise obtain.

The parties to our shareholders agreement (the “Shareholders Agreement”) are restricted from transferring any shares of our common stock that they received from Interwire LLC until the earlier of (i) such time as the number of shares of our common stock subject to the Shareholders Agreement represents less than 50% of our outstanding voting power for a period of five consecutive business days, (ii) receipt of written consent from stockholders holding a majority of our common stock subject to the Shareholders Agreement and (iii) 15 months after the closing of the Merger, subject to certain limited exceptions.

On the Closing Date, we entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of FinTech’s initial stockholders and certain of the Intermex stockholders that provides certain registration rights with respect to the shares of our common stock. The Registration Rights Agreement requires us to, among other things, file a resale shelf registration statement on behalf of the stockholders party to the Registration Rights Agreement as promptly as practicable upon request by Stella Point following the Closing. The Registration Rights Agreement also provides the stockholders party to the agreement the right (such right, the “Demand Registration Right”) to require us to effect one or more shelf registrations under the Securities Act, covering all or part of such stockholder’s common stock upon written request to us. Demand Registration Rights are available exclusively to Stella Point for the first 15 months after the closing of the Merger, and thereafter to certain other stockholders party to the Registration Rights Agreement. The Registration Rights Agreement additionally provides piggyback rights to the stockholders party to the Registration Rights Agreement, subject to customary underwriter cutbacks and issuer blackout periods. We also agreed to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

Upon expiration of the lockup period applicable to shares of our common stock held by certain legacy stockholders or effectiveness of the shelf registration statement, these parties may sell large amounts of our stock in the open market or in privately negotiated transactions. The registration and availability of such a significant number of shares of common stock for trading in the public market may increase the volatility in the price of our common stock or put significant downward pressure on the price of our common stock. In addition, we may use shares of our common stock as consideration for future acquisitions, which could further dilute our stockholders.

Because Stella Point controls a significant percentage of our common stock, it may influence our major corporate decisions and its interests may conflict with the interests of other holders of our common stock.

SPC Intermex, LP (“SPC Intermex”), an affiliate of Stella Point, beneficially owns approximately 34.0% of the voting power of our outstanding common stock. Through this beneficial ownership and the Shareholders Agreement, Stella Point controls approximately 58.9% of the voting power of our outstanding common stock in respect of electing directors to our board of directors. As a result of this control, Stella Point is able to influence matters requiring approval by our stockholders and/or our board of directors, including the election of directors and the approval of business combinations or dispositions and other extraordinary transactions. Stella Point may also have interests that differ from the interests of other holders of our common stock and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of the Company and may materially and adversely affect the market price of our common stock. In addition, Stella Point may in the future own businesses that directly compete with the business of the Company.

Risks Relating to Our Securities

The public warrants may never be in the money and they may expire worthless.

The exercise price for our warrants is $11.50 per share, which exceeds the market price of our common stock, which was $9.67 per share based on the closing price as of August 17, 2018. There can be no assurance that the public warrants will ever be in the money prior to their expiration and, as such, the warrants may expire worthless.

The terms of our warrants may be amended in a manner that may be adverse to the holders. The warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.

Nasdaq may not continue to list our securities on its exchange, and if they are listed we may be unable to satisfy listing requirements in the future, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.

While our common stock and warrants are currently listed on Nasdaq, we must continue to meet Nasdaq’s listing requirements. We may be unable to meet those requirements.

If we fail to continue to meet the listing requirements and Nasdaq delists our securities from its exchange, there could be significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	a limited amount of news and analyst coverage for us; and

•	a decreased ability to obtain capital or pursue acquisitions by issuing additional equity, convertible securities or by obtaining additional financing.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (excluding any placement warrants held by FinTech Investor Holdings II, LLC, Cantor Fitzgerald & Co. or their permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of the common stock equals or exceeds $24.00 per share on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder (i) to exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of your warrants.

Warrants to purchase our common stock are exercisable as of August 25, 2018, which could increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding warrants to purchase an aggregate of 8,959,999 shares of our common stock are exercisable as of the 30th day following the closing of the Merger in accordance with the terms of the warrant agreement governing those securities. These warrants consist of 8,749,999 warrants originally included in the units issued in our IPO and 210,000 warrants included in the placement units. Each warrant entitles its holder to purchase one share of our common stock at an exercise price of $11.50 per share and will expire at 5:00 p.m., New York time, on the fifth anniversary of the closing date of the Merger, or earlier upon redemption of our outstanding warrants or our liquidation. To the extent warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to our then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of our common stock.

Registration of the shares underlying the warrants and a current prospectus may not be in place when an investor desires to exercise warrants. If our common stock is delisted from Nasdaq, we may, at our option, require holders of public warrants who exercise such warrants to do so on a “cashless basis,” and in such event we would not be required to maintain in effect a current registration statement for the common stock issuable upon exercise of the warrants. If an exemption from registration is not available, this may prevent an investor from being able to exercise its warrants, possibly resulting in such warrants expiring worthless.

Under the warrant agreement, we are obligated to use our best efforts to maintain the effectiveness of a registration statement under the Securities Act, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of, and subject to certain exceptions contained in, the warrant agreement.

We are required to permit holders to exercise their warrants on a “cashless basis.” In addition, if our common stock is delisted from Nasdaq and no longer satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may require public warrant holders who exercise warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act. In such event, we would not be required to file or maintain in effect a registration statement for the common stock issuable upon exercise of the warrants, which means that we would not be required to maintain the effectiveness of the registration statement of which this prospectus is a part. However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the shares issuable upon such exercise are registered or qualified under the Securities Act and securities laws of the state of the exercising holder to the extent an exemption is unavailable. In no event will we be required to issue cash, securities or other compensation in exchange for the warrants in the event that the shares underlying such warrants are not registered or qualified under the Securities Act or applicable state securities laws. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or deemed exempt, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

After completion of this offering, the parties to our Shareholders Agreement will continue to control a majority of the combined voting power of all classes of our stock entitled to vote generally in the election of directors. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that, within one year of the date of the listing of its common stock:

•	the company have a board that is composed of a majority of “independent directors,” as defined under the Nasdaq rules;

•	the company have a compensation committee that is composed entirely of independent directors and that has a written charter addressing the committee’s purpose and responsibilities; and

•
the company’s director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is composed entirely of independent directors, and that the company adopt a written charter or a board resolution addressing the nominations process.

Following this offering, we may utilize these exemptions. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

We may be subject to securities litigation, which is expensive and could divert management’s attention.

Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject us to significant liabilities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus, and in any document incorporated by reference in this prospectus, that reflect our current views with respect to future events and financial performance, business strategies, expectations for our business and the business of the Company and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “will,” “approximately,” “shall” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus, and in any document incorporated by reference in this prospectus, may include, for example, the future financial performance of the Company.

The forward-looking statements contained in this prospectus, and in any document incorporated by reference in this prospectus, are based on our current expectations and beliefs concerning future developments and their potential effects on us. We cannot assure you that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•	the ability to obtain or maintain the listing of our common stock on Nasdaq;

•
the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;

•	changes in applicable laws or regulations;

•	the possibility that we may be adversely affected by other economic, business and/or competitive factors;

•	factors relating to our business, operations and financial performance, including:

o	competition in the markets in which we operate;

o	our ability to maintain agent relationships on terms consistent with those currently in place;

o	our ability to maintain banking relationships necessary for us to conduct our business;

o	credit risks from our agents and the financial institutions with which we do business;

o	bank failures, sustained financial illiquidity, or illiquidity at our clearing, cash management or custodial financial institutions;

o	new technology or competitors that disrupt the current ecosystem;

o	disruptions to our information technology, computer network systems and data centers;

o	our success in developing and introducing new products, services and infrastructure;

o	customer confidence in our brand and in consumer money transfers generally;

o	our ability to maintain compliance with the regulatory requirements of the jurisdictions in which we operate or plan to operate;

o	international political factors or implementation of tariffs, border taxes or restrictions on remittances or transfers of money out of the United States;

o	changes in tax laws and unfavorable outcomes of tax positions we take;

o	political instability, currency restrictions and devaluation in countries in which we operate or plan to operate;

o	weakness in U.S. or international economic conditions;

o	change or disruption in international migration patterns;

o	our ability to protect our brand and intellectual property rights;

o	our ability to retain key personnel;

o	changes in foreign exchange rates could impact consumer remittance activity; and

•	other economic, business and/or competitive factors, risks and uncertainties, including those described in the section entitled “Risk Factors”.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 30, 2018 combines the unaudited historical consolidated balance sheet of Holdings as of June 30, 2018 with the unaudited historical consolidated balance sheet of FinTech as of June 30, 2018, giving effect to the Merger as if it had been consummated as of that date.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 combines the unaudited historical consolidated statement of operations and comprehensive loss of Holdings for the six months ended June 30, 2018 with the unaudited historical consolidated statement of operations of FinTech for the six months ended June 30, 2018, giving effect to the Merger as if it had occurred on January 1, 2017.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 combines the audited historical consolidated statement of operations and comprehensive income of Holdings for the year ended December 31, 2017 with the audited historical consolidated statement of operations of FinTech for the year ended December 31, 2017, giving effect to the Merger as if it had occurred on January 1, 2017.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Merger, are factually supportable and are expected to have a continuing impact on the results of the Company. The adjustments presented to the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Company upon consummation of the Merger.

The historical financial statements of FinTech and Holdings have been prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP.

The historical financial information of Holdings as of and for the six months ended June 30, 2018 were derived from the unaudited financial statements of Holdings, which are incorporated by reference in this prospectus. The historical financial information of FinTech as of and for the six months ended June 30, 2018 was derived from the unaudited financial statements of FinTech for the six months ended June 30, 2018, which are incorporated by reference in this prospectus. The pro forma statement of operations results for Holdings were derived by combining the 2017 Successor Period and the 2017 Predecessor Period from the audited financial statements of Holdings for the twelve months ended December 31, 2017, which are included elsewhere in this prospectus. The historical financial information of FinTech was derived from the audited financial statements of FinTech for the year ended December 31, 2017, which is included elsewhere in this prospectus. This information should be read together with Holdings’ and FinTech’s audited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermex,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FinTech” and other financial information included elsewhere and incorporated by reference in this prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies actually been combined as of January 1, 2017 or June 30, 2018. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies actually been combined as of January 1, 2017 or June 30, 2018, or the future results that the Company will experience. Intermex and FinTech have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2018
(UNAUDITED)

	(A) Holdings	(B) FinTech	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash	$61,335,968	$51,659	$176,418,186	(1)
			(24,656,442)	(2)
			(390,000)	(3)
			(49,808,935)	(4)
			(102,000,000)	(5)	$60,950,436
Receivables, net	55,803,921	-	-		55,803,921
Prepaid wires	14,226,586	-	-		14,226,586
Prepaid expenses and other	1,725,205	110,694	-		1,835,899
Total Current Assets	133,091,680	162,353	(437,191)		132,816,842

Cash and marketable securities held in Trust Account	-	176,418,186	(176,418,186)	(1)	-
Property and equipment, net	9,245,656	-	-		9,245,656
Goodwill	36,259,666	-	-		36,259,666
Intangible assets, net	42,503,932	-	-		42,503,932
Deferred tax asset	2,779,388	-	-		2,779,388
Other assets	900,962	-	-		900,962
Total Assets	$224,781,284	$176,580,539	$(176,855,377)		$224,506,446

Liabilities and Stockholders' Equity
Current liabilities:
Wire transfers and money orders payable	$49,879,419	$-	$-		$49,879,419
Accounts payable, accrued expenses and other current liabilities	27,518,844	928,157	(4,193,978)	(2)	24,253,023
Promissory note and advances - related party	-	390,000	(390,000)	(3)	-
Current portion of long-term debt	4,078,627	-	-		4,078,627
Total Current Liabilities	81,476,890	1,318,157	(4,583,978)		78,211,069

Debt	105,400,196	-	-		105,400,196
Deferred underwriting fees	-	9,190,000	(9,190,000)	(2)	-
Deferred legal fees payable	-	25,000	(25,000)	(2)	-
Total Liabilities	186,877,086	10,533,157	(13,798,978)		183,611,265

Commitments and Contingencies
Common stock subject to redemption	-	161,047,380	(161,047,380)	(4)	-

Stockholders’ Equity
Common stock	-	779	1,117	(4)
			1,723	(5)	3,619
Additional paid-in capital	46,790,540	5,268,064	111,237,328	(4)
			(102,270,564)	(5)	61,025,368
Accumulated other comprehensive loss	(17,472)	-	-		(17,472)
Accumulated deficit	(8,868,870)	(268,841)	(11,247,464)	(2)
			268,841	(5)	(20,116,334)
Total Stockholders' Equity	37,904,198	5,000,002	(2,009,019)		40,895,181
Total Liabilities and Stockholders’ Equity	$224,781,284	$176,580,539	$(176,855,377)		$224,506,446

Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheet

(A)	Derived from the unaudited condensed consolidated balance sheet of Holdings as of June 30, 2018.
(B)	Derived from the unaudited condensed consolidated balance sheet of FinTech as of June 30, 2018.
(1)	Represents the release of cash from the investments held in the trust account.
(2)	To reflect the payment of legal, financial advisory and other professional fees related to the Merger.
(3)	To reflect the repayment of advances and notes payable from related parties.
(4)
To reflect (a) the cancellation of 4,938,232 shares of common stock for stockholders who elected cash conversion for cash payment of $49,808,935 and (b) the reclassification of 11,166,506 shares of common stock to permanent equity for those stockholders who did not exercise their redemption rights.

(5)
To reflect the recapitalization of Intermex through the contribution of all the share capital of Intermex to FinTech, the issuance of 17,227,682 shares of FinTech common stock and the elimination of the historical accumulated deficit of FinTech, the accounting acquiree.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2018
(UNAUDITED)

	(A) Holdings	(B) FinTech	Pro Forma Adjustments		Pro Forma Statement of Operations

Total revenue	$126,335,424	$-	$-		$126,335,424

Operating expenses
Service charges from agents and banks	84,259,931	-	-		84,259,931
Salaries and benefits	13,673,403	-	-		13,673,403
Other selling, general and administrative expenses	8,183,517	1,027,825	(550,219)	(1)	8,661,123
Transaction costs	4,014,311	-	(4,014,311)	(1)	-
Depreciation and amortization	7,607,374	-	-		7,607,374
Total operating expenses	117,738,536	1,027,825	(4,564,530)		114,201,831

Operating income (loss)	8,596,888	(1,027,825)	4,564,530		12,133,593

Other income (expense):
Interest income	-	1,193,551	(1,193,551)	(2)	-
Interest expense	(6,675,933)	-	-		(6,675,933)
Income before income taxes	1,920,955	165,726	3,370,979		5,457,660
Provision for income taxes	616,372	245,412	284,325	(3)	1,146,109
Net income (loss)	$1,304,583	$(79,686)	$3,086,654		$4,311,551

Weighted average shares outstanding, basic and diluted		7,783,163	28,394,188	(4)	36,177,351
Basic and diluted net income (loss) per share		$(0.01)			$0.12

(A)	Derived from the unaudited statement of operations of Intermex for the six months ended June 30, 2018.
(B)	Derived from the unaudited statement of operations of FinTech for the six months ended June 30, 2018.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2017
(UNAUDITED)

	(C) Holdings	(D) FinTech	Pro Forma Adjustments		Pro Forma Statement of Operations

Total revenue	$215,464,474	$-	$-		$215,464,474

Operating expenses
Service charges from agents and banks	144,886,807	-	-		144,886,807
Salaries and benefits	26,410,636	-	-		26,410,636
Other selling, general and administrative expenses	17,616,942	1,131,812	(442,844)	(1)	18,305,910
Transaction costs	12,622,689	-	(2,492,900)	(1)	10,129,789
Depreciation and amortization	17,026,567	-	-		17,026,567
Total operating expenses	218,563,641	1,131,812	(2,935,744)		216,759,709

Operating loss	(3,099,167)	(1,131,812)	2,935,744		(1,295,235)

Other income (expense):
Interest income	-	1,383,186	(1,383,186)	(2)	-
Interest expense	(12,061,678)	-	-		(12,061,678)
(Loss) income before income taxes	(15,160,845)	251,374	1,552,558		(13,356,913)
Provision (benefit) for income taxes	(1,668,971)	436,721	(3,309,100)	(3)	(4,541,350)
Net loss	$(13,491,874)	$(185,347)	$4,861,658		$(8,815,563)

Weighted average shares outstanding, basic and diluted		7,594,116	28,402,156	(4)	35,996,272
Basic and diluted net loss per share		$(0.02)			$(0.24)

Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Operations

(A)	Derived from the unaudited condensed consolidated statements of operations and comprehensive income (loss) of Holdings for the six months ended June 30, 2018.
(B)	Derived from the unaudited condensed consolidated statements of operations of FinTech for the six months ended June 30, 2018.
(C)	Derived from the consolidated statements of operations and comprehensive income (loss) of Holdings for the year ended December 31, 2017.
(D)	Derived from the consolidated statements of operations of FinTech for the year ended December 31, 2017.
(1)
Represents an adjustment to eliminate direct, incremental costs of the Merger which are reflected in the historical financial statements of Holdings and FinTech in the amount of $4,014,311 and $550,219 as of June 30, 2018, respectively, and $2,492,900 and $442,844 as of December 31, 2017, respectively.

(2)	Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period.
(3)	To record normalized blended statutory income tax expense (benefit) rate of 21.0% as of June 30, 2018 and 34.0% as of December 31, 2017 for pro forma financial presentation purposes.
(4)
Because the Merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued relating to the Merger have been outstanding for the entire period presented. The calculation is retroactively adjusted to eliminate the 4,938,232 shares redeemed for the entire period. Weighted average common shares outstanding — basic and diluted are calculated as follows:

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
Weighted average shares calculation, basic and diluted

FinTech weighted average shares outstanding	7,783,163	7,594,116

FinTech shares subject to redemption reclassified to equity	11,166,506	11,174,474

FinTech shares issued in Merger	17,227,682	17,227,682

Weighted average shares outstanding	36,177,351	35,996,272

Percent of shares owned by Intermex holders	48.3%	48.5%

Percent of shares owned by FinTech	51.7%	51.5%

Weighted average shares calculation, basic and diluted

Existing Intermex holders	17,477,682	17,477,682

FinTech holders	18,699,669	18,518,590

Weighted average shares, basic and diluted	36,177,351	35,996,272

The computation of diluted loss per share excludes the effect of warrants to purchase 8,959,999 shares of common stock because the inclusion of any of these would be anti-dilutive.

MARKET PRICE OF OUR SECURITIES

Market Information

In connection with the Merger, FinTech redeemed a total of 4,938,232 shares of its common stock at a redemption price of $10.086957 per share pursuant to the terms of the Company’s amended and restated certificate of incorporation in effect at the closing of the Merger, resulting in a total payment to redeeming stockholders of approximately $49,811,733.84.

Following the Merger, our common stock and warrants began trading on Nasdaq under the symbols “IMXI” and “IMXIW,” respectively. The following tables set forth the high and low prices for our common stock and warrants as reported on Nasdaq for the quarterly periods indicated after the Closing Date. We do not believe the historic trading price of FinTech’s securities would be helpful to investors, as the price of such securities traded based on cash held by FinTech as a special purpose acquisition company.

Common Stock

Year ending December 31, 2018	High	Low
Third Quarter (July 26, 2018 to August 17, 2018)	$10.94	$9.11

Warrants

Year ending December 31, 2018	High	Low
Third Quarter (July 26, 2018 to August 17, 2018)	$1.75	$1.21

The last reported sale prices of our common stock and warrants on August 17, 2018 were $9.67 per share and $1.75 per warrant, respectively.

USE OF PROCEEDS

We will receive the net proceeds from the exercise of the warrants, but not from the sale of the underlying shares of our common stock. We intend to use the cash proceeds from the exercise of the warrants for general corporate purposes, including working capital, repayment of indebtedness, capital expenditures and potentially to acquire or invest in other businesses. Our management will have broad discretion over the uses of the proceeds from the exercise of the warrants. Pending any of these uses, we intend to invest the net proceeds from the exercise of warrants in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government. Assuming the exercise of all the warrants for cash, we will receive net proceeds of approximately $103.0 million.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of warrants will decrease.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date. We expect that we will retain earnings for use in business operations and, accordingly, we do not anticipate our board of directors declaring any dividends in the foreseeable future. In addition, the terms of our senior secured credit facility include restrictions on our ability to pay dividends as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermex—Liquidity and Capital Resources.”

DESCRIPTION OF BUSINESS

Throughout this section, unless otherwise noted “we”, “us” and the “Company” refer to Intermex and its consolidated subsidiaries.

Overview

Intermex is a rapidly growing and leading money remittance services company focused on the United States to Latin America and the Caribbean (“LAC”) corridor, which includes Mexico, Central and South America and the Caribbean. We utilize our proprietary technology to deliver convenient, reliable and value added services to our customers through a broad network of sending and paying agents. Our remittance services, which include a comprehensive suite of ancillary financial processing solutions and payment services, are available in 50 states, Washington D.C., and Puerto Rico, where customers can send money to beneficiaries in Mexico, Guatemala and 15 additional Latin American countries. Our services are accessible in person through our 85,000 sending and paying agents and company-owned stores, as well as online and via Internet-enabled mobile devices.

Money remittance services are the primary source of our revenue. These services involve the movement of funds on behalf of an originating customer for receipt by a designated beneficiary at a designated receiving location. Our remittances to Latin America are generated in the United States by customers with roots in Latin American and Caribbean countries, many of whom do not have an existing relationship with a traditional full-service financial institution capable of providing the services we offer. We provide these customers with flexibility and convenience to help them meet their financial needs. Other customers who use our services may have access to traditional banking services, but prefer to use our services based on reliability, convenience and value. We generate money remittance revenue from fees paid by our customers (i.e. the senders of funds), which we share with our sending agents in the United States and our paying agents in the destination country. Remittances paid in local currencies that are not pegged to the U.S. dollar also earn revenue through our daily management of currency exchange spreads.

Our money remittance services enable our customers to send and receive funds through our extensive network of locations in the United States that are primarily operated by third-party businesses, which we refer to as agents, and a small number of company-owned stores in the LAC corridor. In addition, our services are offered digitally through Intermexonline.com and via Internet-enabled mobile devices. We currently operate in the United States, Mexico, Guatemala and 15 additional countries. Since January 2015 through December 31, 2017 we have grown our agent network by more than 73%, and increased our remittance transactions volume by approximately 71%. In 2017, we processed approximately 19 million remittances, representing over 30% growth as compared to 2016, for an aggregate remittance amount of approximately $6.8 billion.

We were founded in 1994 in Miami, Florida as a Delaware corporation and since 2009 through June 30, 2018, we have remitted $31.4 billion from the United States to the LAC corridor. Our revenues for the year ended December 31, 2013 were $82.8 million and our revenues for the year ended December 31, 2017 were $215.5 million, which represents a CAGR of 27.1% during such period. Our net income for the year ended December 31, 2013 was $1.7 million and our net (loss) for the year ended December 31, 2017 was $(13.5) million.  Our Adjusted EBITDA for the year ended December 31, 2013 was $9.1 million and our Adjusted EBITDA for the year ended December 31, 2017 was $33.4 million, which represents a CAGR of 38.4% during such period. For a reconciliation of Adjusted EBITDA to net (loss) income, see “Selected Historical Consolidated Financial Information of Intermex.” On July 26, 2018, we consummated the Merger described in this prospectus.

History and Development

We conduct our business primarily through our operating subsidiary, Intermex Wire Transfer, LLC. On July 26, 2018, we consummated the Merger described elsewhere in this prospectus. The financial statements of Holdings are included in and incorporated by reference in this prospectus. Intermex Holdings II, Inc. and International Money Express, Inc. had no operations of their own and no assets, other than their ownership of Holdings and International Money Express Sub 2, LLC, respectively. Intermex was incorporated as a Delaware corporation. Our principal executive office is located at 9480 South Dixie Highway, Miami, Florida 33156, and our telephone number at that address is (305) 671-8000. Our website is https://www.intermexonline.com. The information found on our website is not incorporated by reference into this prospectus or any other report we file with or furnish to the SEC.

Our Competitive Strengths

•
Exclusive focus on the Latin American Corridor. Unlike many of our competitors, who we believe prioritize global reach over growth and profitability, we are focused exclusively on one geographical region. We believe the LAC corridor provides an attractive operating environment with significant opportunity for future growth. According to data from the World Bank, the LAC corridor represented approximately 13% of total worldwide remittance volume for 2016, or $74.3 billion of annual transaction volume, and was the most rapidly growing remittance corridor in the world.

•
Highly scalable, proprietary software platform. We provide our money remittance services utilizing our internally developed proprietary software systems, which we believe enhance the productivity of our network of agents, enabling them to quickly, reliably and cost-effectively process remittance transactions. Our proprietary software systems were designed to incorporate real-time compliance functionality, which improves our regulatory compliance and helps to minimize fraud. We have developed a platform that has the capacity to handle traffic well in excess of ten times the number of transactions we currently process. Our money remittance platform has experienced limited downtime with our 2017 downtime being less than 0.01%, despite multiple natural disasters in our markets during that period.

•
Highly selective agent recruitment process designed to identify productive long-term partners. We strategically target agents for our network only after a metric-based analysis of potential productivity and a thorough vetting process. In our agent selection process we focus on geographic locations that we believe are likely to have high customer volume and demand for our services. By closely monitoring individual agent performance and money remittance trends, we can offer our agents real-time technical support and marketing assistance to help increase their productivity and remittance volume. As a result of our high touch approach, we have increased the productivity of our network of agents by over a 14% compound annual growth basis, as measured in the average wires per sending agent, since 2011.

•
Strong relationships with major banks and financial institutions. Our relationships with clearing, check processing, trading and exchange rate and cash management banks are critical to an efficient and reliable remittance network. We benefit from our strong and long-term relationships with a number of large banks and financial institutions. We believe we are the only privately-owned company in our industry that maintains a long-term relationship with each of Wells Fargo, Bank of America and US Bank, which represented over 65% of the cash deposits made by our agents during 2017. In addition, we maintain strong relationships with a number of other national and regional banking and financial institutions in the United States and Latin America. Due to increasing regulatory scrutiny of banks and financial institutions, we believe that new banking relationships may be difficult to develop, hence creating a barrier to entry to new competition and making our existing relationships a competitive advantage.

•
Powerful brand with strong consumer awareness and loyalty in the LAC corridor. We believe we are a leading money remittance provider from the United States to the LAC corridor, processing 15.7% of the aggregate volume of remittances to Mexico as reported by the Central Bank of Mexico in 2017 and 21.6% of the aggregate volume of remittances to Guatemala as reported by the Central Bank of Guatemala in 2017. We believe that our customers associate the Intermex brand with reliability, strong customer service and the ability to safely and efficiently remit their funds.

•
Strong compliance processes and procedures. We operate in a highly-regulated environment and are reviewed by regulators and external auditors periodically. We maintain a comprehensive and rigorous compliance process with policies, procedures and internal controls designed to exceed current regulatory requirements. Our software also includes embedded compliance systems that provide real-time transaction alerts and OFAC screening. Our risk and compliance management tools include programs by Equifax, Experian, LexisNexis and TransUnion, among others.

•
Experienced and proven management team. Our management team consists of industry veterans with a track record of achieving profitable growth, even during periods involving transformative transactions, such as during the time around our acquisition by Stella Point Capital. Led by our Chief Executive Officer, Robert Lisy, with a successful 27-year track record in the retail financial services and electronic payment processing industry, our team has grown Adjusted EBITDA from $18.8 million in 2015 to $33.4 million in 2017, while growing our aggregate number of remittance transactions to the LAC corridor by 71% during that period.

Our Growth Strategy

We believe we are well positioned to drive continued growth by executing on the following core strategies:

•
Expand our market share in our largest corridors. The two largest remittance corridors we serve are the United States to Mexico and United States to Guatemala corridors. According to the World Bank, the United States to Mexico remittance corridor was the largest in the world in 2016, with an aggregate of over $28.1 billion sent. The United States to Guatemala corridor represented the eighth largest in the world in 2016 as reported by the World Bank, with an aggregate of over $6.7 billion sent. We aim to continue to expand our market share by:

o
Growing our market share in our current stronghold states. We are currently well-established in 15 states (Alabama, Delaware, Florida, Georgia, Kentucky, Maryland, Mississippi, North Carolina, New Jersey, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee and Virginia) and poised for continued profitable growth within those markets via targeted regional penetration. We believe that we can leverage our current customer data to increase repeat customer usage, track and effectively recapture one-time users of our service and improve sending agent productivity to drive growth in these states.

o
Increasing our market share in growth states. We have identified 10 states (California, Colorado, Illinois, Kansas, Nevada, New York, Oklahoma, Texas, Utah and Wisconsin), collectively accounting for approximately 63% of the United States to Mexico remittance send volume, according to the Bank of Mexico, where we expect to realize significantly increased market share growth. In particular, we are staging a targeted marketing effort in these large states where we are underrepresented.

•
Expand our services into new corridors. We believe that there is significant room to grow our business in underserved geographic regions in the LAC where there is demand from customers and agents for our value-added approach to money remittances. Specifically, we are targeting future growth opportunities via new corridors from the United States to other non-Spanish speaking LAC regions, including the Caribbean. In 2017, we achieved strong 38% and 50% growth in remittance volume to our newer markets of El Salvador and Honduras, respectively, compared to 2016. We are currently in discussions with paying agents and prospective employees in these new corridors.

•
Leverage our technology in the business-to-business market. We believe that our money remittance platform has significant excess capacity. We believe we can leverage this capacity to sell business-to-business solutions to third parties, such as banks and major retailers.

•
Continue to grow online and mobile remittance channels. Our money remittance platform currently enables our customers to send funds from the United States to Latin America through the Internet via Intermexonline.com and on their Internet-enabled mobile devices. We believe these channels not only expand our potential customer base as digital transaction capabilities become more relevant to Latin American consumers but also benefit from secular and demographic trends as consumers continue to migrate to conducting financial transactions online.

Operations and Services

Money remittance services are the primary source of our revenue. These services involve the movement of funds on behalf of an originating customer for receipt by a designated beneficiary at a designated receiving location. Our remittances to Latin America are generated in the United States by customers with roots in Latin American and Caribbean countries, many of whom do not have an existing relationship with a traditional full-service financial institution capable of providing the services we offer. We provide these customers with flexibility and convenience to help them meet their financial needs. Other customers who use our services may have access to traditional banking services, but prefer to use our services based on reliability, convenience and value add. We generate money remittance revenue from fees paid by our customers (i.e. the senders of funds), which we share with our sending agents in the United States and our paying agents in the destination country. Remittances paid in local currencies also earn revenue through our daily management of currency exchange spreads.

The majority of our money remittance transactions are generated through our agent network of retail locations and company-owned stores where the transaction is processed and payment is collected by our agent. Those funds become available for pickup by the beneficiary at the designated receiving destination, usually within minutes, at any Intermex payer location. In select countries, the designated recipient may also receive the remitted funds via a deposit directly to the recipient’s bank account, mobile phone account or prepaid card. Our locations in the United States, also referred to as our sending agents, tend to be individual establishments, such as multi-service stores, grocery stores, convenience stores, bodegas and other retail locations. Our payers in Latin America are referred to as paying agents, and generally consist of large banks and financial institutions or large retail chains. Elektra is our largest paying agent and processes a significant portion of remittances in the LAC corridor. Each of our sending agents and our paying agents are primarily operated by third-party businesses where our money remittance services are offered. Additionally, we operate a small number of retail locations in the United States, which we refer to as company-owned stores, which are Intermex-owned and operated locations where our money remittance services are available. We also operate subsidiary payer networks in Mexico under the Pago Express brand and in Guatemala under the Intermex brand. These networks contribute payer locations that reach some of the most remote areas in those countries, providing increased convenience to our customers in the United States, Mexico and Guatemala.

At our agent locations, our customers may initiate a transaction directly with an agent, or through a direct-dialed telephone conversation from our agent location to our call centers. Many of our agents operate in locations that are open outside of traditional banking hours, including nights and weekends. Our agents understand the markets that they serve and coordinate with our sales and marketing teams to develop business plans for those markets. We hold promotional events for our agents to help familiarize them with the Intermex brand and to incent the agents to promote our services to customers. We have increased the productivity of our network of agents by over a 14% compound annual growth basis, as measured in the average wires per sending agent, since 2011. We believe our agents are as much as 4.5 times as productive as the overall industry average.

Our money remittance services are also available on the Internet via Intermexonline.com, enabling customers to send money twenty-four hours a day conveniently from their computer or Internet-enabled mobile device. Those funds can be sent to any of our paying agent locations or to a recipient’s bank account, funding the transaction using debit card, credit card, or through electronic funds transfer processed through the automated clearing house (“ACH”) payment system.

We maintain call centers in Mexico and Guatemala, providing call center services 365 days per year and customer service in both English and Spanish, as well as the possibility of service in many of the regional dialects that our customers speak. Our call centers are able to provide customer service for inbound customer calls, and have technology available for direct calls from customers at our agent locations in processing remittance transactions.

Cash Management Bank Relationships

We buy and sell a number of global currencies and maintain a network of settlement accounts to facilitate the timely funding of money remittances and foreign exchange trades. Our relationships with clearing, check processing, trading and exchange rate and cash management banks are critical to an efficient and reliable remittance network. Before the Merger, we believe we were the only privately-owned company in our industry that maintained a long-term relationship with each of Wells Fargo, Bank of America and US Bank, which represented over 65% of the cash deposits made by our agents during 2017. In addition, we maintain strong relationships with a number of other national and regional banking and financial institutions in the United States and Latin America. In particular, we have benefitted from our 15-year relationship with US Bank, which manages our main operating account, and from strong relationships with Bancomer, Wells Fargo and KeyBank as our primary banks for exchange rate management with respect to the foreign currencies. Finally, we rely on our relationships with Wells Fargo, Bank of America and US Bank, as well as KeyBank and North American Banking Company, for check processing services.

Information Technology

Currently, all of our software is proprietary and has been developed internally by our software development team. Our software acts as a point of sale for our money remittance transactions and incorporates real-time compliance functionality, which improves our regulatory compliance and helps to minimize fraud. Our money processing software is critical to our operations while our back-office software is critical for settling our transactions.

In addition to our money remittance software, we continue to develop programs and defenses against cyber attacks. We are fully aligned with the cybersecurity framework, which is a voluntary framework that most companies in the financial services industry follow. We utilize a number of third party vendors that monitor our systems and inform us of any attempted attacks. We also utilize a third party consultant to act as our Chief Information Security Officer (“CISO”) and audit our cybersecurity policies and practices. Our CISO plans to deliver an annual report to our board of directors during the third quarter of 2018.

In addition to our proprietary and internally developed software systems, we have analytical data which enables us to analyze market trends, performance of market segments, agents’ performance and consumers’ habits in real time.

We continually invest in our technology platform that has the capacity to handle traffic well in excess of ten times the number of transactions we currently process. A load balancing configuration between tier-1 datacenters, in addition to failover redundancy, provide uptime performance. Our technology platform has experienced limited downtime, with our 2017 downtime being less than 0.01%, despite multiple natural disasters in our markets during that period.

Transaction Processing Engine. Our Transaction Processing Engine, developed through a combination of databases, web services and applications, allows us to process money remittances reliably and quickly by leveraging a proprietary rules engine to apply granular-level product feature customization. The Transaction Processing Engine also leverages real-time risk management algorithms to improve our regulatory compliance and helps to minimize fraud.

Payer API Platform. Our internally developed and proprietary payer Application Programming Interface (“API”) platform securely and efficiently integrates our transaction processing engine directly with the platforms of our paying agents, so that we can deliver money remittances quickly to our paying agents while optimizing the efficiency/speed of adding new payers to our network and integrating payers’ software and systems with our software and systems.

Intellectual Property

The Intermex brand is critical to our business. In the markets in which we compete, we derive benefit from our brand, as we believe the Intermex brand is recognized for its speed, cost effectiveness and reliability for money remittances throughout the United States and Latin America. We use various trademarks and service marks in our business, including, but not limited, to Intermex, International Money Express, CheckDirect and Pago Express, some of which are registered in the United States and other countries. In addition, we hold one U.S. patent and maintain a portfolio of Intermex branded and related domain names.

We rely on a combination of patent, trademark and copyright laws and trade secret protection and confidentiality or license agreements to protect our proprietary rights in products, services, expertise, and information. We believe the intellectual property rights in processing equipment, computer systems, software and business processes held by us and our subsidiaries provide us with a competitive advantage. We take appropriate measures to protect our intellectual property to the extent such intellectual property can be protected.

Sales and Marketing

The majority of our money remittance transactions are generated through our agent network of retail locations and company-owned stores where the transaction is processed and payment is collected by our agent. Those funds become available for pickup by the beneficiary at the designated destination, usually within minutes, at any Intermex payer location. Our agent locations include multi-service stores, grocery stores, convenience stores, bodegas and other retail locations. The vast majority of our agents are provided access to our proprietary money remittance software systems, while others have access to our combination telephone and fax/tablet set up, which we call telewire, enabling direct access to our call centers for money remittance services. In all of our independent agent locations the agent provides the physical infrastructure and staff required to complete the remittances, while we provide the central operating functions, such as transaction processing, settlement, marketing support, compliance training and support and customer relationship management. We also operate 31 company-owned stores in the United States. When a money remittance transaction is initiated at a company-owned store, only the paying agent earns a commission. We retain customer data, which enables us to increase repeat customer usage, track and effectively recapture one-time users of our service and improve sending agent productivity.

We market our services to customers in a number of ways, directly and indirectly through our agents and paying agents, promotional activities, traditional media and digital advertising, and our loyalty program, which we call “Interpuntos.” This loyalty program offers customers faster service at our agent locations and the ability to earn points with each transaction that are redeemable for rewards, such as reduced transaction fees or more favorable foreign exchange rates.

Our Industry

We are a rapidly growing and leading money remittance services company focused on the United States to the LAC corridor. We utilize our proprietary technology to deliver convenient, reliable and value added services to our customers through a broad network of sending and paying agents. The two largest remittance corridors we serve are United States to Mexico and United States to Guatemala. According to the World Bank, the United States to Mexico remittance corridor was the largest in the world in 2016, with an aggregate of over $28.1 billion sent. This amount represented over a third of remittances to all of Latin America, and Mexico was the fourth largest global recipient of remittances, after India, China and the Philippines. The United States to Guatemala corridor represented the eighth largest in the world in 2016 as reported by the World Bank, with an aggregate of over $6.7 billion sent. Growth in money remittances in the United States-Latin America corridor continues to outpace money remittance growth in the rest of the world. For example, while global remittances decreased by 1.4% from 2015 to 2016, remittances to Latin America grew at a rate of 7.4% in that period, with the vast majority of that volume coming from the United States.

Trends in the cross-border money remittance business tend to correlate to immigration trends, global economic opportunity and related employment levels in certain industries such as construction, information, manufacturing, agriculture and certain service industries.

Throughout 2017, Latin American political and economic conditions remained unstable, as evidenced by high unemployment rates in key markets, currency reserves, currency controls, restricted lending activity, weak currencies and low consumer confidence, among other factors. Specifically, continued political and economic unrest in parts of Mexico and Guatemala contributed to volatility. Our business has generally been resilient during times of economic instability as money remittances are essential to many recipients, with the funds used by the receiving party for their daily needs. However, long-term sustained devaluation of the Mexico peso or Guatemalan quetzal as compared to the U.S. dollar could negatively affect our revenues and profitability.

Another significant trend impacting the money remittance industry is increasing regulation on banks, making it difficult for money remittance companies to have strong banking relationships. Regulations in the United States and elsewhere focus, in part, on cybersecurity and consumer protection. Regulations require money remittance providers, banks and other financial institutions to develop systems to prevent, detect, monitor and report certain transactions.

Government Regulation

As a non-bank financial institution, we are regulated by the Department of Treasury, the Internal Revenue Service, FinCEN, the Consumer Financial Protection Bureau, the Department of Banking and Finance of the State of Florida and additionally by the various regulatory institutions of those states where we hold an operating license. We are duly registered as a Money Service Business (“MSB”) with FinCEN, the financial intelligence unit of the U.S. Department of the Treasury. We are also subject to a wide range of regulations in the United States and other countries, including anti-money laundering laws and regulations; financial services regulations; currency control regulations; anti-bribery laws; money transfer and payment instrument licensing laws; escheatment laws; privacy, data protection and information security laws; and consumer disclosure and consumer protection laws.

Regulators worldwide are exercising heightened supervision of money remittance providers and requiring increased efforts to ensure compliance. Failure to comply with any applicable laws and regulations could result in restrictions on our ability to provide our products and services, as well as the potential imposition of civil fines and possibly criminal penalties. We continually monitor and enhance our compliance programs in light of the most recent legal and regulatory changes.

Anti-Money Laundering Compliance. Our money remittance services are subject to anti-money laundering laws and regulations of the United States, including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, as well as state laws and regulations and the anti-money laundering laws and regulations in many of the countries in which we operate. The countries in which we operate may require one or more of the following:

•	reporting of large cash transactions and suspicious activity;

•	transaction screening against government watch-lists, including the watch-list maintained by OFAC;

•	prohibition of transactions in, to or from certain countries, governments, individuals and entities;

•	limitations on amounts that may be transferred by a customer or from a jurisdiction at any one time or over specified periods of time, which require aggregation over multiple transactions;

•	customer information gathering and reporting requirements;

•	customer disclosure requirements, including language requirements and foreign currency restrictions;

•	notification requirements as to the identity of contracting agents, governmental approval of contracting agents or requirements and limitations on contract terms with our agents;

•	registration or licensing of us or our agents with a state or federal agency in the United States or with the central bank or other proper authority in a foreign country; and

•	minimum capital or capital adequacy requirements.

Anti-money laundering regulations are constantly evolving and vary from country to country. We continuously monitor our compliance with anti-money laundering regulations and implement policies and procedures in light of the most current legal requirements. Our money remittance services are primarily offered through third-party agents under contract with us, but we do not directly control these agents. As a money services business, we and our agents are required to establish anti-money laundering compliance programs that include internal policies and controls; a designated compliance officer; employee training and an independent review function. We have developed an anti-money laundering training manual and a program to assist with the education of our agents and employees on the applicable rules and regulations. We also offer in-person and online training as part of our agent compliance training program, engage in various activities to enable agent oversight and have adopted compliance policies that outline key principles of our compliance program to our agents. We have developed a regulatory compliance department, under the direction of our experienced Chief Administrative and Compliance Officer, whose foremost responsibility is to monitor transactions, detect suspicious activity, maintain financial records and train our employees and agents. An independent third-party consulting firm periodically reviews our policies and procedures to ensure the efficacy of our anti-money laundering and regulatory compliance program. Our key milestones in the compliance process include (1) the entry of the transaction by the sending agent requires completion of mandatory fields and identification requirements, (2) the sender and receiver are screened against government required lists (for OFAC and other purposes), (3) the transaction, before sent to the paying agent, is screened and any flagged exceptions are sent to compliance for investigation and release or rejection and (4) the transaction is screened for limit restrictions, velocity levels, structuring and identification requirements.

In connection with and when required by regulatory requirements we make information available to certain U.S. federal and state, as well as certain foreign, government agencies to assist in the prevention of money laundering, terrorist financing and other illegal activities and pursuant to legal obligations and authorizations. In certain circumstances, we may be required by government agencies to deny transactions that may be related to persons suspected of money laundering, terrorist financing or other illegal activities, and it is possible that we may inadvertently deny transactions from customers who are making legal money transfers.

Licensing. In most countries, either we or our agents are required to obtain licenses or to register with a government authority in order to offer money transfer services. Almost all states in the United States, the District of Columbia and Puerto Rico require us to be licensed to conduct business within their jurisdictions. Licensing requirements may include requirements related to net worth, providing surety bonds and letters of credit, operational procedures, agent oversight and maintenance of reserves to cover outstanding payment obligations. Acceptable forms of such reserves will vary based on jurisdiction and the applicable regulator, but generally include cash and cash equivalents, U.S. government securities and other highly rated debt instruments. Many regulators require us to file reports on a quarterly or more frequent basis to verify our compliance with their requirements. We are also subject to periodic examinations by the governmental agencies with regulatory authority over our business.

Escheatment. Unclaimed property laws of each state in the United States in which we operate, the District of Columbia, and Puerto Rico require us to track certain information for all of our money remittances and payment instruments and, if the funds underlying such remittances and instruments are unclaimed at the end of an applicable statutory abandonment period, require us to remit the proceeds of the unclaimed property to the appropriate jurisdiction. Applicable statutory abandonment periods range from three to seven years. Certain foreign jurisdictions also have unclaimed property laws. These laws are evolving and are often unclear and inconsistent among jurisdictions, making compliance challenging. We have an ongoing program designed to comply with escheatment laws as they apply to our business.

Data Privacy and Cybersecurity. We are subject to federal, state and international laws and regulations relating to the collection, use, retention, security, transfer, storage and disposal of personally identifiable information of our customers, agents and employees. In the United States, we are subject to various federal privacy laws, including the Gramm-Leach-Bliley Act, which requires that financial institutions provide consumers with privacy notices and have in place policies and procedures regarding the safeguarding of personal information. We are also subject to privacy and data breach laws of various states. Outside the United States, we are subject to privacy laws of numerous countries and jurisdictions, which may be more restrictive than the U.S. laws and impose more stringent duties on companies or penalties for non-compliance. Government surveillance laws and data localization laws are evolving to address increased and changing threats and risks and as these laws evolve they may be, or become, inconsistent from jurisdiction to jurisdiction.

Dodd-Frank Act. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law in 2010. The Dodd-Frank Act imposes additional regulatory requirements and creates additional regulatory oversight over us. The Dodd-Frank Act created the CFPB which issues and enforces consumer protection initiatives governing financial products and services, including money remittance services, in the United States. The CFPB’s Remittance Transfer Rule became effective on October 28, 2013. Its requirements include: a disclosure requirement to provide consumers sending funds internationally from the United States enhanced pre-transaction written disclosures, an obligation to resolve certain errors, including errors that may be outside our control, and an obligation to cancel transactions that have not been completed at a customer’s request. As a “larger participant” in the market for international money transfers, we are subject to direct examination and supervision by the CFPB. We have modified our systems and consumer disclosures in light of the requirements of the Remittance Transfer Rule. In addition, under the Dodd-Frank Act, it is unlawful for any provider of consumer financial products or services to engage in unfair, deceptive, or abusive acts or practices. The CFPB has substantial rule making and enforcement authority to prevent unfair, deceptive, or abusive acts or practices in connection with any transaction with a consumer for a financial product or service.

Anti-Bribery Regulation. We are subject to regulations imposed by the Foreign Corrupt Practices Act (the “FCPA”) in the United States and similar anti-bribery laws in other jurisdictions. These laws may impose recordkeeping and other requirements on us. We maintain a compliance program designed to comply with anti-bribery laws and regulations applicable to our business.

Risk Management

At times, we are exposed to credit risk related to receivable balances from agents in the money remittance process if agents do not promptly process transactions and make payments to us. Historically, the amount of these receivables has not been material to our business.

Through our online and electronic platforms, we also are exposed to credit risk directly from transactions that are originated through means other than cash, such as credit, debit and “ACH” cards, and therefore are subject to “chargebacks” for insufficient funds or other collection impediments, such as fraud.

We continually monitor fraud risk, perform credit reviews before adding agents to our network and conduct periodic credit risk analyses of agents and certain other parties that we transact with directly. For the fiscal year ended December 31, 2017, our bad debt expense was equal to 0.7% of our total revenues.

Seasonality

We do not experience meaningful seasonality in our business. We may experience, however, increased transaction volume around certain holidays, such as Mother’s Day and Christmas.

Competition

The market for money remittance services is very competitive, consisting of a small number of large competitors and a large number of small, niche competitors, and we will continue to encounter competition from new technologies that enable customers to send and receive money in a variety of ways. We generally compete based on convenience, price, security, reliability, customer service, distribution network, speed, options and brand recognition. We believe that our ongoing investments in new products and services will help us to remain competitive in our evolving business environment.

Our competitors include a small number of large money remittance providers, financial institutions, banks and a large number of small niche money remittance service providers that serve select regions. We compete with larger companies such as Western Union, MoneyGram and EuroNet and a number of other smaller competitors. We generally compete for money remittance agents on the basis of value, service, quality, technical and operational differences, commission, and marketing efforts. As a philosophy we sell credible solutions to agents, not discounts or higher commissions as is typical for the industry. We compete for money remittance customers on the basis of trust, convenience, service, efficiency of outlets, value, technology and brand recognition.

We expect to encounter increasing competition as new technologies emerge that enable customers to send and receive money through a variety of channels, but we do not expect adoption rates to be as significant in the near term for the customer segment we serve. Regardless, we continue to innovate in the industry by differentiating our money remittance business through programs to foster loyalty among agents as well as customers and have expanded our channels through which our services are accessed to include online and mobile offerings in preparation for customer adoption.

Employees

As of June 30, 2018, we had 239 full-time employees in the United States as well as 233 full-time and 150 part-time employees outside of the United States. As of June 30, 2018, we had 273 employees in Mexico represented by a labor union.

Properties

We lease 31 company-owned stores, all located in the United States. In addition to the company-owned stores, we lease our headquarters in Miami, Florida, and three other facilities in Miami, along with two call centers located outside of the United States. All of our facilities are leased.

Insurance

We maintain insurance policies to cover directors’ and officers’ liability, fiduciary, crime, property, workers’ compensation, automobile, key man, general liability and umbrella insurance.

All of our insurance policies are with third-party carriers and syndicates with financial ratings of A or better. We and our global insurance broker regularly review our insurance policies and believe the premiums, deductibles, coverage limits and scope of coverage under such policies are reasonable and appropriate for our business.

Legal Proceedings

From time to time, we are subject to various claims, charges and litigation matters that arise in the ordinary course of business. We believe these actions are a normal incident of the nature and kind of business in which we are engaged. While it is not feasible to predict the outcome of these matters with certainty, we do not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or prospects.

David Baesel (“Baesel”) filed a putative class action complaint against the Company alleging violations of the TCPA (David Baesel v. Intermex Wire Transfer, LLC, Case No. 1:17-cv-24001-MGC (S.D. Fla.)). Baesel alleged that the Company violated the TCPA by sending text message notification without consent of the called party. The Company answered the Complaint and asserted its defenses. On March 14, 2018, Baesel and the Company reached a settlement agreement in principle and notified the court accordingly. On March 22, 2018, Baesel and the Company entered into a settlement agreement.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS OF INTERMEX

You should read the following management’s discussion and analysis together with “Selected Consolidated Historical Financial Information of Intermex” and Holdings’ audited consolidated financial statements and the related notes and Holdings’ unaudited condensed consolidated financial statements and related notes included elsewhere and incorporated by reference in this prospectus and management’s discussion and analysis incorporated by reference in this prospectus. This discussion contains forward-looking statements about Intermex’s business, operations and industry that involve risks and uncertainties, such as statements regarding Intermex’s plans, objectives, expectations and intentions. Intermex’s future results and financial condition may differ materially from those currently anticipated by Intermex as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Throughout this section, unless otherwise noted or unless the context requires otherwise, “we” and “us” refer to Intermex and its consolidated subsidiaries.

The results of operations for the Successor three months ended June 30, 2018 and 2017, the Successor six months ended June 30, 2018, and the combined Predecessor period from January 1, 2017 to January 31, 2017 and the Successor period from February 1, 2017 to June 30, 2017 appear in our Current Report on Form 8-K/A, dated August 14, 2018, and are incorporated by reference into this prospectus.

Overview

 We are a rapidly growing and leading money remittance services company focused on the United States to Latin America and the Caribbean (“LAC”) corridor, which includes Mexico, Central and South America and the Caribbean. We utilize our proprietary technology to deliver convenient, reliable and value added services to our customers through a broad network of sending and paying agents. Our remittance services, which include a comprehensive suite of ancillary financial processing solutions and payment services, are available in 50 states, Washington D.C., and Puerto Rico, where customers can send money to beneficiaries in Mexico, Guatemala and 15 additional Latin American countries. Our services are accessible in person through our 85,000 sending and paying agents and company-owned stores, as well as online and via Internet-enabled mobile devices.

Money remittance services are the primary source of our revenue. These services involve the movement of funds on behalf of an originating customer for receipt by a designated beneficiary at a designated receiving location. Our remittances to Latin America are generated in the United States by customers with roots in Latin American and Caribbean countries, many of whom do not have an existing relationship with a traditional full-service financial institution capable of providing the services we offer. We provide these customers with flexibility and convenience to help them meet their financial needs. Other consumers who use our services may have access to traditional banking services, but prefer to use our services based on reliability, convenience and value. We generate money remittance revenue from fees paid by our customers (i.e. the senders of funds), which we share with our sending agents in the United States and our paying agents in the destination country. Remittances paid in local currencies that are not pegged to the U.S. dollar also earn revenue through our daily management of currency exchange spreads.

Our money remittance services enable our customers to send and receive funds through our extensive network of locations in the United States that are primarily operated by third-party businesses, which we refer to as agents, and a small number of company-owned stores in the LAC corridor. In addition, our services are offered digitally through Intermexonline.com and via Internet-enabled mobile devices. We currently operate in the United States, Mexico, Guatemala and 15 additional countries. Since January 2015 through December 31, 2017 we have grown our agent network by more than 73%, and increased our remittance transactions volume by approximately 71%.

As a non-bank financial institution, we are regulated by the Department of Treasury, the Internal Revenue Service, FinCEN, the Consumer Financial Protection Bureau, the Department of Banking and Finance of the State of Florida and additionally by the various regulatory institutions of those states where we hold an operating license. We are duly registered as a Money Service Business (“MSB”) with FinCEN, the financial intelligence unit of the U.S. Department of the Treasury. We are also subject to a wide range of regulations in the United States and other countries, including anti-money laundering laws and regulations; financial services regulations; currency control regulations; anti-bribery laws; money transfer and payment instrument licensing laws; escheatment laws; privacy, data protection and information security laws; and consumer disclosure and consumer protection laws.

Key Factors and Trends Affecting Our Business

Various trends and other factors have affected and may continue to affect our business, financial condition and operating results, including:

•	competition in the markets in which we operate;

•	our ability to maintain agent relationships on terms consistent with those currently in place;

•	our ability to maintain banking relationships necessary for us to conduct our business;

•	credit risks from our agents and the financial institutions with which we do business;

•	bank failures, sustained financial illiquidity, or illiquidity at our clearing, cash management or custodial financial institutions;

•	new technology or competitors that disrupt the current ecosystem;

•	disruptions to our information technology, computer network systems and data centers;

•	our success in developing and introducing new products, services and infrastructure;

•	customer confidence in our brand and in consumer money transfers generally;

•	our ability to maintain compliance with the regulatory requirements of the jurisdictions in which we operate or plan to operate;

•	international political factors or implementation of tariffs, border taxes or restrictions on remittances or transfers of money out of the United States;

•	changes in tax laws and unfavorable outcomes of tax positions we take;

•	political instability, currency restrictions and devaluation in countries in which we operate or plan to operate;

•	weakness in U.S. or international economic conditions;

•	change or disruption in international migration patterns;

•	our ability to protect our brand and intellectual property rights; and

•	our ability to retain key personnel.

Throughout 2017, Latin American political and economic conditions remained unstable, as evidenced by high unemployment rates in key markets, currency reserves, currency controls, restricted lending activity, weak currencies and low consumer confidence, among other factors. Specifically, continued political and economic unrest in parts of Mexico and Guatemala contributed to volatility. Our business has generally been resilient during times of economic instability as money remittances are essential to many recipients, with the funds used by the receiving party for their daily needs. However, long-term sustained devaluation of the Mexican peso or Guatemalan quetzal as compared to the U.S. dollar could negatively affect our revenues and profitability.

Money remittance businesses such as ours have continued to be subject to strict legal and regulatory requirements, and we continue to focus on and regularly review our compliance programs. In connection with these reviews, and in light of regulatory complexity and heightened attention of governmental and regulatory authorities related to compliance activities, we have made, and continue to make, enhancements to our processes and systems designed to detect and prevent consumer fraud, money laundering, terrorist financing and other illicit activity, along with enhancements to improve consumer protection, including related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and similar regulations outside the United States. In coming periods, we expect these enhancements will continue to result in changes to certain of our business practices and may result in increased costs.

We maintain a regulatory compliance department, under the direction of our experienced Chief Administrative and Compliance Officer, whose foremost responsibility is to monitor transactions, detect suspicious activity, maintain financial records and train our employees and agents. An independent third-party consulting firm periodically reviews our policies and procedures to ensure the efficacy of our anti-money laundering and regulatory compliance program.

The market for money remittance services is very competitive. Our competitors include a small number of large money remittance providers, financial institutions, banks and a large number of small niche money remittance service providers that serve select regions. We compete with larger companies such as Western Union, MoneyGram and EuroNet and a number of other smaller competitors. We generally compete for money remittance agents on the basis of value, service, quality, technical and operational differences, commission, and marketing efforts. We sell credible solutions to our agents, not discounts or higher commissions, as is typical for the industry. We compete for money remittance customers on the basis of trust, convenience, service, efficiency of outlets, value, technology and brand recognition. We expect to encounter increasing competition as new technologies emerge that allow customers to send and receive money through a variety of channels, but we do not expect adoption rates of such new technologies to be as significant in the near term for the customer segment we serve. We continue to differentiate our business through programs to foster loyalty among agents as well as customers and have expanded our channels through which our services are accessed to include online and mobile offerings in preparation for customer adoption.

We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. An “emerging growth company” can take advantage certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include:

•	an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting;

•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; and

•
an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer.

We will remain an “emerging growth company” until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1.07 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or (iv) the date on which we are deemed a “large accelerated filer,” which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30.

In December 2017, the United States enacted tax reform legislation known as the H.R.1, commonly referred to as the “Tax Cuts and Jobs Act” (the “Act”), resulting in significant modifications to existing law. Due to the timing of the Act and the complexity involved in applying the provisions of the Act, we made a reasonable estimate of the effects and recorded provisional amounts for the Successor period from February 1, 2017 through December 31, 2017, which include a reduction in the corporate tax rate from 34% to 21% as well as other changes. As a result of the changes to tax laws and tax rates under the Act, we have recorded a provisional one-time increase in income tax expense of $656,000 for the Successor period from February 1, 2017 through December 31, 2017, which consists primarily of the remeasurement of deferred tax assets and liabilities from 34% to 21%. We do not expect to incur a liability related to the one-time deemed repatriation transition tax on unrepatriated foreign earnings, as our foreign subsidiaries have a combined accumulated deficit.

As we collect and prepare necessary data, interpret the Act and any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, we may make adjustments to the provisional amounts. Those adjustments may materially impact the provision for income taxes and effective tax rate in the period in which the adjustments are made. The accounting for the tax effects of the Act will be completed in 2018. Provisional amounts for the income tax effect of the Act have been recorded as of December 31, 2017 and are subject to change during 2018. During the first half of 2018, there were no adjustments made to the provisional amounts recorded in December 2017.

Stella Point Acquisition

On February 1, 2016, Intermex’s direct wholly owned subsidiary Holdings entered into an Agreement and Plan of Merger pursuant to which Interwire LLC, an affiliate of Stella Point, acquired 100% of the outstanding capital stock of Holdings, the surviving corporation in a merger with a subsidiary of Interwire LLC that was formed for purposes of the transaction, which we refer to as the Stella Point acquisition. The Stella Point acquisition was consummated on February 1, 2017 for a cash purchase price of approximately $52.0 million, plus approximately $12.4 million of rollover equity from certain existing management holders, the assumption of approximately $78.0 million of Holdings’ outstanding debt and an additional funding of $5.0 million of Holdings debt. In connection with the Stella Point acquisition, certain members of our management contributed approximately $12.4 million of Holdings shares held by them to Interwire LLC in exchange for equity interests in Interwire LLC. In connection with the Stella Point acquisition, we applied “push-down accounting” and the assets and liabilities were adjusted to fair value on the closing date of the transaction, February 1, 2017. As a result, our financial statement presentations distinguish between a predecessor period (“Predecessor”), for periods prior to the closing of the Stella Point acquisition, and a successor period (“Successor”), for periods subsequent to the closing of such transaction. The Successor’s financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the transaction date. The consolidated financial statements presented herein are those of Successor from its inception on February 1, 2017 through December 31, 2017, and those of Predecessor for all periods prior to the transaction date. The successor period may not be comparable to the predecessor periods.

The Merger

On the Closing Date, we consummated the previously announced transactions contemplated by the Merger Agreement, by and among Merger Sub 1, Merger Sub 2, Holdings and SPC Intermex Representative. The Merger Agreement provided for the acquisition of Intermex by FinTech pursuant to the Merger.  In connection with the closing of the Merger, the company changed its name from FinTech Acquisition Corp. II to International Money Express, Inc. and Merger Sub 2 changed its name to International Money Express Sub 2, LLC. As a result of the completion of the transaction, International Money Express, Inc. became a public company.

The aggregate consideration paid in the Merger consisted of (i) 17,477,682 shares of FinTech common stock and (ii) $102.0 million in cash.

In connection with the closing of the Merger, FinTech redeemed a total of 4,938,232 shares of its common stock at a redemption price of $10.086957 per share pursuant to the terms of the Company’s amended and restated certificate of incorporation in effect at the Merger closing, resulting in a total payment to redeeming stockholders of approximately $49,811,733.84.

Immediately following the Merger, there were 36,182,783 shares of the Company’s common stock outstanding, warrants to purchase 8,959,999 shares of the Company’s common stock and 3,371,389 shares reserved for issuance under the Omnibus Plan, of which stock options to purchase 2,763,219 shares of common stock and restricted stock units in respect of 21,189 shares of common stock were granted to employees and independent directors of the Company in connection with the Closing. As of the Closing Date, the former stockholders of Intermex owned approximately 48.3% of the Company’s outstanding common stock, the former stockholders of FinTech owned approximately 51.7% of the Company’s outstanding common stock (20.4% held by FinTech’s initial stockholders).

How We Assess the Performance of Our Business

In assessing the performance of our business, we consider a variety of performance and financial measures. The key indicators of the financial condition and operating performance of our business are revenues, service charges from agents and banks, salaries and benefits and selling, general and administrative expenses. To help us assess our performance with these key indicators, we use Adjusted EBITDA as a non-GAAP financial measure. We believe this non-GAAP measure provides useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our GAAP consolidated financial statements. See the “Adjusted EBITDA” sections below for reconciliations of Adjusted EBITDA to our net (loss) income, the closest GAAP measure.

Revenues

 Transaction volume is the primary generator of revenue in our business. Revenue on transactions is derived primarily from transaction fees paid by consumers to transfer money. Revenues per transaction vary based upon send and receive locations and the amount sent. In certain transactions involving different send and receive currencies, we generate foreign exchange revenues based on the difference between the set exchange rate charged by us to the sender and the rate available to us in the wholesale foreign exchange market.

We use forward foreign exchange contracts to manage the risk associated with currency fluctuations on settlement of wire transfers in foreign currencies.

Operating Expenses

Service Charges from Agents and Banks

Service charges and fees primarily consist of agent commissions and bank fees. Service charges and fees vary based on agent commission percentages and the amount of fees charged by the banks. Agents earn a commission on each transaction they process of approximately 50% of the transaction fee. Service charges and fees may increase if banks or payer organizations increase their fee structure. Service charges also vary based on the method the customer selects to send the transfer and payer organization that facilitates the transaction.

Salaries and Benefits

Salaries and benefits include cash and share-based compensation associated with our corporate employees, sales team as well as employees at our company-owned stores. Corporate employees include management, customer service, compliance, information technology, finance and human resources. Our sales team, located throughout the United States, is focused on supporting and growing our agent network. Share-based compensation is not comparable between the Successor and Predecessor periods.

Other Selling, General and Administrative

General and administrative expenses primarily consist of fixed overhead expenses associated with our operations, such as rent expense, insurance, professional services, management fees and other similar types of expenses. A portion of these expenses relate to our 31 company-owned stores, however the majority relate to the overall business. General and administrative expenses are expected to increase as a publicly traded company. Selling expenses include expenses such as advertising and promotion, bad debt expense and expenses associated with increasing our network of agents. These expenses are expected to continue to increase in line with increases in revenues.

Transaction Costs

We have incurred transaction costs associated with both the Stella Point acquisition as well as in connection with the Merger. These costs include all internal and external costs directly related to the transaction, consisting primarily of legal, consulting, accounting, advisory fees, and certain incentive bonuses directly related to the transaction. Due to their significance, they are detailed separately in our financial statements.

Depreciation and Amortization

Depreciation and amortization is not comparable between the Successor and Predecessor companies. Due to the application of “push-down” accounting with the Stella Point acquisition, the Successor company established a new basis for its tangible and intangible assets. Depreciation largely consists of depreciation of computer equipment and software that supports our technology platform. Amortization of intangible assets is primarily related to our trade name, agent relationships and developed technology.

Non-Operating Expenses

Interest Expense

Interest expense consists primarily of interest associated with our senior secured credit facility, which consists of a term loan and revolving credit facility, which was refinanced on August 23, 2017. At June 30, 2018, the interest rates for the term loan and revolving credit facility were 11.15% and 13.0%, respectively. Interest on the term loan is determined based on the highest of the LIBOR Rate, commercial lending rate of the collateral agent and federal funds rate, plus an applicable margin. Interest on the revolving credit facility is based on the LIBOR Rate plus an applicable margin. Also included as a component of interest expense is the amortization of debt issuance costs.

Provision for Income Tax (Benefit)

Our provision for income tax expense (benefit) includes the expected benefit of all deferred tax assets, including our net operating loss carryforwards. With few exceptions, our net operating loss carryforwards will expire from 2029 through 2037. The February 1, 2017 acquisition by Stella Point was considered a change of ownership under Section 382 of the Code. After the change of ownership, utilization of our net operating loss carryforwards is now subject to an annual limitation. As of December 31, 2017, we determined that no valuation allowance was required for any of our deferred tax assets. The Merger could also result in a change of ownership under Section 382 of the Code and our net operating loss and credit carryforwards may be subject to substantial limitation due to the ownership change, which may result in expiration of these tax attributes. Our tax expense (benefit) has been impacted by non-deductible expenses, including equity compensation and transaction costs. The Act, enacted in December 2017, has reduced our federal corporate tax rate from 34% to 21% beginning in 2018.

Net (Loss) Income

Net (loss) income is determined by subtracting operating and non-operating expenses from revenues.

Restatements

Management’s discussion and analysis of the results of operations is based on restated consolidated statements of operations and comprehensive (loss) income for the Predecessor years ended December 31, 2016 and 2015.

During the audit of Intermex’s financial statements for the periods February 1, 2017 to December 31, 2017 and January 1, 2017 to January 31, 2017 and the years ended December 31, 2016 and 2015, management concluded that Intermex’s valuation allowance on its net deferred tax asset was overstated by approximately $13.0 million as of December 31, 2014. The error resulted from the failure to appropriately consider future taxable income in order to estimate the recoverability of the gross deferred tax asset as of December 31, 2014 in accordance with Accounting Standards Codification (“ASC”) 740 Income Taxes. This overstatement resulted in Intermex’s financial statements (i.e., stockholder’s equity) being restated as of December 31, 2014. The error was corrected by restating Intermex’s December 31, 2014 accumulated deficit balance in the consolidated statements of changes in stockholder’s equity and the provision for income tax benefit for the year ended December 31, 2015 in the consolidated statements of operations and comprehensive (loss) income.

Previously, all finite-lived intangibles were amortized on a straight-line basis over the estimated useful lives. However, as the economic benefits expected from the agent relationships lessen over time, we concluded it was more appropriate to amortize the agent relationships intangible asset based on an accelerated method, in accordance with ASC 350 Intangibles — Goodwill and Other. Management believes this better matches the amortization expense with the economic benefits expected to be received from the agent relationships rather than recognizing the expense on a straight-line method. As a result, intangible assets, net were overstated and depreciation and amortization expense was misstated in prior years. Intermex restated its financial statements (i.e., stockholder’s equity) by approximately $3.6 million, net of tax, as of December 31, 2014 to reflect the acceleration of amortization retrospectively. In addition, amortization expense for the years ended December 31, 2016 and 2015 were restated by approximately $1.1 million, net of tax, each year. We are in the process of revising our existing internal controls over our review of the income tax provision preparation and acquisition accounting in order to develop specific accounting policies that are monitored and updated as events warrant.

Results of Operations

The following table summarizes key components of our results of operations for the periods indicated:

	Successor Company	Predecessor Company
(in thousands)	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
			(as Restated)	(as Restated)
Revenues:
Wire transfer and money order fees	$169,796	$11,877	$138,468	$105,516
Foreign exchange	30,014	2,450	25,782	17,596
Other income	1,229	99	1,145	1,087
Total revenues	201,039	14,426	165,395	124,199
Operating expenses
Service charges from agents and banks	135,455	9,431	107,968	81,747
Salaries and benefits	21,954	4,457	17,261	14,307
Other selling, general and administrative expenses	16,470	1,146	13,711	9,899
Transaction costs	8,706	3,917	901	1,609
Depreciation and amortization	16,645	382	2,530	2,453
Total operating expenses	199,230	19,333	142,371	110,015
Operating income (loss)	1,809	(4,907)	23,024	14,184
Interest expense	11,448	614	9,540	4,234
(Loss) income before income taxes	(9,639)	(5,521)	13,484	9,950
Provision for income tax expense (benefit)	534	(2,203)	4,084	4,192
Net (loss) income	$(10,173)	$(3,318)	$9,400	$5,758

Successor Period Ended December 31, 2017 (“2017 Successor Period”) and 2017 Predecessor Period defined as “2017 Combined Period”, Compared to Predecessor Year Ended December 31, 2016

Revenues

Revenues for the above periods are presented below:

	Successor Company		Predecessor Company

(in thousands)	Period from February 1, 2017 to December 31, 2017	% of Revenues	Period from January 1, 2017 to January 31, 2017	% of Revenues	Year Ended December 31, 2016	% of Revenues
Revenues:
Wire transfer and money order fees	$169,796	84%	$11,877	82%	$138,468	84%
Foreign exchange	30,014	15%	2,450	17%	25,782	16%
Other income	1,229	1%	99	1%	1,145	1%
Total revenues	$201,039	100%	$14,426	100%	$165,395	100%

Wire transfer and money order fees of $181.7 million for the 2017 Combined Period, including $169.8 million from the 2017 Successor Period and $11.9 million from the 2017 Predecessor Period, increased by $43.2 million from the Predecessor year ended December 31, 2016. This increase of 31% was primarily due to a 29% increase in transaction volume achieved in the 2017 Combined Period, largely due to the continued growth in our agent network.

Revenues from foreign exchange of $32.5 million for the 2017 Combined Period, including $30.0 million from the 2017 Successor Period and $2.5 million from the 2017 Predecessor Period, increased by $6.7 million, or 26%, from $25.8 million for the Predecessor year ended December 31, 2016, primarily due to higher transaction volumes achieved by growth in our agent network. This increase was partially offset by reduced foreign exchange income per transaction compared to the Predecessor year ended December 31, 2016.

Operating Expenses

 Operating expenses for the above periods are presented below:

	Successor Company		Predecessor Company

(in thousands)	Period from February 1, 2017 to December 31, 2017	% of Revenues	Period from January 1, 2017 to January 31, 2017	% of Revenues	Year Ended December 31, 2016	% of Revenues
					(as Restated)
Operating expenses
Service charges from agents and banks	$135,455	67%	$9,431	65%	$107,968	65%
Salaries and benefits	21,954	11%	4,457	31%	17,261	10%
Other selling, general and administrative expenses	16,470	8%	1,146	8%	13,711	8%
Transaction costs	8,706	4%	3,917	27%	901	1%
Depreciation and amortization	16,645	8%	382	3%	2,530	2%
Total operating expenses	$199,230	99%	$19,333	134%	$142,371	86%

Service charges from agents and banks — Service charges from agents and banks were $144.9 million, or 67% of revenues for the 2017 Combined Period, consisting of $135.5 million in the 2017 Successor Period and $9.4 million in the 2017 Predecessor Period, compared to $108.0 million, or 65% of revenues in the Predecessor year ended December 31, 2016. The increase of $36.9 million from the Predecessor year ended December 31, 2016 to the 2017 Combined Period was due to the increase in transaction volume of $32.1 million, an increase in promotional rebates paid to our agents of $2.6 million and an increase in fees from our U.S. banks of $1.6 million.

Salaries and benefits — Salaries and benefits were $26.4 million for the 2017 Combined Period, including $22.0 million for the 2017 Successor Period and $4.4 million for the 2017 Predecessor Period, an increase of $9.1 million from $17.3 million for the Predecessor year ended December 31, 2016. Salaries and benefits increased $1.8 million in the Successor Period due to granted incentive units by Interwire LLC to employees of Intermex. In connection with the Merger, Interwire LLC distributed the Merger Consideration to its members and the holders of the incentive units received distributions in accordance with their ownership interest. As a result, employees will no longer hold profit interests following the Merger. Additionally, the 2017 Predecessor Period includes $2.9 million of expense related to the accelerated vesting of all stock options and restricted stock grants in connection with the Stella Point acquisition.

The remaining increase in salaries and benefits from the Predecessor year ended December 31, 2016 to the 2017 Combined Period related to enhancing our technical support and sales teams, which has grown to support the growing agent network. In addition, our sales department commissions are based on our gross margin, which increased for the 2017 Combined Period in comparison to the Predecessor year ended December 31, 2016.

Other selling, general and administrative expenses — Other selling, general and administrative expenses of $17.6 million for the 2017 Combined Period, including $16.5 million for the 2017 Successor Period and $1.1 million for the 2017 Predecessor Period, increased by $3.9 million from $13.7 million in the Predecessor year ended December 31, 2016. The increase resulted from higher selling-related costs from advertising and promotion, bad debt expense, and expenses associated with the growing sales team. Advertising in the 2017 Combined Period included the rollout of our online platform. Additionally, the 2017 Successor Period included a $0.7 million related-party management fee that is not included in the Predecessor Periods and is not expected to continue as a public company.

Transaction costs — Transaction costs of $12.6 million for the 2017 Combined Period, including $8.7 million for the 2017 Successor Period and $3.9 million for the 2017 Predecessor Period, increased by $11.7 million from $0.9 million in the Predecessor year ended December 31, 2016. Transaction costs in the 2017 Successor Period include $6.2 million of costs related to the Stella Point acquisition as well as $2.5 million of costs related to the Merger. Transaction costs in the Predecessor Periods were associated with the Stella Point acquisition. These costs included legal, consulting, accounting, advisory fees, and certain incentive bonuses directly related to the Stella Point acquisition.

Depreciation and amortization — Depreciation and amortization for the 2017 Successor Period includes accelerated amortization of $14.5 million related to the trade name, developed technology and agent relationships. Depreciation and amortization expense is not comparable between the Successor and Predecessor periods due to the new basis established for the assets and liabilities of the Successor company as of February 1, 2017.

Non-Operating Expenses

Interest expense — Interest expense was $12.0 million for the 2017 Combined Period, including $11.4 million for the 2017 Successor Period and $0.6 million for the 2017 Predecessor Period, an increase of $2.5 million, or 26%, from $9.5 million for the Predecessor year ended December 31, 2016. This increase was primarily due to the increase in the principal balance of the senior secured credit facility outstanding in the 2017 Combined Period.

Provision for income tax expense (benefit) — Income tax benefit was $1.7 million for the 2017 Combined Period, including income tax expense of $0.5 million for the 2017 Successor Period and income tax benefit of $2.2 million for the 2017 Predecessor Period, a change of $5.8 million, from income tax expense of $4.1 million for the Predecessor year ended December 31, 2016. The change of $5.8 million in income taxes was due to $10.8 million of income tax benefit related to taxable losses incurred for both federal and state taxes in the 2017 Combined Period compared to taxable income realized in the Predecessor year ended December 31, 2016, offset by unfavorable impacts of $3.4 million in the 2017 Combined Period associated with non-deductible expenses, such as transaction costs and share-based compensation expense, and $1.7 million due to change in tax rates driven by a change in our blended state tax rate in 2016 and recording the provisional impact of the Act in 2017. We expect to have an effective tax rate of approximately 29% in 2018 on our income from ordinary operations due to the reduction in the U.S. federal corporate tax rate as a result of the Act.

Net (Loss) Income

We had a net loss of $13.5 million for the 2017 Combined Period, including $10.2 million from the 2017 Successor Period and $3.3 million from the 2017 Predecessor Period, compared to net income of $9.4 million for the Predecessor year ended December 31, 2016, due to the same factors that affected Adjusted EBITDA.

Adjusted EBITDA

Adjusted EBITDA for the 2017 Combined Period was $33.4 million, consisting of $31.1 million in the 2017 Successor Period and $2.3 million in the 2017 Predecessor Period, representing an increase of $6.3 million, or 23% from $27.1 million for the Predecessor year ended December 31, 2016. The increase in Adjusted EBITDA was primarily due to the increase in revenues of $50.0 million, less the increase in service charges from agents and banks of $36.9 million as well as increases in other operating expenses to support the growth in our business.

The following table presents the reconciliation of Adjusted EBITDA to net (loss) income, Intermex’s closest GAAP measure.

	Successor Company	Predecessor Company

(in thousands)	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016
			(as Restated)
Net (loss) income	$(10,173)	$(3,318)	$9,400
Adjusted for:
Interest expense	11,448	614	9,540
Provision for income tax expense (benefit)	534	(2,203)	4,084
Depreciation and amortization	16,645	382	2,530
EBITDA	18,454	(4,525)	25,554
Transaction costs(a)	8,706	3,917	901
Incentive units plan(b)	1,846
Change in control adjustment for stock options(c)	—	2,813	—
Management fee(d)	715	—	—
One-time adjustment – bank fees(e)	642	—	—
One-time incentive bonus(f)	514	—	—
Other charges and expenses(g)	195	104	646
Adjusted EBITDA	$31,072	$2,309	$27,101

(a)
Represents direct costs related to mergers and acquisitions, which are expensed as incurred and included as “transaction costs” in Holdings’ consolidated statements of operations and comprehensive (loss) income. Costs related to the Stella Point acquisition amounted to $6.2 million in the 2017 Successor Period, $3.9 million for the 2017 Predecessor Period and $0.9 million and $1.6 million for the Predecessor year ended December 31, 2016. These costs consist primarily of legal, consulting, accounting, advisory fees and certain incentive bonuses directly related to the above transactions.

(b)
In connection with the Stella Point acquisition, Class B, C and D incentive units were granted to Holdings’ employees by Interwire LLC. The Successor Periods include expense regarding Class B incentive units. In connection with the Merger, Interwire LLC distributed the Merger consideration to its members and the holders of the incentive units received distributions in accordance with their ownership interest. As a result, employees no longer hold profits interests following the Merger.

(c)	Represents $2.8 million related to stock options issued by the Predecessor company which vested upon the Stella Point acquisition.
(d)
Represents payments under Holdings’ management agreement with Stella Point pursuant to which Holdings paid a monthly fee for certain advisory and consulting services. In connection with the Merger, this agreement was terminated.

(e)
Holdings incurred a one-time expense in the 2017 Successor Period to true-up the accrual for bank charges. The amount of $0.6 million relates to prior year bank changes, which were not considered material to any individual year.

(f)	Represents certain one-time cash bonuses paid to certain members of management in 2017 that were not part of Holdings’ annual bonus plan.
(g)	Represents the portion of debt issuance costs that were written off as a result of refinancing Holdings’ debt facilities.

Predecessor Year Ended December 31, 2016 Compared to Predecessor Year Ended December 31, 2015

Restatement

Management’s discussion and analysis of the results of operations is based on restated consolidated statements of operations and comprehensive (loss) income for the Predecessor years ended December 31, 2016 and 2015. See “— How We Assess the Performance of our Business — Restatements” above.

Revenues

Revenues for the above periods are presented below:

	Predecessor Company

(in thousands)	Year Ended December 31, 2016	% of Revenues	Year Ended December 31, 2015	% of Revenues

Revenues:
Wire transfer and money order fees	$138,468	84%	$105,516	85%
Foreign exchange	25,782	16%	17,596	14%
Other income	1,145	1%	1,087	1%
Total revenues	$165,395	100%	$124,199	100%

Revenues from wire transfer and money order fees increased by $33.0 million, or 31%, to $138.5 million for the Predecessor year ended December 31, 2016 from $105.5 million for the Predecessor year ended December 31, 2015. This increase was due to $33.3 million related to an increase in overall transaction volume, including an increase in agents, as well as $4.5 million related to a higher average amount sent per transaction, partially offset by $4.6 million due to a lower average fee earned per transaction.

Revenues from foreign exchange increased by $8.2 million, or 47%, to $25.8 million for the Predecessor year ended December 31, 2016 from $17.6 million for the Predecessor year ended December 31, 2015. This increase was primarily due to an increase in the number of transactions, as well as an 11% increase in foreign exchange income per transaction compared to the year ended December 31, 2015, which correlate with the higher average amounts sent per transaction.

Operating Expenses

 Operating expenses for the above periods are presented below:

	Predecessor Company

(in thousands)	Year Ended December 31, 2016	% of Revenues	Year Ended December 31, 2015	% of Revenues
	(as Restated)		(as Restated)
Operating expenses
Service charges from agents and banks	$107,968	65%	$81,747	66%
Salaries and benefits	17,261	10%	14,307	12%
Other selling, general and administrative expenses	13,711	8%	9,899	8%
Transaction costs	901	1%	1,609	1%
Depreciation and amortization	2,530	2%	2,453	2%
Total operating expenses	$142,371	86%	$110,015	89%

Service charges from agents and banks — Service charges from agents and banks increased by $26.3 million to $108.0 million for the Predecessor year ended December 31, 2016 from $81.7 million for the Predecessor year ended December 31, 2015. The increase in service charges from agents and banks was primarily driven by the increase in transaction volume as discussed above.

Salaries and benefits — Salaries and benefits increased by $3.0 million, or 21%, to $17.3 million for the Predecessor year ended December 31, 2016 from $14.3 million for the Predecessor year ended December 31, 2015. The increase in salaries and benefits was primarily due to the growth of our sales department to support our agent network. Further the commissions paid to the sales team increased as they are based on our gross margin, which increased for the Predecessor year ended December 31, 2016 compared to the Predecessor year ended December 31, 2015.

Other selling, general and administrative expenses — Other selling, general and administrative expenses increased by $3.8 million, or 39%, to $13.7 million for the Predecessor year ended December 31, 2016 from $9.9 million for the Predecessor year ended December 31, 2015. The increase in selling, general and administrative expenses was driven by an increase in advertising, promotions, and travel expenses in 2016, related to our growing sales department, as well as additional expenditures related to technology support.

Transaction costs — Transaction costs were $0.9 million in the Predecessor year ended December 31, 2016 and $1.6 million in the Predecessor year ended December 31, 2015, all of which were directly associated with the Stella Point acquisition and were expensed as incurred.

Depreciation and amortization — Depreciation and amortization was $2.5 million in both the Predecessor year ended December 31, 2016 and the Predecessor year ended December 31, 2015. The Predecessor year ended December 31, 2016 included an increase in depreciation of computer software and equipment maintained at the agent locations; however, this was largely offset by lower amortization of the agent relationship intangible which was amortized on an accelerated basis.

Non-Operating Expenses

Interest expense — Interest expense increased by $5.3 million, to $9.5 million for the Predecessor year ended December 31, 2016 from $4.2 million for the Predecessor year ended December 31, 2015. This increase was primarily due to the increase in overall debt from $41 million to $79 million in the Predecessor year ended December 31, 2016 as well as the amortization of the costs from new debt issuance.

Provision for income tax expense — Provision for income tax expense was $4.1 million, or an effective tax rate of 30% for the Predecessor year ended December 31, 2016, compared to $4.2 million, or an effective tax rate of 42% for the Predecessor year ended December 31, 2015. The decrease in income tax expense from the Predecessor year ended December 31, 2015 to the Predecessor year ended December 31, 2016 was due to a $1.5 million favorable impact due to a change in tax rate primarily driven by changes in our blended state tax rate, offset by an increase in income tax expense of $1.4 million related to higher taxable income realized for both federal and state taxes in the Predecessor year ended December 31, 2016 compared to the Predecessor year ended December 31, 2015.

Net (Loss) Income

Net income was $9.4 million for the Predecessor year ended December 31, 2016, an increase of $3.6 million from net income of $5.8 million for the Predecessor year ended December 31, 2015, due to the same factors that affected Adjusted EBITDA.

Adjusted EBITDA

 Adjusted EBITDA was $27.1 million for the Predecessor year ended December 31, 2016, an increase of $8.3 million, or 44%, from $18.8 million for the Predecessor year ended December 31, 2015. The increase was due to the increase in revenues of $41.2 million, less increases in service charges from agents and banks of $26.3 million as well as increases in other operating expenses largely to support our growth in sales.

The following table presents the reconciliation of Adjusted EBITDA to net (loss) income, Intermex’s closest GAAP measure.

	Predecessor Company

(in thousands)	Year Ended December 31, 2016	Year Ended December 31, 2015

	(as Restated)	(as Restated)
Net income	$9,400	$5,758
Adjusted for:
Interest expense	9,540	4,234
Provision for income tax expense	4,084	4,192
Depreciation and amortization	2,530	2,453
EBITDA	25,554	16,637
Transaction costs(a)	901	1,609
Other charges and expenses(b)	646	515
Adjusted EBITDA	$27,101	$18,761

(a)
Represents direct costs related to the Stella Point acquisition which are expensed as incurred and included as “transaction costs” in our consolidated statements of operations and comprehensive (loss) income. Costs related to the Stella Point acquisition amounted to $0.9 million and $1.6 million for the Predecessor years ended December 31, 2016 and 2015, respectively.

(b)	Includes loss on disposal of fixed assets, non-recurring legal fees, foreign currency (gains) or losses and amortization of restricted stock awards.

Liquidity and Capital Resources

 Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We consider liquidity in terms of cash flows from operations and their sufficiency to fund our operating and investing activities. To meet our payment service obligations at all times we must have sufficient highly liquid assets and be able to move funds on a timely basis.

Our principal sources of liquidity are our cash generated by operating activities and supplemented with borrowings under our revolving credit facility. Our primary cash needs are for day to day operations, to pay interest and principal on our indebtedness, to fund working capital requirements and to make capital expenditures.

We expect to continue to finance our liquidity requirements through internally generated funds and supplemented with borrowings under our revolving credit facility. We believe that our projected cash flows generated from operations, together with borrowings under our revolving credit facility are sufficient to fund our principal debt payments, interest expense, our working capital needs and our expected capital expenditures for the next twelve months.

On March 24, 2016, we entered into an amended senior secured credit facility, which included (i) a five-year $10.0 million senior secured revolving credit facility, scheduled to mature on March 24, 2021 and (ii) a five-year $70.0 million senior secured term loan facility, scheduled to mature on March 24, 2021. On February 1, 2017, we increased the principal amount of the term loan to $75.0 million.

On August 23, 2017, we refinanced our then-existing credit facility with a new senior secured credit facility, which consists of (i) a five-year $20.0 million senior secured revolving credit facility, scheduled to mature on August 23, 2022 and (ii) a five-year $97.0 million senior secured term loan facility, scheduled to mature on August 23, 2022.

As of December 31, 2017, we had total indebtedness of $115.8 million, including $95.8 million of borrowings under the term loan facility and $20.0 million in borrowings under the revolving credit facility and excluding debt issuance costs of $4.4 million. There were no additional borrowings available under these facilities as of December 31, 2017.

The credit agreement governing our senior credit facility contains a number of covenants imposing certain restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. The restrictions these covenants place on our business operations include limitations on our and our subsidiaries’ ability to:

•	incur liens on our assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	pay dividends or make distributions on our capital stock;

•	incur or guarantee additional indebtedness;

•	make certain investments;

•	enter into transactions with our affiliates;

•	issue equity interests;

•	make certain modifications to organizational documents; and

•	engage in certain business activities.

In addition, the credit agreement governing our senior credit facility contains two financial covenants which require us to comply with a maximum fixed charge coverage ratio of between 1.10 and 1.25 to 1.00 and a maximum ratio of total net debt to EBITDA of between 3.75 and 2.00 to 1.00, in each case based on the applicable fiscal quarter. In addition, we must maintain asset coverage that is greater than our payment service obligations at all times.

As of December 31, 2017, we were in compliance with the covenants contained in the credit agreement governing our senior credit facility.

On December 18, 2017, the senior credit facility was amended to allow for the Merger, as the facility contains a restrictive covenant related to the change of control of Intermex. In connection with this amendment we were required to pay a $1.0 million consent fee. This fee was only payable the closing of the Merger and therefore was not accrued as of December 31, 2017.

Our indebtedness could adversely affect our ability to raise additional capital, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk and prevent us from meeting our obligations. See “Risk Factors—Risks Relating to Our Indebtedness—We have a substantial amount of indebtedness, which may limit our operating flexibility and could adversely affect our business, financial condition and results of operations.”

Cash Flows

The following table summarizes the changes to our cash flows for the periods presented:

	Successor Company	Predecessor Company

(in thousands)	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015

			(as Restated)	(as Restated)
Statement of Cash Flows Data:
Net cash provided by operating activities	$7,416	$8,652	$22,396	$4,465
Net cash used in investing activities	(5,275)	(249)	(3,012)	(2,064)
Net cash provided by (used in) financing activities	12,927	(2,000)	(558)	(3,019)
Effect of exchange rate changes on cash	99	(15)	(150)	(64)
Net increase (decrease) in cash	15,167	6,388	18,676	(682)
Cash, and restricted cash beginning of the period	44,628	38,240	19,564	20,246
Cash and restricted cash, end of the period	$59,795	$44,628	$38,240	$19,564

Operating Activities

Net cash provided by operating activities was $16.1 million for the 2017 Combined Period, including $7.4 million for the 2017 Successor Period and $8.7 million for the 2017 Predecessor Period, a decrease of $6.3 million from $22.4 million for the Predecessor year ended December 31, 2016. The decrease in net cash provided by operating activities was impacted by costs related to the Stella Point acquisition which were paid during the 2017 Successor Period. Additionally, cash flows in the 2017 Combined Period were negatively impacted by timing of additional working capital needs in the 2017 Combined Period due to the increase in operating expenses in support of increased revenues.

Net cash provided by operating activities increased $17.9 million to $22.4 million for the Predecessor year ended December 31, 2016 from $4.5 million for the Predecessor year ended December 31, 2015. The increase in net cash provided by operating activities was primarily due to our organic growth.

Investing Activities

Net cash used in investing activities increased to $5.5 million for the 2017 Combined Period, consisting of $5.3 million for the 2017 Successor Period and $0.2 million for the 2017 Predecessor Period, as compared to $3.0 million for the Predecessor year ended December 31, 2016. This increase was primarily due to increased expenditures on property and equipment during the 2017 Successor Period compared to the Predecessor year ended December 31, 2016 largely a result of the expanding agent network.

Net cash used in investing activities increased $0.9 million to $3.0 million for the Predecessor year ended December 31, 2016 from $2.1 million for the Predecessor year ended December 31, 2015. This increase was due to increased expenditures on property and equipment during the Predecessor year ended December 31, 2016 compared to the Predecessor year ended December 31, 2015.

Financing Activities

Net cash provided by financing activities was $10.9 million for the 2017 Combined Period, including cash provided of $12.9 million for the 2017 Successor Period and cash used of $2.0 million for the 2017 Predecessor Period. The 2017 Combined Period included an additional $35.8 million in borrowings, net of dividend distributions of $20.2 million and payment of $4.7 million in debt issuance costs. The additional borrowings were primarily due to the new term loan and the revolving credit facility entered into in August 2017.

Net cash used in financing activities was $0.6 million in the Predecessor year ended December 31, 2016. This included $34.0 million used to purchase common stock, $1.3 million of dividend distributions and payment of $2.3 million of debt issuance costs, net of an increase in borrowings of $37.0 million.

Net cash used in financing activities was $3.0 million for the Predecessor year ended December 31, 2015. This included $10.6 million used to purchase preferred stock, $18.1 million of dividend distributions and payment of $2.8 million of debt issuance costs, net of an increase in borrowings of $28.5 million.

Contractual Obligations

The following table includes aggregated information about contractual obligations that affect our liquidity and capital needs. At December 31, 2017, our contractual obligations over the next several periods were as follows:

(in thousands)	Total	Less than 1 year	1 to 3 years	3 to 5 years

Debt, principal payments	$115,788	$4,850	$15,763	$95,175
Interest payments	48,814	11,867	21,874	15,073
Non-cancelable operating leases	3,429	1,389	1,925	115
Total	$168,031	$18,106	$39,562	$110,363

Our consolidated balance sheet reflects $111.4 million of debt as of December 31, 2017, as it includes the principal payment obligations of $115.8 million, net of unamortized debt issuance costs of $4.4 million. The above table reflects the principal and interest of the revolving credit facility and term loan that will be paid through the maturity of the debt using the rates in effect on December 31, 2017 and assuming no voluntary prepayments of principal.

Non-cancelable operating leases include various office leases, including our office headquarters.

Off-Balance Sheet Arrangements

 We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, certain derivative instruments and variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

Critical Accounting Policies and Estimates

 The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are those policies that management believes are very important to the portrayal of our financial position and results of operations, and that require management to make estimates that are difficult, subjective or otherwise complex. Based on these criteria, management has identified the following critical accounting policies:

Revenue Recognition

Revenues for wire transfer and money order fees are recognized at the time the transaction is processed. These fees are recognized on a gross basis equal to the full amount of the fee charged to the customer as we are the primary obligor and have latitude in establishing price. Foreign exchange revenue, which represents the difference between the exchange rate set by us and the rate realized, is recognized upon the disbursement of U.S. dollars to the foreign bank. Other income primarily represents revenues for technology services provided to the independent network of agents who utilize our technology in processing transactions. Revenue for these transactions are recorded when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered and collection is reasonably assured.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded upon initiation of the wire transfer and are typically due to us within five days. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. When preparing these estimates, we consider a number of factors, including the aging of a customer’s account, creditworthiness of specific customers, historical trends and other information. We review our allowance for doubtful accounts policy periodically, reflecting current risks and changes in industry conditions and when necessary, will increase our allowance for doubtful accounts and recognize a provision to bad debt expense, included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets result primarily from business combination acquisitions, including the Stella Point acquisition. Other intangible assets include trade name, agent relationships, developed technology and other intangibles, all with finite lives. Upon the acquisition, the purchase price is first allocated to identifiable assets and liabilities, including the trade name and other intangibles, with any remaining purchase price recorded as goodwill.

Goodwill is not amortized. Rather, impairment tests are conducted on an annual basis, at the beginning of the fourth quarter, or more frequently if indicators of impairment are present. A qualitative assessment of goodwill was performed in 2017 subsequent to the Stella Point acquisition on February 1, 2017. Qualitative assessment includes consideration of the economic, industry and market conditions in addition to our overall financial performance and the performance of these assets. Based on the results of assessment, no indicators of impairment were noted. Accordingly, no further impairment testing was completed, and no impairment charges related to goodwill were recognized during any of the Successor Periods.

Our trade name, agent relationships and developed technology are currently amortized utilizing an accelerated method over their estimated useful lives. Other intangible assets are amortized straight-line over a useful life of 10 years. Refer to Note 1 of our consolidated financial statements for a discussion of the restatement of prior periods related to the correction of an error for the amortization of agent relationships. We review for impairment indicators of finite-lived intangibles and other long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Income Taxes

We account for income taxes in accordance with generally accepted accounting principles which require, among other things, recognition of future tax benefits measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not.

We account for tax contingencies by assessing all material positions, including all significant uncertain positions, for all tax years that are open to assessment or challenge under tax statutes. Those positions that have only timing consequences are separately analyzed based on the recognition and measurement model provided in the tax guidance.

As required by the uncertain tax position guidance, we recognize the financial statement benefit of a position only after determining that the relevant tax authority would more likely than not sustain the positions following an audit. For tax positions meeting the more likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. We are subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, we are no longer subject to U.S. federal or state and local income tax examinations by tax authorities for the years before 2011. We apply the uncertain tax position guidance to all tax positions for which the statute of limitations remains open. Our policy is to classify interest accrued as interest expense and penalties as operating expenses. We do not have any material uncertain tax positions.

Our foreign subsidiaries are subject to taxes by local tax authorities.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (the “FASB”) issued guidance, Presentation of Financial Statements — Going Concern, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued and to provide related disclosures. On December 31, 2017, we adopted this guidance, and it did not have a material impact to the consolidated financial statements.

The FASB issued guidance, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the new standard, all excess tax benefits and tax deficiencies are recorded as a component of the provision for income taxes in the reporting period in which they occur. Additionally, the guidance requires that we present excess tax benefits on the statement of cash flows as an operating activity. We adopted this guidance in the first quarter of 2018, and it did not have a material impact to the condensed consolidated financial statements.

The FASB issued amended guidance, Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents in the consolidated statements of cash flows. The amended guidance is effective for fiscal years beginning after December 15, 2017 (including interim periods within those periods). We adopted this guidance in the first quarter of 2018 using a retrospective transition method for each period presented, and it did not have a material impact to the consolidated financial statements.

The FASB issued guidance, Revenue from Contracts with Customers, which amended the existing accounting standards for revenue recognition. The new guidance establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. We are required to adopt this guidance in the first quarter of 2019 and it can be applied using either a retrospective or a modified retrospective approach. We are currently assessing the impact this guidance will have on our consolidated financial statements.

The FASB issued amended guidance, Business Combinations — Clarifying the Definition of a Business, which assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This guidance is required to be adopted by us in the first quarter of 2019 on a prospective basis, and we do not believe it will have a material impact to the consolidated financial statements.

The FASB issued guidance, Leases to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. generally accepted accounting principles. The guidance requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. We are required to adopt this guidance in the first quarter of 2020 and it must be applied using a modified retrospective approach. We are currently evaluating the impact this guidance will have on the consolidated financial statements.

The FASB issued amended guidance, Statement of Cash Flows — Classification of Certain Cash Receipts and Cash Payments, which clarifies how certain cash receipts and cash payments are presented and classified in the consolidated statements of cash flows. The amendments are aimed at reducing the existing diversity in practice. We are required to adopt this guidance in the first quarter of 2019 and it must be applied using a retrospective approach for each period presented. The adoption of this guidance is not expected to have a material impact to our consolidated financial statements.

The FASB issued amended guidance, Intangibles — Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test related to measuring an impairment charge. Instead, impairment will be recorded for the amount that the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for us beginning in fiscal 2020. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risk

Foreign Currency Risk

We manage foreign currency risk through the structure of the business and an active risk management process. We currently settle with our payers in Latin America by entering into short duration foreign currency forward contracts with foreign currency providers (“counterparties”). The foreign currency exposure on our derivative instruments is limited by the fact that all transactions are settled within five days after they are initiated. However, foreign currency fluctuations may negatively impact our average exchange gain per transaction.

We are exposed to changes in currency rates as a result of our investments in foreign operations and revenues generated in currencies other than U.S. dollar. Revenues and profits generated by international operations will increase or decrease because of changes in foreign currency exchange rates. This foreign currency risk is related to our operations in Mexico and Guatemala. Revenues from these operations represent less than 3% of our consolidated revenues for the 2017 Combined Period. Therefore a 10% increase or decrease in these currency rates against the U.S. Dollar would result in a minimal change to our overall operating results.

The spot and average exchange rates for Mexico and Guatemala currencies to U.S. dollar as of and for the years ended December 31, 2017 and 2016 are below:

	2017		2016

	Spot	Average	Spot	Average
Mexico Peso/Dollar	19.72	18.91	20.73	18.70
Guatemala Quetzal/Dollar	7.35	7.35	7.52	7.61

Long-term sustained devaluation of the Mexican peso or Guatemalan quetzal as compared to the U.S. dollar could negatively affect our margins.

Interest Rate Risk

Our term loan bears interest at a variable rate based on LIBOR plus a fixed margin. As of December 31, 2017, we had $95.8 million in outstanding borrowings under the term loan. A hypothetical 1% increase or decrease in the interest rate on our indebtedness as of December 31, 2017 would have increased or decreased cash interest expense on our term loan by approximately $1.0 million per annum.

Our revolving credit facility bears interest at a variable rate based on the highest of LIBOR, base commercial lending rate of the collateral agent and federal funds rate, plus a fixed margin. As of December 31, 2017, we had $20.0 million in outstanding borrowings under our revolving credit facility. A hypothetical 1% increase or decrease in the interest rate on our indebtedness as of December 31, 2017 would have increased or decreased cash interest expense on our revolving credit facility by approximately $0.2 million per annum.

Credit Risk

We maintain certain cash balances in various U.S. banks, which at times, may exceed federally insured limits. We have not incurred any losses on these accounts. In addition, we maintain various bank accounts in Mexico and Guatemala, which are not insured. We have not incurred any losses on these uninsured accounts. To manage our exposures to credit risk with respect to cash balances and other credit risk exposures resulting from our relationships with banks and financial institutions, we regularly review cash concentrations, and we attempt to diversify our cash balances among global financial institutions.

We are also exposed to credit risk related to receivable balances from agents. We perform a credit review before each agent signing and conduct ongoing analyses of agents and certain other parties we transact with directly. As of December 31, 2017, we also had $1.3 million outstanding of notes receivable from agents. Most of the notes are collateralized by personal guarantees from the sending agents and by assets from their businesses.

Our expense associated with bad debts was approximately $1.5 million for the year ended December 31, 2017 (0.7% of total revenues in 2017), $0.9 million for the year ended December 31, 2016 (0.7% of total revenues in 2016) and $0.7 million for the year ended December 31, 2015 (0.7% of total revenues in 2015).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FINTECH

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto included in this prospectus and the documents incorporated by reference in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FinTech” section to the “Company,” “us” or “we” refer to FinTech Acquisition Corp. II. The discussion and analysis for the three and six months ended June 30, 2018 and 2017 is incorporated by reference in this prospectus from the Quarterly Report on Form 10-Q for the period ended June 30, 2018.

Overview

FinTech is a blank check company incorporated on May 28, 2015 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Results of Operations

We have neither engaged in any operations nor generated any revenues as of December 31, 2017. Our only activities from inception to December 31, 2017 have been organizational activities, preparation for and consummation of our IPO, identifying a target company for a business combination and activities in connection with the proposed acquisition of Intermex.

Upon the consummation of our IPO on January 25, 2017, we deposited $175,000,000 of the gross proceeds of our IPO and private placement into the trust account. Funds in the trust account are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds investing solely in U.S. treasuries and meeting the conditions specified in Rule 2a-7 under the Investment Company Act of 1940, as amended, or the Investment Company Act. Following our IPO and prior to the Merger non-operating income in the form of interest income on cash and marketable securities held in the trust account. We incur increased operating expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), and incurred increased operating expenses for due diligence expenses in connection with the Merger.

For the year ended December 31, 2017, we had a net loss of $185,347, which consists of operating costs of $1,131,812 and a provision for income taxes of $436,721, offset by interest income on cash and marketable securities held in the trust account of $1,383,186. For the year ended December 31, 2016, we had a net loss of $1,621 and incurred costs of $1,621. This compares to a net loss of $2,187 for the period from May 28, 2015 (inception) through December 31, 2015, mainly comprised of professional fees.

For the year ended December 31, 2017 we had a net loss of $185,347, which consists of operating costs of $1,131,812, and a provision for income taxes of $436,721, offset by interest income on cash and marketable securities held in the trust account of $1,383,186.

Liquidity and Capital Resources

Until the consummation of our IPO on January 25, 2017, our only source of liquidity was the sale of 5,973,333 founder shares to our Sponsor and certain of our initial stockholders for an aggregate purchase price of $28,311, and monies loaned to us by our Sponsor to fund organizational costs and expenses in connection with our IPO. As of December 31, 2017, all such loans from our Sponsor have been repaid.

On January 25, 2017, we issued 17,500,000 of our units in our IPO at a price of $10.00 per unit generating gross proceeds of $175,000,000. Simultaneously with the closing of our IPO, we sold an aggregate of 420,000 placement units in the private placement for an aggregate purchase price of $4,200,000, or $10.00 per unit, to FinTech Investor Holdings II, LLC (“FinTech’s Sponsor,” or for purposes of this section, “our Sponsor”) (390,000 units) and Cantor (30,000 units), the underwriter for our IPO, pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act. Each placement unit consists of one share of our common stock and a placement warrant to purchase one half of one share of common stock at an exercise price of $11.50 per share, subject to adjustment. Following our IPO, $175,000,000 of the gross proceeds of our IPO and the private placement were placed into the trust account.

On January 25, 2017, we issued 17,500,000 of our units in our IPO at a price of $10.00 per unit generating gross proceeds of $175,000,000. Simultaneously with the closing of our IPO, we sold an aggregate of 420,000 placement units in the private placement for an aggregate purchase price of $4,200,000, or $10.00 per unit, to our Sponsor (390,000 units) and Cantor (30,000 units), the underwriter for our IPO, pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act. Each placement unit consists of one share of our common stock and a placement warrant to purchase one half of one share of common stock at an exercise price of $11.50 per share, subject to adjustment. Following our IPO, $175,000,000 of the gross proceeds of our IPO and the private placement were placed into the trust account.

As of December 31, 2017, we had cash of $362,581 held outside the trust account. At December 31, 2017, we had $917,259 of accounts payable, accrued expenses and income taxes payable, $25,000 of deferred legal fees payable relating to the IPO, which was payable as a result of the consummation of the Merger, and $9,190,000 of deferred underwriting fees, payable as a result of the consummation of the Merger. The deferred underwriting fees were held in the trust account.

As of December 31, 2017, we had cash and marketable securities held in the trust account of $175,883,186 (including approximately $1,383,000 of interest income). Interest income on the balance in the trust account may be used by us for working capital purposes (not to exceed $500,000 in the aggregate) and to pay taxes or any dissolution expenses. Through December 31, 2017, we have withdrawn $500,000 from the interest earned on the trust account.  In January 2018, we withdrew an additional $562,554 from the interest earned on the trust account.

For the year ended December 31, 2017, cash used in operating activities was $667,720, consisting primarily of a net loss of $185,347 and interest earned on cash and marketable securities held in the trust account of $1,383,186. Changes in operating assets and liabilities provided $900,813 of cash for operating activities.

We used substantially all of the funds held in the trust account to complete the Merger. We may withdraw interest on funds held in the trust account for working capital purposes (not to exceed $500,000 in the aggregate), the payment of taxes or dissolution expenses, if any. Because we used our equity securities as partial consideration for the Merger, we may apply the excess funds for general corporate purposes, including for maintenance or expansion of operations of acquired businesses, the payment of principal or interest due on indebtedness incurred in consummating the Merger, including loans made to us by our Sponsor to fund an initial business combination, or for working capital (see Note 5 to our Consolidated Financial Statements — Related Party Transactions included elsewhere in this prospectus). Funds held in the trust account may also be used to fund the redemption of common stock as described in Note 1 to our Consolidated Financial Statements — Description of Organization and Business Operations included elsewhere in this prospectus.

We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, pay for travel expenditures, structure, negotiate and complete a business combination, and for working capital purposes.

Our Sponsor committed to loan us funds from time to time of up to a maximum of $1,100,000 to finance transaction costs in connection with an initial business combination and for working capital requirements following our IPO. For a description of the terms of this loan, see Note 5 to our Consolidated Financial Statements — Related Party Transactions included elsewhere in this prospectus. In connection with our assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.

Critical Accounting Policies

The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policy:

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Shares of common stock subject to possible redemption at March 31, 2018 and 2017 have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. We have not considered the effect of warrants to purchase 8,960,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.

Recent accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our consolidated financial statements.

MANAGEMENT

Executive Officers and the Board of Directors

Set forth below is certain information regarding the Company’s current executive officers and directors as of August 1, 2018:

Name	Age	Position
Robert Lisy	60	Chief Executive Officer, President and Chairman of the board of directors
Tony Lauro II	50	Chief Financial Officer
Randy Nilsen	52	Chief Sales and Marketing Officer
Eduardo Azcarate	46	Chief Business Development Officer
Jose Perez-Villarreal	57	Chief Administrative and Compliance Officer and Secretary
William Velez	45	Chief Information Officer
Adam Godfrey	56	Director
Kurt Holstein	58	Director
Robert Jahn	38	Director
Stephen Paul	51	Director
Michael Purcell	61	Director
John Rincon	53	Director
Justin Wender	49	Director

Directors

Adam Godfrey has served as a director of International Money Express, Inc. since 2018. Mr. Godfrey served as a director of Intermex’s predecessor entity from 2006 to 2017. Mr. Godfrey is a Managing Partner of Stella Point Capital, which he co-founded in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Godfrey is an investment professional and has sourced and managed numerous investments for Stella Point Capital. Previously, Mr. Godfrey spent nearly 19 years with Lindsay Goldberg and its predecessor entities, which he joined in 1992. Mr. Godfrey was a Partner at the firm and served on the board of directors of 12 portfolio companies during his time with Lindsay Goldberg. Currently, he serves on the board of directors of First American Payment Systems Holdings, Inc., Rightpoint Consulting LLC and publicly traded Schneider National, Inc. Mr. Godfrey holds a bachelor’s degree from Brown University and a master’s degree in business administration from the Tuck School of Business at Dartmouth. We believe that Mr. Godfrey’s extensive investment management and transactional experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

Kurt Holstein joined the board of directors upon completion of the Merger. Mr. Holstein is President of Azoic Ventures, Inc., an investment vehicle and advisory firm which he founded in 2011. Mr. Holstein co-founded Rosetta Marketing Group, which became one of the 5 largest digital agencies in the United States prior to its sale to a private equity firm in 2007, where he served in various roles, including Chief Compliance Officer, President and Vice Chairman, and lead the execution of Rosetta’s significant acquisitions, financing rounds, and the sale of the firm. Previously, Mr. Holstein spent 16 years at Procter & Gamble with positions of increasing responsibility in management systems and brand management. Mr. Holstein serves on the boards of directors of several privately held companies, including Rightpoint Consulting LLC, 1-800 Contacts, 24 Hour Fitness, Brand Networks, Bound Systems, and The Piseco Company. Mr. Holstein holds a bachelor’s degree from Cornell University. We believe that Mr. Holstein’s extensive operational and transactional experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

Robert Jahn has served as a director of International Money Express, Inc. since 2018. Mr. Jahn is a Managing Director of Stella Point Capital, which he joined in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Jahn is an investment professional and has executed and managed numerous investments for Stella Point Capital. Previously, Mr. Jahn spent nearly six years with Lindsay Goldberg and its predecessor entities, which he joined in 2004, where he executed and managed numerous investments and served on the board of directors of one portfolio company and as a board observer on several others. Currently, he serves on the board of directors of Rightpoint Consulting LLC and is a board observer at First American Payment Systems Holdings, Inc. Mr. Jahn holds a bachelor’s degree from Yale University and a master’s degree in business administration from the Wharton School at the University of Pennsylvania. We believe that Mr. Jahn’s investment management and transactional experience make him well qualified to serve as a Director.

Robert Lisy has served as a director of International Money Express, Inc. since 2018. Mr. Lisy served as a director of International Money Express Sub 2, LLC’s predecessor entities from 2009 to 2018. Mr. Lisy is the Chief Executive Officer, President, and Chairman of the board of directors of International Money Express, Inc. and its predecessors, which he joined in 2009. Mr. Lisy has 17 years of experience in the retail financial services and electronic payment processing industry in various positions, including four years as the Chief Marketing and Sales Officer of Vigo Remittance Corp. and over seven years at Western Union in various sales, marketing and operational positions of increasing responsibility. Mr. Lisy was a founding partner of Direct Express/Paystation America, where he served as Chief Operating Officer and on the board of directors. He was an integral part in the efforts to successfully sell Direct Express in 2000 to American Payment Systems. Mr. Lisy holds a bachelor’s degree from Cleveland State University. We believe that Mr. Lisy’s experience as the Chairman and Chief Executive Officer of Intermex coupled with his extensive operational experience in the retail financial services and remittance industries make him well qualified to serve as a Director.

Stephen Paul has served as a director of International Money Express, Inc. since 2018. Mr. Paul served as a director of Interwire LLC from 2017 to 2018. Mr. Paul has been a Managing Principal of Laurel Crown Partners, LLC, a private investment company, for more than five years and prior to that was a Vice President of Business Development at eToys, Inc. and an Associate at Donaldson, Lufkin and Jenrette, Inc. He became a President of The Louis Berkman Investment Company, a private investment company, in 2013. Mr. Paul serves on several boards of directors including publicly traded Ampco-Pittsburgh Corporation, Pittsburgh Steelers Sports, Inc., and Kova International and Five Four, Inc. Mr. Paul holds a bachelor’s degree from Cornell University and a master’s degree in business administration from Harvard Business School. We believe that Mr. Paul’s extensive investment management and transactional experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

Michael Purcell joined the board of directors upon completion of the Merger. Mr. Purcell is a certified public accountant and became an independent business consultant following retirement in 2015. Mr. Purcell spent more than 36 years with Deloitte, where he was an audit partner and the Philadelphia office leader of Deloitte’s middle-market and growth enterprise services. Mr. Purcell has served on the boards of directors of numerous companies and organizations, and currently serves as a director and member of the audit committee of CFG Community Bank and McKean Defense Group. He is a member of the American Institute of Certified Public Accountants and a former President of the Philadelphia Chapter of the Pennsylvania Institute of Certified Public Accountants. Mr. Purcell holds a bachelor’s degree from Lehigh University and a master’s degree in business administration from Drexel University. We believe that Mr. Purcell’s extensive public accounting experience coupled with his experience serving on boards of directors make him well qualified to serve as a Director.

John Rincon has served as a director of International Money Express, Inc. since 2018. Mr. Rincon served as a director of Intermex’s predecessor entity from 1994 to 2017. Mr. Rincon founded Intermex Wire Transfer, LLC in 1994 and served as its Chairman and President until 2006. Mr. Rincon has more than 20 years of experience in the money remittance and telecommunications industries, having held various management and supervisory positions prior to founding Intermex. Mr. Rincon is the Chairman of Rincon Capital Partners, a private investment firm which he founded in 2007. We believe that Mr. Rincon’s experience as Intermex’s founder coupled with his extensive operational and transactional experience in the money remittance industry make him well qualified to serve as a Director.

Justin Wender has served as a director of International Money Express, Inc. since 2018. Mr. Wender served as a director of Interwire LLC from 2017 to 2018. Mr. Wender is a Managing Partner of Stella Point Capital, which he co-founded in 2012. Stella Point Capital is a New York-based private equity firm focused on industrial, consumer and business services investments. Mr. Wender is an investment professional and has sourced and managed numerous investments for Stella Point Capital. Previously, Mr. Wender spent more than 17 years at Castle Harlan, which he joined in 1993. Mr. Wender served as President of the firm from 2006 to 2010, led the effort of raising two funds, and served on the board of directors of 11 portfolio companies during his time with Castle Harlan. Currently, he serves on the board of directors of First American Payment Systems Holdings, Inc. and Rightpoint Consulting LLC, as well as on the boards of several educational and charitable organizations. Mr. Wender holds a bachelor’s degree from Carleton College and a master’s degree in business administration from the Wharton School at the University of Pennsylvania. We believe that Mr. Wender’s extensive investment management and transactional experience coupled with his experience serving on boards of directors make him well qualified as a Director.

Executive Officers

Robert Lisy’s biographical information is set forth in the section entitled “Management—Executive Officers and the Board of Directors.”

Tony Lauro II, Chief Financial Officer, has served as the Chief Financial Officer of International Money Express, Inc. since 2018. Mr. Lauro joined Intermex as Chief Financial Officer on March 5, 2018. Prior to joining Intermex, Mr. Lauro served as the President and Chief Financial Officer of Cognical, Inc., which offers consumers point-of-sale financing at furniture, appliance and electronics retailers. Mr. Lauro served at Cognical from June 2016 to November 2017. From September 2013 to May 2016 Mr. Lauro served as the Chief Financial Officer of the Merchant Services division of JP Morgan Chase. While at Chase, Mr. Lauro also served as Chairman of the board of directors at Merchant Link, a joint venture of JP Morgan Chase and First Data Corp. Mr. Lauro also served in divisional CFO roles at the Royal Bank of Scotland, Citizens Bank and Capital One Financial. Mr. Lauro holds a bachelor’s in Finance from James Madison University and an MBA from the College of William and Mary, Mason School of Business.

Randy Nilsen, Chief Sales and Marketing Officer, has served as the Chief Sales and Marketing Officer of International Money Express, Inc. since 2018. Mr. Nilsen was Intermex’s Chief Sales and Marketing Officer from 2015 to 2018. Prior to joining Intermex, Mr. Nilsen served as Chief Sales and Marketing Officer at Sigue Money Transfer Services (“Sigue”), a global remittance provider from 2011 to 2015 where he was responsible for Revenue Generation through Acquisition and Retention of both Agents and Consumers within North America. Prior to his employment with Sigue, Mr. Nilsen was the Chief Franchise Sales and Operations Officer at Jackson Hewitt from 2008 to 2011. Prior to Jackson Hewitt, Mr. Nislen was with Western Union from 1987 to 2008 where he held roles with increasing responsibility in sales, marketing and sales planning and was responsible for business units in the U.S., Canada and the U.K. Mr. Nilsen is a graduate of the Executive Management program at the University of California Los Angeles’s Anderson School of Management and holds a bachelor’s degree in Business Finance from Brigham Young University.

Eduardo Azcarate, Chief Business Development Officer, has served as the Chief Business Development Officer of International Money Express, Inc. since 2018. Mr. Azcarate was Intermex’s Chief Business Development Officer from 2016 to 2018. Prior roles at Intermex have included Vice President of Business Development, Vice President of Sales and Marketing and Director of Mergers and Acquisitions. Prior to joining Intermex, Mr. Azcarate served as Controller for Servimex, a provider of money transfer services, which was acquired by Intermex in March 2007. Prior to Servimex Mr. Azcarate held positions at Ban Colombia and Gillette in Colombia. Mr. Azcarate is a graduate of ICESI University in Cali, Colombia, with a degree in Marketing and Finance.

Jose Perez-Villarreal, Chief Administrative and Compliance Officer, has served as the Chief Administrative and Compliance Officer of International Money Express, Inc. since 2018. Since October 2017, Mr. Perez-Villarreal has also managed the Human Resources Department. In 2009, he was promoted to Chief Administrative Officer and assumed the responsibility to oversee the Company’s foreign subsidiary operations. Mr. Perez-Villarreal joined Intermex in 2000 as the Director of Treasury, in 2005 became the Chief Compliance Officer of Intermex, and since that time has been responsible for leading all federal and state regulatory compliance efforts. Prior to joining Intermex, Mr. Perez-Villarreal was the Operations Manager for a Miami-based money transmitter. Mr. Perez-Villarreal studied computer science and finance at the University of Central Florida and Barry University and holds the designation of Certified Anti-Money Laundering Specialist (CAMS).

William Velez, Chief Information Officer, has served as the Chief Information Officer of International Money Express, Inc. since 2018. Mr. Velez was Intermex’s Chief Information Officer from 2013 to 2018. Mr. Velez designed and implemented Intermex’s online processing and anti-fraud capabilities and expanded its partner integration systems and cybersecurity controls. Mr. Velez served as Chief Information Officer of Abarca Health, a pharmacy transaction processing and health technology company, from August 2009 to August 2013. Prior to his employment with Abarca Health, Mr. Velez held leadership positions at PwC, a multinational professional services firm, and at Accenture, a Fortune Global 500 management consulting and professional services firm, where he directed technology and strategic initiatives for diverse organizations in financial services, consumer goods, higher education and healthcare. Mr. Velez currently serves as a director for a STEM-focused non-for-profit organization. Mr. Velez holds a bachelor’s degree in electrical engineering from the University of Puerto Rico, a master’s degree in international studies from the University of Pennsylvania and a master’s degree in business administration (MBA) from the Wharton School.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Michael Purcell, Kurt Holstein and John Rincon are independent directors under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director had with FinTech and Intermex and has with the Company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

We are a controlled company within the meaning of the Nasdaq corporate governance requirements, and may elect not to comply with certain of such requirements, including the requirements that a majority of the board of directors consist of independent directors and that the nominating and governance committee and compensation committee be composed entirely of independent directors. These requirements will not apply to us as long as we remain a controlled company.

Classified Board of Directors

In accordance with our amended and restated charter, our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders after the closing of the Merger) serving a three-year term.

Committees of the Board of Directors

The standing committees of our board of directors currently consist of an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The composition of each committee is set forth below.

Audit Committee

Our Audit Committee consists of Messrs. Purcell, Holstein and Rincon, with Mr. Purcell serving as the Chairman. We believe that Messrs. Purcell, Holstein and Rincon meet the independent director standards for audit committee members under Nasdaq’s listing rules and under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under Nasdaq’s listing rules. The Nasdaq listing rules define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the Company is required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Mr. Purcell satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The duties of the Audit Committee include, but are not limited to:

•	Reviewing and discussing with management and/or the Company’s independent registered public accounting firm the following documents and reports:

•
The Company’s annual and quarterly financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the independent registered public accounting firm’s audit opinions and forms thereof, and any accompanying management letter thereto;

o	the Company’s earnings press releases, the use of any pro forma, adjusted or non-GAAP information, as well as financial information and earnings guidance provided to analysts or rating agencies;

o
any major issues arising as to the adequacy of the Company’s internal controls, any actions taken in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting;

o	any major issues regarding accounting principles and financial statement presentation;

o	any material correcting adjustments that the Company’s independent registered public accounting firm has identified;

o	any related party transactions and off-balance sheet transactions;

o	the effect of regulatory and accounting initiatives on the financial statements of the Company and any report or opinion proposed to be rendered in connection therewith;

o
disclosures made to the Company’s Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for filings made to the SEC on annual and quarterly bases;

o	the guidelines and policies that management has established to assess and manage the Company’s exposure to risk;

o	any evidence of a material violation of the Company’s Code of Business Conduct and Ethics or programs established in connection therewith;

o
appointing and managing the compensation, retention, oversight and termination of any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

o	pre-approval of all auditing services and non-audit services to be provided to the Company by its independent registered public accounting firm;

o	reviewing the qualifications, performance and independence of the Company’s independent registered public accounting firm;

o	conducting regular executive sessions with the Company’s independent registered public accounting firm;

o
reviewing the integrity of the Company’s financial reporting process, in consultation with the independent registered public accounting firm, management and internal auditors and/or independent consultants;

o	reviewing the appointment and replacement of the Company’s senior internal auditing manager, personnel or consultant;

o	reviewing the significant reports made to the Company’s management prepared by the internal auditing department or consultants and management’s responses;

o	reviewing and approving the scope, performance and results of the internal audit plan and any amendments thereto to be submitted to the Company’s Audit Committee on an annual basis;

o
periodically reviewing and discussing with management any legal matter that could have a significant impact on the Company’s financial statements and raise such matter to internal or external legal counsel;

o	setting clear hiring policies for the Company’s hiring of employees or former employees of the independent registered public accounting firm; and

o	reviewing and approving or ratifying transactions between the Company and any related person that are required to be disclosed.

The written charter for the Audit Committee is available on the Company’s website at www.intermexonline.com. The information on this website is not part of, and is not incorporated into, this prospectus.

Compensation Committee

Our Compensation Committee consists of Messrs. Godfrey and Jahn, with Mr. Godfrey serving as the Chairman. Because we are a controlled company under the Nasdaq rules, our Compensation Committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the Compensation Committee accordingly in order to comply with such rules.

The duties of the Compensation Committee include, but are not limited to:

•	establishing the Company’s general compensation philosophy and overseeing and approving the development, adoption and implementation of compensation and benefits plans and programs;

•
reviewing the Company’s compensation arrangements to determine whether they encourage excessive risk-taking, review the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate risk;

•
with respect to the Chief Executive Officer and any other employees who may be directors of the Company, if applicable (“Inside Directors”), annually reviewing and approving corporate goals and objectives relevant to their compensation, evaluating their performance in light of such goals and objectives, and, based on this evaluation, establishing their total compensation;

•	annually reviewing and making recommendations to the Company’s board of directors with respect to the compensation of all directors who are not Inside Directors;

•	in consultation with the Company’s Chief Executive Officer, annually reviewing and approving the compensation for executive officers of the Company other than Inside Directors;

•	annually reviewing and considering the competitiveness of the Company’s executive compensation as compared with the Company’s peer groups;

•	reviewing and authorizing the Company to enter into employment, severance or other compensation agreements with its senior executives;

•
monitoring the Company’s compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other applicable laws, regulations and rules relating to compensation arrangements for directors and executive officers;

•	reviewing and recommending to the Company’s full board director’s and officer’s indemnification arrangements and insurance matters;

•	reviewing and monitor any employee retirement, profit sharing and benefit plans of the Company; and

•
administering any Company incentive program providing for performance-based awards under Section 162(m) with respect to those associates who are described in subsection 16(a) of the Exchange Act, or who are or are expected to be “covered employees,” as defined in Section 162(m).

The written charter for the Compensation Committee is available on the Company’s website at www.intermexonline.com. The information on this website is not part of, and is not incorporated into, this prospectus.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K under the Securities Act. No member of the Compensation Committee serves or served during the fiscal year as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Wender and Paul, with Mr. Wender serving as Chairman. Because we are a controlled company under the Nasdaq rules, our Nominating and Corporate Governance Committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the Nominating and Corporate Governance Committee accordingly in order to comply with such rules.

The duties of the Nominating and Corporate Governance Committee include, but are not limited to:

•	overseeing the composition of the board and its committees, including the following:

o	overseeing board succession planning;

o
determining the qualifications, qualities, skills and other expertise required to be a director and developing, and recommending to the board for its approval, criteria to be considered in selecting nominees for director;

o
identifying and screening individuals qualified to become members of the board, consistent with the criteria approved by the board, and, if required by applicable SEC or Nasdaq requirements, considering any director candidates recommended by the Company’s stockholders;

o	conducting all necessary and appropriate inquiries into the backgrounds and qualifications of possible director candidates;

o
making recommendations to the board regarding (i) the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders and (ii) candidates for vacancies on the board to be filled from time to time (including any vacancy created by an increase in the size of the board) pursuant to the Company’s bylaws;

o	reviewing the suitability of each board member for continued service as a director when his or her term expires and recommending to the board whether the director should be re-nominated;

o	assessing at least annually the independence of non-employee directors and members of the independent committees of the board; and

o
making recommendations to the board regarding the chairperson, membership, size and composition of each standing committee of the board, including any necessary “independence” or other qualification determinations as may be required by applicable SEC and Nasdaq rules, and to make recommendations to the board regarding individual directors to fill any committee vacancies;

•
developing and maintaining the Company’s corporate governance policies and related matters, including evaluating any waivers to the Company’s Code of Business Conduct and Ethics, and reviewing such policies and related matters at least once each year and recommending any related changes to the board of directors;

•
reviewing any proposed changes to the Company’s certificate of incorporation, bylaws and other documents affecting the rights of the Company’s stockholders or otherwise affecting our corporate governance and making recommendations to the board with respect to any such changes;

•	establishing and overseeing a process for the annual evaluation of the board and each standing committee thereof;

•	overseeing executive management succession planning;

•
identifying and communicating to the board relevant current and emerging corporate and governance trends, issues and practices and overseeing the continuing education program for directors and the orientation program for new directors; and

•
overseeing the Company’s compliance with any applicable reporting requirements of the SEC relating to director nominations, director independence and corporate governance and reviewing and discussing with management any related disclosure.

The written charter for the Nominating and Corporate Governance Committee is available on the Company’s website at www.intermexonline.com. The information on this website is not part of, and is not incorporated into, this prospectus.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics for our directors, officers, employees and certain affiliates in accordance with applicable federal securities laws, a copy of which is available on the Company’s website at www.intermexonline.com. The information found on the website is not part of, and is not incorporated into, this prospectus. The Company will make a printed copy of the code of business conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to: International Money Express, Inc., 9480 S. Dixie Highway, Miami, Florida 33156, Attention: Secretary.

If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the Company’s website at www.intermexonline.com. The information found on the website is not part of, and is not incorporated into, this prospectus.

EXECUTIVE COMPENSATION

Overview

As an emerging growth company, Intermex has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for Intermex’s principal executive officer and the next two most highly-compensated executive officers.

The tabular disclosure and discussion that follow describe Intermex’s executive compensation program during the most recently completed fiscal year ended December 31, 2017, with respect to Intermex’s named executive officers as of December 31, 2017, including: Robert Lisy, Intermex’s President and Chief Executive Officer; Darrell Ebbert, Intermex’s Chief Financial Officer at that time; and Randy Nilsen, Intermex’s Chief Sales Officer (collectively, Intermex’s “named executive officers”).

Summary Compensation Table

The following table sets forth the compensation paid to the named executive officers (the “NEOs”) that is attributable to services performed during fiscal year 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Nonequity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)

Robert Lisy President and Chief Executive Officer	2017	579,167	500,000	(3)	445,000	1,834,550	3,358,717

Darrell Ebbert(4) Chief Financial Officer	2017	257,736	—		131,409	50,000	439,145

Randy Nilsen Chief Sales and Marketing Office	2017	261,655	—		148,859	109,000	519,514

(1)
The amounts included in the “Nonequity Incentive Plan Compensation” column reflect the named executive officers’ quarterly and annual performance bonuses earned in respect of fiscal year 2017, which were based on performance targets for fiscal year 2017 as described below in “Annual Cash Incentive Awards” and were paid in quarterly installments, with the final payment being made on December 15, 2017. In addition, the amounts in this column also reflect payments made under our stretch bonus plan in the amounts of $185,825 (for Mr. Lisy), $54,855 (for Mr. Nilsen) and $51,752 (for Mr. Ebbert), which bonuses were paid following the end of the fiscal year 2017 on January 31, 2018.

(2)
For Mr. Lisy, the amount set forth above includes (x) an allowance to Mr. Lisy in the amount of $80,500 for the rental of an apartment in the Miami, Florida area, (y) matching contributions under our 401(k) retirement savings, as further discussed below in “—Retirement Benefit Programs”, in the amount of $4,050 and (z) transaction bonuses paid in connection with the Stella Point Acquisition equal to $1,750,000 in the aggregate. For Mr. Ebbert, the amount set forth above includes a transaction bonus paid in connection with the Stella Point Acquisition equal to $50,000. For Mr. Nilsen, the amount set forth above includes (x) $9,000 in reimbursements for car-related costs and (y) transaction bonuses paid in connection with the Stella Point Acquisition equal to $100,000 in the aggregate.

(3)	Under the terms of Mr. Lisy’s employment agreement, he was entitled to a guaranteed bonus of $500,000 for performance in 2017 in connection with the signing of the Merger Agreement.
(4)
On March 10, 2018, Intermex and Mr. Ebbert entered into an Employment, Transition and Separation Agreement. Mr. Ebbert served as Intermex’s Chief Financial Officer through March 15, 2018, at which time he began a 45-day transition period scheduled to end on April 30, 2018 when Mr. Ebbert’s employment with Intermex ceased. Further information regarding this agreement is included under the section entitled “—Potential Payments upon Termination or Change in Control.”

Annual Cash Incentive Awards

We maintained the Employee Incentive Bonus Plan (the “Bonus Plan”) in which all employees, including the named executive officers, participate. Under the terms of the Bonus Plan, an annual, cash-based, incentive plan, fifty percent (50%) of the payments are paid quarterly and fifty percent (50%) of the payments are paid annually. Bonus payments are determined based on completion of certain individualized performance objectives, varying by category/position, and Intermex-wide Adjusted EBITDA targets with each employee’s target bonus amount, expressed generally as a percentage of the employee’s base salary (including, as of December 31, 2017, targets of 46% (for Mr. Lisy), 30% (for Mr. Ebbert) and 33% (for Mr. Nilsen)). In order for any payments to be made under the Bonus Plan, we must achieve at least 90% of a previously approved annual Adjusted EBITDA target and payout with respect to the Adjusted EBITDA component is capped at 100% of target for the annual portion of the bonus program. For 2017, performance metrics for Mr. Lisy consisted of 100% on achievement of the Adjusted EBITDA goal. For 2017 performance metrics for Mr. Nilsen and Mr. Ebbert consisted of the Adjusted EBITDA goal (weighted 40%), and specific, individually agreed performance metrics (the “Individual Goals”) (weighted 60%). The Individual Goals are evaluated on a quarterly basis. For Mr. Nilsen, his Individual Goals are tied to his role as Chief Sales Officer, and are specifically measured based on actual gross margin sales versus budget for each quarter. For each quarter in 2017, Mr. Nilsen achieved between 100% to 129% of the applicable gross margin sales quarterly budget. For Mr. Ebbert, his Individual Goals are based on the following factors: (i) reduction in our cash/deposit ratio (weighted 20%), (ii) maintaining our check verification average per month (weighted 20%), (iii) branch store EBITDA achieved against budget (weighted 10%), (iv) level of loss/sales ratio per month (weighted 25%), and (v) level of customer and partner business development initiatives, which customers may be specifically designated each quarter (weighted 25%). For each quarter in 2017, Mr. Ebbert’s level of achievement of his Individual Goals ranged from 96% to 130% of the applicable goal. Any achievement over 100% of the Adjusted EBITDA goal results in payments under the stretch bonus portion of the Bonus Plan. For 2017, the target Adjusted EBITDA for purposes of the Bonus Plan was $31,304,000 and Intermex achieved an Adjusted EBITDA of approximately $33,400,000, which resulted in payments that were 106.6% over budget for the Adjusted EBITDA component of the bonus. Therefore, aggregate payout amounts for 2017 reflect an additional “stretch bonus” based on the achievement of over 100% of the Adjusted EBITDA target as well as over 100% of individual performance goals (for Mr. Ebbert and Mr. Nilsen).

Stella Point Acquisition Bonuses

In connection with the Stella Point acquisition, Robert Lisy, Darrell Ebbert and Randy Nilsen each received transaction bonuses in the aggregate amount of $1,750,000, $50,000 and $100,000, respectively, upon consummation of the transaction. Mr. Ebbert and Mr. Nilsen were each entitled to a fixed amount upon the consummation of the Stella Point acquisition. Mr. Lisy was entitled to a bonus based upon the per share value of Intermex at the time of the Stella Point acquisition.

Employment Agreements

Each of our named executive officers is a party to an employment agreement with the Company, summarized below.

President and Chief Executive Officer (Robert Lisy)

On December 19, 2017, Intermex entered into an amended and restated employment agreement (the “CEO Employment Agreement”) with Mr. Lisy for the position of President and Chief Executive Officer, pursuant to which the term commenced on January 1, 2018 and will expire on January 1, 2021, subject to automatic two-year extensions unless either Intermex or Mr. Lisy provides at least 90 days’ written notice to the other of intent not to renew the term. The CEO Employment Agreement replaced prior employment agreements between Mr. Lisy and Intermex. The CEO Employment Agreement provides for a base salary of $600,000 per year until June 1, 2018, at which time Mr. Lisy will receive a base salary of $650,000 per year, subject to increase at the discretion of the board of directors. Mr. Lisy is also eligible to earn an annual bonus of up to $275,000 until June 1, 2018, at which time Mr. Lisy’s maximum annual bonus will be increased to $300,000. Seventy-five percent of Mr. Lisy’s annual bonus is based on achievement by Intermex of its budgeted EBITDA for the applicable fiscal year of Intermex as approved by the board of directors in its reasonable discretion and twenty-five percent of Mr. Lisy’s annual bonus is based on the individual performance of Mr. Lisy relative to such criteria as may be reasonably agreed to by the board of directors and Mr. Lisy at the beginning of the applicable bonus period. The actual bonus paid to Mr. Lisy is based on the achievement of target bonus criteria as determined by the board of directors in its reasonable discretion. In addition, Mr. Lisy was entitled to a guaranteed bonus of $500,000 for the calendar year 2017 in connection with the signing of the Merger Agreement, which was paid on January 15, 2018. Mr. Lisy is entitled to a grant of options to purchase shares of common stock of FinTech Acquisition Corp. II equal to 3% of the fully diluted equity of FinTech Acquisition Corp. II, pursuant to the Omnibus Plan. In addition, Mr. Lisy is entitled to participate in the pool of options to purchase shares of common stock reserved for the management team following the consummation of the Merger, as well as any other awards or grants to which Mr. Lisy may be entitled as a director of Intermex .

The CEO Employment Agreement also provides that Mr. Lisy is eligible to participate in all benefit programs (excluding severance, bonus, incentive or profit-sharing plans) offered by Intermex on the same basis as generally made available to other employees of Intermex and vacation and reimbursement benefits customary for a chief executive officer. In addition, Mr. Lisy is also entitled to the following benefits throughout the term of his employment: (a) car allowance; (b) apartment allowance in and/or around Miami, Florida; (c) if obtained by Intermex during the term of Mr. Lisy’s employment, the right to acquire and assume the premium payments under any life insurance policy held by Intermex upon termination of Mr. Lisy’s employment; and (d) reimbursement on or before the consummation of the Merger for all legal, accounting and tax advisory services rendered to Mr. Lisy in connection with the CEO Employment Agreement, the Merger Agreement, and any other related matters and agreements. The CEO Employment Agreement subjects Mr. Lisy to the following restrictive covenants: (i) non-solicitation of customers and employees of Intermex during employment and for two years thereafter; (ii) non-competition during employment and for two years thereafter; (iii) non-disclosure of confidential information for an unspecified duration; and (iv) mutual and perpetual non-disparagement. The CEO Employment Agreement also provides for severance upon certain terminations of employment, as described below under “—Potential Payments upon Termination or Change in Control.”

Former Chief Financial Officer (Darrell Ebbert)

On February 1, 2017, Intermex entered into an amended and restated employment agreement (the “CFO Employment Agreement”) with Mr. Ebbert for the position of Chief Financial Officer for an indefinite term beginning on February 1, 2017. The CFO Employment Agreement replaced prior employment agreements between Mr. Ebbert and Intermex . The CFO Employment Agreement provides for a base salary of $243,258.19 per year (which has since been increased to $255,567), subject to increase at the discretion of the board of directors. The CFO Employment Agreement also provides that Mr. Ebbert is eligible to participate in Intermex’s annual incentive compensation plan and shall have the opportunity to earn a performance based bonus of up to 30% of his base salary. The amount of any annual bonus payable shall be determined by the board of directors in its discretion, and may be conditioned on the achievement of certain performance goals established by the board of directors in its discretion. Mr. Ebbert is also eligible to participate in any benefit plans (excluding severance, bonus, incentive or profit-sharing plans, unless approved or determined by the board of directors in its discretion) offered by Intermex as in effect from time to time on the same basis as generally made available to other employees of Intermex. In addition, Mr. Ebbert is entitled to reimbursement and vacation benefits typical for a senior executive. The CFO Employment Agreement subjects Mr. Ebbert to the following restrictive covenants: (i) non-solicitation of customers and employees of Intermex during employment and for three years thereafter; (ii) non-competition during employment and for nine months thereafter; (iii) non-disclosure of confidential information for an unspecified duration; and (iv) perpetual non-disparagement.

On March 10, 2018, Intermex and Mr. Ebbert entered into an Employment, Transition and Separation Agreement. Mr. Ebbert served as Intermex’s Chief Financial Officer through March 15, 2018, at which time he began a 45-day transition period which ended on April 30, 2018 and Mr. Ebbert’s employment with Intermex ceased. Further information regarding this agreement is included under the section entitled “—Potential Payments upon Termination or Change in Control.”

Chief Sales Officer (Randy Nilsen)

On February 1, 2017, Intermex entered into an employment agreement (the “CSO Employment Agreement”) (the CEO Employment Agreement, CFO Employment Agreement and CSO Employment Agreement, collectively, the “Employment Agreements”) with Mr. Nilsen for the position of Chief Sales Officer for an indefinite term beginning on February 1, 2017. The CSO Employment Agreement provides for a base salary of $225,000 per year (which has since been increased to $243,801), subject to increase at the discretion of the board of directors. The CSO Employment Agreement also provides that Mr. Nilsen is eligible to participate in Intermex’s annual incentive compensation plan and shall have the opportunity to earn a performance based bonus of up to $75,000. The amount of any annual bonus payable shall be determined by the board of directors in its discretion, and may be conditioned on the achievement of certain performance goals established by the board of directors in its discretion. Mr. Nilsen is also eligible to participate in any benefit plans (excluding severance, bonus, incentive or profit-sharing plans, unless approved or determined by the board of directors in its discretion) offered by Intermex as in effect from time to time on the same basis as generally made available to other employees of Intermex. In addition, Mr. Nilsen is entitled to reimbursement and vacation benefits customary for a senior executive. The CSO Employment Agreement subjects Mr. Nilsen to the following restrictive covenants: (i) non-solicitation of customers and employees of Intermex during employment and for three years thereafter; (ii) non-competition during employment and for nine months thereafter; (iii) non-disclosure of confidential information for an unspecified period; and (iv) perpetual non-disparagement. The CSO Employment Agreement also provides for severance upon certain terminations of employment, as described below under “—Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at End of Fiscal Year 2017

Intermex has not granted, nor do the NEOs hold, any option awards or stock awards in respect of the interests of Intermex or its subsidiaries. However, following the Stella Point acquisition, pursuant to the Amended and Restated Limited Liability Company Agreement of Interwire LLC, certain employees of Intermex, including each of Intermex’s named executive officers, were granted Class B, Class C and Class D units (the “Incentive Units”) in Interwire LLC, which are summarized below. It was the intention of Interwire LLC that each Incentive Unit be treated as a “profits interest” within the meaning of the relevant IRS Revenue Procedure guidance, and were intended to allow the recipients to share in a percentage of distributions made by Interwire LLC after a return of capital invested. In connection with the Merger, Interwire LLC distributed the Merger Consideration to its members and the holders of the Incentive Units received distributions in accordance with their ownership interest as set forth in the governing documents of Interwire LLC. As a result, employees, including the NEOs, no longer hold profits interests.

The NEOs were granted the following Incentive Units: (i) Robert Lisy was granted 4,200,000 Class B units, 2,100,000 Class C units and 2,100,000 Class D units; (ii) Darrell Ebbert was granted 750,000 Class B units, 375,000 Class C units and 375,000 Class D units; and (iii) Randy Nilsen was granted 700,000 Class B units, 350,000 Class C units and 350,000 Class D units. In addition, on January 5, 2018, Mr. Lisy was granted the following additional Incentive Units: 410,000 Class B units, 205,000 Class C units and 205,000 Class D units. Similar to the initial Incentive Unit Grants, these Incentive Units have a threshold amount of $0, and thus similarly share in any distributions made by Interwire LLC.

The Class B units are fully vested at grant, subject to certain repurchase rights of Interwire LLC. The Class C units and Class D units shall not vest until the Class A units in Interwire LLC have achieved certain specified returns on their investment.

Upon the termination of employment of a holder of Class C or Class D units with Interwire LLC and its subsidiaries for any reason, all of such unit holder’s unvested Class C units and Class D units shall be forfeited and deemed transferred to Interwire LLC for no consideration. In addition, Interwire LLC has the right, at its option, to purchase all or any portion of the holder’s remaining Class B, Class C and Class D units during the 210 day period following termination at such price as described below:

•	If termination is due to death or disability or retirement, fair market value of the date of the call notice;

•
If termination is due to a termination by Interwire LLC or any of its subsidiaries without cause or resignation by the holder for good reason, fair market value on the date of the call notice (except for Class B units). For Class B units, the price will be a percentage of the fair market value on the date of the call notice based on the amount of time passed since the closing of the Stella Point Acquisition, ranging from 20% (if terminated prior to the first anniversary of such date) to 100% (if terminated on or after the fourth anniversary of such date) (the “Class B Calculation”);

•
If termination is due to resignation of the holder without good reason, the price that would be payable pursuant to the Class B Calculation above; provided that if the holder is, or is expected to be, employed by a competitor, the price will be discounted by 10%; and

•
If termination is due to a termination by Interwire LLC or any of its subsidiaries with cause, the price for Class A units will be the lesser of (A) the fair market value on the date of the call notice discounted by 15% and (b) the holder’s initial capital contribution (less the amount of distributions made in respect of such units) with respect to such units. All Incentive Units will be automatically forfeited for no consideration.

Retirement Benefit Programs

Intermex maintains a tax-qualified defined contribution plan (the “401(k) Plan”) that provides retirement benefits to employees, including matching contributions. The NEOs are eligible to participate in the 401(k) Plan on the same terms as other participating employees.

Potential Payments upon Termination or Change in Control

Severance under Employment Agreements

Pursuant to the terms of the Employment Agreements with Mr. Lisy and Mr. Nilsen, and the Employment Transition and Separation Agreement with Mr. Ebbert, the NEOs are entitled to receive certain payments in connection with certain termination events.

In the event that (i) Mr. Lisy is terminated by Intermex other than for Cause, Disability (as such terms are defined in the CEO Employment Agreement) or death, (ii) if Mr. Lisy resigns for Good Reason (as defined in the CEO Employment Agreement) or (iii) Mr. Lisy’s employment is terminated pursuant to Intermex providing notice of non-renewal of the term of the CEO Employment Agreement, Mr. Lisy is entitled to an amount equal to two times the sum of Mr. Lisy’s base salary and Mr. Lisy’s target bonus payable in equal installments over the two year period following termination.

Pursuant to the CEO Employment Agreement, in the event that any of the payments or benefits provided by Intermex to Mr. Lisy (whether pursuant to the terms of the CEO Employment Agreement or any equity compensation or other agreement with Intermex) would constitute “parachute payments” (“Parachute Payments”) within the meaning of Section 280G of the Code, and would be subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”), then such Parachute Payments to be made to Mr. Lisy shall be payable either (1) in full or (2) as to such lesser amount which would result in no portion of such Parachute Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Mr. Lisy’s receipt on an after-tax basis, of the greatest amount of economic benefits under the CEO Employment Agreement, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. If a reduction in the Parachute Payment is necessary, then the reduction shall occur in accordance with the terms of the CEO Employment Agreement.

In the event that Mr. Nilsen is terminated by Intermex other than for Cause, Disability (as defined in the CSO Employment Agreement) or death or if Mr. Nilsen resigns for Good Reason (as defined in the CSO Employment Agreement), he is entitled to base salary continuation for nine months and a pro-rata portion of his target bonus for the year in which termination occurs (less any bonus amounts already paid for such year).

On March 10, 2018, Intermex and Mr. Ebbert entered into an Employment, Transition and Separation Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Ebbert ceased to serve as the Chief Financial Officer of Intermex on March 15, 2018 and continued as an employee of Intermex reporting to Mr. Lisy until April 30, 2018 (the “Transition Period”), at which time his employment ceased. During the Transition Period, Mr. Ebbert was entitled to a base salary at the semi-monthly rate of $10,648.63 and remained eligible to participate in Intermex’s health care plans. Subject to his continued compliance with all requirements of the Separation Agreement and his execution of a general release of claims, upon his termination on April 30, 2018, Mr. Ebbert was entitled to continued salary payments for 36 weeks and a pro-rated bonus equal to $6,389.11 representing his bonus for the second quarter of 2018. In addition, Mr. Ebbert maintained his vested and unvested profits interests in accordance with the Amended and Restated Limited Liability Company Agreement of Interwire, LLC and continued to be entitled to participate in the distribution of the Merger Consideration following his termination. Mr. Ebbert will continue to be subject to restrictive covenants of noncompetition and nonsolicitation for 18 months following the date of execution of the Separation Agreement.

Appointment of New Chief Financial Officer

On February 22, 2018, Tony Lauro II accepted Intermex’s offer to serve as its Chief Financial Officer. Terms of the offer letter generally provide for base salary of $310,000, a target annual bonus opportunity of $110,000, certain relocation benefits, eligibility for an equity award following the completion of the Merger and other standard employee benefits. Mr. Lauro does not appear in the summary compensation table because he did not commence employment with Intermex until March 5, 2018.

Transaction Bonus Agreements

Robert Lisy, Randy Nilsen and Tony Lauro each received transaction bonus cash payments in connection with the consummation of the Merger in the amounts of $945,000, $646,053.67, and $100,000, respectively.

Compensation of Directors

The directors for fiscal year 2017 included Robert Lisy, Justin Wender, Adam Godfrey, Robert Jahn, John Rincon and Stephen Paul. None of these individuals received any compensation for their service as directors in fiscal year 2017. Following the closing of the Merger, the independent non-employee directors of the Company will receive an annual retainer of $10,000 paid in cash and $70,000 paid in an equity-based award in connection with their service on the board of directors.

Stock-Based Awards

On the Closing Date, Robert Lisy, Randy Nilsen and Tony Lauro, along with certain other employees of the Company, received option grants in the amounts set forth below. The option grants as set forth below (each an “Option Grant”) are subject to the terms of the Omnibus Plan and a nonqualified stock option agreement. The Option Grants provide a right to purchase shares at an exercise price equal to the closing price of a share of the Company’s common stock on the Closing Date and vest in substantially equal installments on the first four anniversaries of the Closing Date. In addition, the Option Grants are subject to accelerated vesting in the event of a Change in Control (as defined in the Omnibus Plan) and, in the case of the Option Grant to Mr. Lisy, in the event of certain termination of employment events.

Executive Officer	Options Granted
Robert Lisy	1,189,902
Tony Lauro II	198,317
Randy Nilsen	230,000

In addition, on the Closing Date, the Company granted 7,063 restricted stock units (the “RSUs”) to each of Mr. Kurt Holstein, Mr. Michael Purcell and Mr. John Rincon, representing the equity-based award portion of the compensation package for independent, non-employee directors. The RSUs vest on the one year anniversary of the Closing Date (the date of grant), subject to the director’s continued service through that date, and upon vesting will be settled for an equal number of shares of the Company’s common stock. In the event of a Change in Control (as defined in the Omnibus Plan), the RSUs are subject to accelerated vesting.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to certain executive officers of a publicly-traded corporation. Beginning January 1, 2018, with the passage and signing of the Tax Cuts and Jobs Act (the “Act”), the limitations under Section 162(m) apply to the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s other Named Executive Officers, and anyone who was a covered person after December 31, 2016. Prior to January 1, 2018, certain performance-based compensation was excluded from the deduction limitations. In light of the Act, beginning January 1, 2018 (with an exception for certain grandfathered arrangements, that would have been granted under a prior plan or are subject to existing transition rules related to when a Company first becomes publicly traded), the Company will be denied a deduction for any compensation exceeding $1,000,000 for such covered individuals, regardless of whether the compensation is performance-based compensation. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that will not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of us and our stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founder Shares and Placement Units

On May 28, 2015, FinTech issued an aggregate of 5,298,333 founder shares to Daniel G. Cohen, Betsy Z. Cohen, DGC Family FinTech Trust, Swarthmore Trust of 2016, FinTech’s Sponsor, Shami Patel, Jeremy Kuiper and James J. McEntee, III (such persons are referred to as the “initial stockholders”) for an aggregate purchase price of $25,000. On January 25, 2017, FinTech issued an additional 701,667 founder shares to certain initial stockholders for a purchase price of $3,311. On January 25, 2017, the underwriter’s overallotment option for FinTech’s IPO was exercised in part and certain of the initial stockholders, pursuant to a written agreement with FinTech, forfeited an aggregate of 26,667 founder shares. On March 8, 2017, Betsy Cohen transferred 200,000 of her founder shares to a family trust. On September 5, 2017, FinTech’s Sponsor transferred 30,000 founder shares to Cohen and Company LLC. On November 27, 2017, Daniel Cohen transferred 50,000 of his founder shares to Plamen Mitrikov. On December 11, 2017, Betsy Cohen, Daniel Cohen and James J. McEntee transferred an aggregate of 500,000 founder shares to Cohen Sponsor Interests II, LLC. In connection with the Merger and as part of the merger consideration, there was a distribution of 250,000 founders shares held in the name of Cohen Sponsor Interests II, LLC to the members and holders of the Incentive Units of Interwire LLC in accordance with their ownership interest. On July 25, 2018, Daniel Cohen transferred 50,000 shares to Solomon Cohen. On July 25, 2018, Plamen Mitrikov transferred 10,000 shares to Cohen and Company LLC. On July 26, 2018, Jeremy Kuiper transferred 11,409 shares to Cohen and Company LLC. On July 26, 2018, Shami Patel transferred 11,409 shares to Cohen and Company LLC. On July 26, 2018, FinTech’s Sponsor transferred 17,182 shares to Cohen and Company LLC.

The founder shares are identical to the shares of FinTech’s common stock included in the units sold in its IPO, except that (1) the founder shares are subject to certain transfer restrictions, as described in more detail below, and (2) the initial stockholders waived their redemption rights with respect to their founder shares in connection with the consummation of the Merger.

The initial stockholders and transferees of founder shares agreed not to transfer, assign or sell any of their founder shares (x) with respect to 20% of such shares, until consummation of the Merger, (y) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the Merger, (z) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of the Merger, (xx) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of the Merger and (yy) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of the Merger or earlier, in any case, if, following the Merger, the Company engages in a subsequent transaction (i) resulting in all of the Company’s stockholders having the right to exchange their common stock for cash or other securities, or (ii) involving a consolidation, merger or other similar transaction in which the Company is the surviving entity that results in the directors and officers of the Company ceasing to comprise a majority of the board of directors or management of the surviving entity.

The placement warrants are identical to the warrants included in the units sold in FinTech’s IPO, except that if held by FinTech’s Sponsor, Cantor Fitzgerald or their permitted assigns, they (a) may be exercised for cash or on a cashless basis, (b) are not subject to being called for redemption and (c) they (including the Company’s common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the Merger. There are no redemption rights or liquidating distributions with respect to the founder shares, placement shares or warrants.

Loan from FinTech’s Sponsor

Prior to FinTech’s IPO, in order to finance organizational costs and other costs relating to the IPO, FinTech’s Sponsor committed to loan FinTech funds as may be required, to a maximum of $500,000. These loans were non-interest bearing, unsecured and payable on the earlier of June 30, 2017 or the consummation of the IPO. FinTech repaid an aggregate of $231,846 loans to FinTech’s Sponsor upon the consummation of the IPO or shortly thereafter.

In order to finance transaction costs in connection with an initial business combination, FinTech’s Sponsor committed to loan to FinTech funds as may be required up to a maximum of $1,100,000 (“Working Capital Loans”), which were to be repaid upon the consummation of an initial business combination. There were Working Capital Loans outstanding as of June 30, 2018 and December 31, 2017 in the amount of $390,000 and $0, respectively. As of June 30, 2018, $275,000 of the Working Capital Loans are classified as advances from related party in the condensed balance sheet incorporated by reference in this prospectus and $115,000 of the Working Capital Loans are classified as promissory note – related party in the condensed balance sheet incorporated by reference in this prospectus. Upon the Closing on July 26, 2018, the Working Capital Loans were settled in cash for an aggregate amount of $390,000.

 Registration Rights

On the Closing Date, the Company entered into the Registration Rights Agreement with certain of FinTech’s initial stockholders and certain of the Intermex stockholders that provides certain registration rights with respect to the shares of the Company’s common stock. The Registration Rights Agreement requires the Company to, among other things, file a resale shelf registration statement on behalf of the stockholders party to the Registration Rights Agreement as promptly as practicable upon request by Stella Point following the closing of the Merger. The Registration Rights Agreement also provides the stockholders party to the agreement the right (such right, the “Demand Registration Right”) to require the Company to effect one or more shelf registrations under the Securities Act, covering all or part of such stockholder’s common stock upon written request to the Company. Demand Registration Rights are available exclusively to Stella Point for the first 15 months after the closing of the Merger, and thereafter to certain other stockholders party to the Registration Rights Agreement. The Registration Rights Agreement additionally provides piggyback rights to the stockholders party to the Registration Rights Agreement, subject to customary underwriter cutbacks and issuer blackout periods. The Company also agreed to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

Shareholders Agreement

On the Closing Date, the Company entered into the Shareholders Agreement. Pursuant to the Shareholders Agreement, for so long as Intermex legacy stockholders party thereto hold, in the aggregate, at least 10% of the total outstanding shares of the Company’s common stock, SPC Intermex will be entitled to designate eight individuals for election to the Company’s board of directors of which at least three designees must qualify as an “independent director” under the Exchange Act and Nasdaq rules. Following such times as the collective ownership of such Intermex legacy stockholders is less than 10% of the outstanding shares of the Company’s common stock, SPC Intermex will be entitled to designate one person for election to the Company’s board of directors, which designation right will lapse at such time as the Intermex legacy stockholders’ collective ownership is less than 5% of the outstanding shares of the Company’s common stock. Pursuant to the Shareholders Agreement, all of the stockholders party thereto (which stockholders represent, in the aggregate, more than 50% of the outstanding shares of common stock), are required to vote their shares of the Company’s common stock subject to the Shareholders Agreement as set forth therein for the director nominees designated thereunder. In addition, for so long as FinTech’s initial stockholders that are party to the Shareholders Agreement collectively own more than 5% of the Company’s outstanding common stock, FinTech Investor Holdings II, LLC, as representative, is entitled to designate one person as a non-voting observer to the Company’s board of directors. Certain parties to the Shareholders Agreement have also agreed to a lock-up provision restricting the stockholders party thereto from transferring their shares of the Company’s common stock subject to the terms of the Shareholders Agreement as set forth therein, subject to limited exceptions (the “Lock-Up Period”). The Lock-Up Period extends, subject to certain exceptions, from the Closing Date until the earlier of (i) fifteen months following the Closing Date and (ii) such time as the shares of the Company’s common stock then subject to the Shareholders Agreement represent, for a period of five consecutive business days, less than 50% of the total voting power of the Company’s outstanding common stock.

Voting Agreement

Concurrently with the execution of the Merger Agreement, FinTech, Intermex and certain of FinTech’s existing stockholders entered into a Voting Agreement (the “Voting Agreement”). Pursuant to the Voting Agreement, FinTech stockholders party thereto (representing as of the date of FinTech's stockholders meeting approximately 26.6% of the outstanding shares of our common stock) agreed to, among other things, vote all of the shares of FinTech’s common stock held by such stockholders: (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any actions that would result in a breach by FinTech of any covenant, representation or warranty or other obligation contained in the Merger Agreement; (iii) against alternative proposals or offers from any person (other than Intermex or any of its affiliates) concerning an alternative transaction; and (iv) against any actions that would reasonably interfere with the timely consummation of the Merger or the fulfillment of any of FinTech’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of FinTech (including any amendments to the Company’s certificate of incorporation or bylaws other than in connection with the Merger).

The Voting Agreement generally prohibited the stockholders party thereto from transferring, or permitting to exist any liens on, their shares of FinTech’s common stock prior to the consummation of the Merger. The Voting Agreement automatically terminated upon the closing of the Merger.

Transition, Employment and General Release Agreement

In connection with the closing of the Stella Point acquisition, Intermex entered into a management services agreement with Stella Point pursuant to which it provided Intermex with certain management services and Intermex paid Stella Point an annual fee of $780,000. The management services agreement was terminated concurrently with the closing of the Merger and in connection therewith, Intermex paid Stella Point a termination fee of $1,560,000.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Merger, our board of directors adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. The Company’s policy regarding related party transactions requires that management bring to the Audit Committee for its review each proposed “related person transaction” (defined as any transaction in which the Company is a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest). Any related party transaction must be approved or ratified by either (1) the Audit Committee or (2) the affirmative vote of a majority of directors who do not have a direct or indirect material interest in such related party transaction. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with the DGCL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of common stock of the Company as of August 1, 2018 by:

●
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is or is expected to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

●	each of the Company’s executive officers and directors; and

●	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise provided, beneficial ownership of common stock of the Company is based on 36,182,783 shares of common stock of the Company issued and outstanding as of August 1, 2018.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.

Name and Address of Beneficial Owners	Number of Shares		Percentage

Directors and Executive Officers:(1)
Robert Lisy(2)	1,861,060		5.1%
Tony Lauro II	-		-
Eduardo Azcarate	241,421		*
Jose Perez-Villarreal	246,202		*
Randall D. Nilsen	170,922		*
William Velez	151,968		*
Adam Godfrey(3)	-		-
Kurt Holstein(4)	78,467		*
Robert Jahn(5)	-		-
Stephen Paul(6)	-		-
Michael Purcell	-		-
John Rincon(7)	1,285,719		3.6%
Justin Wender(8)	-		-
All directors and executive officers as a group (13 individuals)	4,035,759		11.2%

Five Percent Holders:
FinTech Investor Holdings II, LLC	3,309,996	(9)	9.1	%(10)
Robert Lisy(2)	1,861,060		5.1%
SPC Intermex, LP(11)	12,348,554		34.1%
Parties to Shareholder Agreement(12)	21,431,653		58.9%

*	Less than 1 percent.
(1)	Unless otherwise noted, the business address of each of the directors and executive officers is 9480 South Dixie Highway, Miami, Florida 33156.
(2)
Includes (i) 438,531 shares held by Hawk Time Enterprises, LLC, a Delaware limited liability company (“Hawk Time”), and (ii) 1,422,529 shares held by the Robert Lisy Family Revocable Living Trust, Robert W. Lisy, Trustee (the “Lisy Trust”).  Mr. Lisy is the sole manager of Hawk Time and sole trustee of the Lisy Trust.

(3)
Excludes 12,348,554 shares held by SPC Intermex, LP, whose general partner is SPC Intermex GP, LLC. Stella Point is the sole manager of SPC Intermex GP, LLC, and Mr. Godfrey is a Managing Partner of Stella Point. Mr. Godfrey serves on the board of directors of the Company as a representative of Stella Point. Mr. Godfrey disclaims beneficial ownership of the shares of common stock held by SPC Intermex, LP. The address for Mr. Godfrey is c/o Stella Point Capital LLC, 444 Madison Ave., 25th Floor, New York, New York 10022.

(4)	Mr. Holstein currently serves on the board of directors of the Company.
(5)
Does not include any shares held by SPC Intermex, LP. Mr. Jahn is a Managing Director at Stella Point.  Mr. Jahn serves on the board of directors of the Company as a representative of Stella Point. Mr. Jahn also owns a limited partnership interest in SPC Intermex, LP. Mr. Jahn disclaims beneficial ownership of the shares of common stock held by SPC Intermex, LP. The address for Mr. Jahn is c/o Stella Point Capital LLC, 444 Madison Ave., 25th Floor, New York, New York 10022.

(6)
Does not include any shares held by SPC Intermex, LP. The Louis Berkman Investment Company, of which Mr. Paul is President and is a trustee of various trusts which own 28.24% of its non-voting stock, owns a limited partnership interest in SPC Intermex, LP. Mr. Paul currently serves on the board of directors of the Company. Mr. Paul disclaims beneficial ownership of any shares of common stock held by SPC Intermex, LP.

(7)
Includes (i) 1,105,288 shares held by Latin American Investment Holdings, Inc. and (ii) 180,431 shares held by Rincon Capital Partners, LLC. Mr. Rincon owns 100% of Latin American Investment Holdings, Inc. and jointly owns Rincon Capital Partners, LLC.

(8)
Excludes 12,348,554 shares held by SPC Intermex, LP, whose general partner is SPC Intermex GP, LLC. Stella Point is the sole manager of SPC Intermex GP, LLC, and Mr. Wender is a Managing Partner of Stella Point. Mr. Wender serves on the board of directors of the Company as a representative of Stella Point. Mr. Wender disclaims beneficial ownership of the shares of common stock held by SPC Intermex, LP. The address for Mr. Wender is c/o Stella Point Capital LLC, 444 Madison Ave., 25th Floor, New York, New York 10022.

(9)
Includes 3,127,496 shares and warrants to purchase 182,500 shares that are exercisable within 30 days.  The address for FinTech Investor Holdings II, LLC is c/o Cohen and Company, 3 Columbus Circle, 24th Floor, New York, NY  10019.

(10)
Beneficial ownership percentage is based on 36,182,783 shares of common stock of the Company issued and outstanding as of as of August 1, 2018 and warrants to purchase 182,500 shares that are exercisable within 30 days.

(11)
Includes 12,348,554 shares held by SPC Intermex, LP, and excludes shares of common stock held by other parties to the Shareholders Agreement with which SPC Intermex, LP and associated entities may be deemed to share beneficial ownership by virtue of voting provisions of such agreement. See the section of the Prospectus entitled “Certain Relationships and Related Transactions—Shareholders Agreement” for additional information. The general partner of SPC Intermex, LP is SPC Intermex GP, LLC and Stella Point is the sole manager of SPC Intermex GP, LLC. Messrs. Godfrey and Wender are the Managing Partners of and jointly control Stella Point. Messrs. Godfrey and Wender disclaim beneficial ownership of the shares of common stock held by SPC Intermex, LP. The address for SPC Intermex, LP is c/o Stella Point Capital LLC, 444 Madison Ave., 25thFloor, New York, New York 10022.

(12)
Includes shares held by each of the parties to the Shareholders Agreement. Includes warrants to purchase 182,500 shares that are exercisable within 30 days following the closing of the Merger. The parties to the Shareholders Agreement are: International Money Express, Inc., SPC Intermex Representative LLC, SPC Intermex, LP, C.A.R. Holdings, Hawk Time, Lisy Trust, Robert Lisy, Darrell Ebbert, Jose Perez, Eduardo Azcarate, William Velez, Randy Nilsen, DGC Family FinTech Trust, Daniel Cohen, Betsy Cohen, Swarthmore Trust of 2016, James J. McEntee, III, Hepco Family Trust, Jeremy Kuiper, Shami Patel, Plamen Mitrikov, FinTech Investor Holdings II, LLC (Sponsor), Cohen Sponsor Interests II, LLC, Cohen and Company LLC and Solomon Cohen.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences to a non-U.S. holder (as defined below) of the ownership and disposition of our common stock as of the date hereof, but does not purport to be a complete analysis of all potential tax consequences. Except where noted, this summary deals only with common stock that is held as a capital asset (i.e., generally, an asset held for investment purposes).

A “non-U.S. holder” means a beneficial owner that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes;

•	an estate if its income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a “United States person” (within the meaning of the Code).

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, administrative rulings, and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, and are subject to differing interpretations, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with other U.S. federal tax laws (including the Medicare tax on certain investment income) or any foreign, state, local, or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including, but not limited to, a holder that is a partnership or other pass-through entity for U.S. federal income tax purposes, a non-U.S. holder that is a bank, financial institution, insurance company, tax-exempt or government organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, long-term resident of the United States, person subject to the alternative minimum tax, controlled foreign corporation, corporation that accumulates earnings to avoid U.S. federal income tax, tax-qualified retirement plan, passive foreign investment company, a non-U.S. holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle, synthetic security or other risk reduction strategy, a non-U.S. holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation, a non-U.S. holder that is deemed to sell our common stock under the constructive sale provisions of the Code or a non-U.S. holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner of a partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. If you are a partnership, or a partner of a partnership, holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction or any applicable income tax treaty.

Dividends

Distributions of cash or property that we pay on our common stock (if any) will be treated as taxable dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and will be treated first as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in our common stock, and thereafter will be treated as capital gain from a sale or other disposition of our common stock as described below in “—Gain on Disposition of Common Stock.” Your adjusted tax basis generally is the purchase price of the shares, reduced (but not below zero) by any such tax-free returns of capital. Subject to the discussions of backup withholding and additional withholding requirements below, dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) generally are not subject to U.S. federal withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends generally are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” on its effectively connected earnings and profits at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable Internal Revenue Service (“IRS”) Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special rules apply to partnerships and other pass-through entities and these certification and disclosure requirements also may apply to beneficial owners of partnerships and other pass-through entities that hold our common stock.

The certifications described above must be provided prior to the payment of dividends and must be updated periodically. A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding their eligibility for benefits under a relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Additional Withholding Requirements”.

Gain on Disposition of Common Stock

Subject to the discussions of backup withholding and additional withholding requirements below, any gain realized on the sale, exchange, or other taxable disposition of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the non-U.S. holder held our common stock.

A non-U.S. holder described in the first bullet point immediately above generally will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates applicable to such holder if it were a United States person as defined under the Code. In addition, if a non-U.S. holder described in the first bullet point immediately above is a corporation for U.S. federal income tax purposes, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above generally will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, because the determination of whether we are a “United States real property holding corporation” is made from time to time and depends on the relative fair market value of our assets, there can be no assurance in this regard. Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market values of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). For this purpose, real property interests include land, improvements, and associated personal property. If we are or become a “United States real property holding corporation,” so long as our common stock continues to be “regularly traded on an established securities market” (within the meaning of applicable U.S. Treasury regulations), only a non-U.S. holder who holds or held directly, indirectly, or constructively (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock in the same manner as gain that is effectively connected with a trade or business of the non-U.S. holder in the United States, except that the branch profits tax generally will not apply. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. holders should consult their own tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Additional Withholding Requirements”.

Federal Estate Tax

Common stock owned (or treated as owned) by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding (currently at a rate of 24%) for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code) on a properly executed IRS Form W-8, or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular circumstances, including the procedure for claiming any applicable exemption.

Additional Withholding Requirements

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition after December 31, 2018 of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons, or in each case, such foreign entity otherwise qualifies for an exemption. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. A payee that is a foreign financial institution located in a jurisdiction that has an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

PLAN OF DISTRIBUTION

The shares of common stock offered and sold pursuant to this prospectus will be issued directly to the holders of warrants upon payment of the exercise price therefor to us. The holders of the warrants, upon exercise of the warrants, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Such holders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	one or more underwritten offerings;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	internal distributions to their members, partners or shareholders;
•	short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•	directly to one or more purchasers;
•	through agents;
•	broker-dealers may agree with the holders of the warrants to sell a specified number of such shares at a stipulated price per share; and
•	a combination of any such methods of sale.

The holders of the warrants, upon exercise of the warrants may, from time to time, pledge or grant a security interest in some of the shares of our common stock owned by them and, if any such holder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus. The holders of the warrants, upon exercise of the warrants, also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the holders of the warrants, upon exercise of the warrants, may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. Any such holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. Any such holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the holders of the warrants, upon exercise of the warrants, from the sale of our common stock disposed of by them will be the purchase price of our common stock less discounts or commissions, if any. Any such holders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from any offering by any such holders.

The holders of the warrants, upon exercise of the warrants, also may in the future resell a portion of the shares of our common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

We have agreed to use best efforts to maintain the effectiveness of this registration statement until the expiration of the warrants under the warrant agreement. We will pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses; however, the holders of the warrants, upon exercise of the warrants, will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Stock

Our charter authorizes the issuance of 205,000,000 shares, consisting of 200,000,000 shares of common stock, $0.0001 par value per share and 5,000,000 shares of preferred stock, $0.0001 par value.

As of August 1, 2018, there were 36,182,783 shares of our common stock outstanding. No shares of preferred stock are outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Holders of our common stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock. If we liquidate, dissolve or wind up after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

Preferred Stock

Our charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series.

Warrants

Public Warrants

As of August 1, 2018, there were 8,749,999 public warrants outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the consummation of the Merger. The warrants will expire on the fifth anniversary of the consummation of the Merger, at 5:00 p.m., New York time or upon redemption of our common stock or our liquidation. We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. If the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the warrant holder will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

This Registration Statement on Form S-1 is being filed pursuant to the warrant agreement. We have agreed that, as soon as practicable, but in no event later than 20 business days after the closing of the Merger, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and we will use our best efforts to take such action as is necessary to register or qualify for sale, in those states in which the warrants were initially offered by us, the shares of common stock issuable upon exercise of the warrants, to the extent an exemption therefrom is not available. We will use our best efforts to cause the post-effective amendment or new registration statement to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. In addition, we have agreed to use our best efforts to register the shares of common stock issuable upon exercise of a warrant under the blue sky laws of the states of residence of the exercising warrant holder to the extent an exemption is not available.

No warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants has not been declared effective by the 60th business day following the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act. If cashless exercise is permitted, each holder of our warrants exercising on a cashless basis would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing: (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant exercise price and the “fair market value” by (y) the fair market value. For these purposes, fair market value will mean the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the warrant agent from the holder of such warrants or our securities broker or intermediary.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the common stock (or the closing bid price of our common stock in the event shares of our common stock are not traded on any specific day) equals or exceeds $24.00 per share on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them.

We will not redeem the warrants unless an effective registration statement covering the shares of common stock issuable upon exercise of the warrants is current and available throughout the 30-day redemption period.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

A holder of a warrant may notify us in writing if it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) by certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to consummate our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock sold immediately thereafter.

If, at any time while the warrants are outstanding, we effect (a) a merger with another company, in which our stockholders immediately prior to such transaction own less than a majority of the outstanding stock of the surviving entity, (b) any sale of all or substantially all of our assets in one or a series of related transactions, (c) a tender offer or exchange offer approved or authorized by our board is completed pursuant to which holders of at least a majority of our outstanding shares of common stock tender or exchange their shares for other securities, cash or property, or (d) a reclassification of our shares or any compulsory share exchange pursuant to which shares of our common stock are effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of our common stock), the holders of the warrants will thereafter have the right to receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property receivable upon such event, that the holder of the warrants would have received if such holder had exercised his, her or its warrants immediately before the event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Placement Warrants

As of August 1, 2018, there were 210,000 placement warrants outstanding. The placement warrants are identical to the public warrants, except that, if held by FinTech’s Sponsor or its permitted assigns, they: (a) may be exercised for cash or on a cashless basis; (b) are not subject to being called for redemption; and (c) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of the Merger. In addition, for as long as the placement warrants are held by Cantor Fitzgerald or its designees or affiliates, they may not be exercised after January 19, 2022.

Dividends

We have not paid any cash dividends on our common stock to date. We expect that we will retain earnings for use in business operations and, accordingly, we do not anticipate our board of directors declaring any dividends in the foreseeable future. In addition, the terms of our senior secured credit facility include restrictions on our ability to pay dividends as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Intermex—Liquidity and Capital Resources.”

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of August 1, 2018, there were 36,182,783 shares of our common stock outstanding. Of these shares, the 17,500,000 shares of common stock sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 5,973,333 founder shares, 420,000 placement shares and 210,000 placement warrants are restricted securities under Rule 144 because they were issued in private transactions not involving a public offering.

As of the date of this prospectus, there are 8,959,999 warrants to purchase our common stock outstanding, consisting of 8,749,999 public warrants originally sold as part of units in our IPO and 210,000 placement warrants in the private placement. We have agreed to use best efforts to file a registration statement with respect to the common stock issuable upon exercise of the public warrants.

Registration Rights

On the Closing Date, the Company entered into the Registration Rights Agreement. The Registration Rights Agreement requires the Company to, among other things, file a resale shelf registration statement on behalf of the stockholders party to the Registration Rights Agreement as promptly as practicable upon request by Stella Point following the closing of the Merger. The Registration Rights Agreement also provides the stockholders party to the agreement Demand Registration Rights to require the Company to effect one or more shelf registrations under the Securities Act, covering all or part of such stockholder’s common stock upon written request to the Company. Demand Registration Rights are available exclusively to Stella Point for the first 15 months after the closing of the Merger, and thereafter to certain other stockholders party to the Registration Rights Agreement. The Registration Rights Agreement additionally provides piggyback rights to the stockholders party to the Registration Rights Agreement, subject to customary underwriter cutbacks and issuer blackout periods. The Company also agreed to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

Shareholders Agreement

On the Closing Date, the Company entered into the Shareholders Agreement. Pursuant to the Shareholders Agreement, for so long as Intermex legacy stockholders party thereto hold, in the aggregate, at least 10% of the total outstanding shares of the Company’s common stock, SPC Intermex will be entitled to designate eight individuals for election to the Company’s board of directors of which at least three designees must qualify as an “independent director” under the Exchange Act and Nasdaq rules. Following such times as the collective ownership of such Intermex legacy stockholders is less than 10% of the outstanding shares of the Company’s common stock, SPC Intermex will be entitled to designate one person for election to the Company’s board of directors, which designation right will lapse at such time as the Intermex legacy stockholders’ collective ownership is less than 5% of the outstanding shares of the Company’s common stock. Pursuant to the Shareholders Agreement, all of the stockholders party thereto (which stockholders represent, in the aggregate, more than 50% of the outstanding shares of common stock), are required to vote their shares of the Company’s common stock subject to the Shareholders Agreement as set forth therein for the director nominees designated thereunder. In addition, for so long as FinTech’s initial stockholders that are party to the Shareholders Agreement collectively own more than 5% of the Company’s outstanding common stock, FinTech Investor Holdings II, LLC, as representative, is entitled to designate one person as a non-voting observer to the Company’s board of directors. Certain parties to the Shareholders Agreement have also agreed to a lock-up provision restricting the stockholders party thereto from transferring their shares of the Company’s common stock subject to the terms of the Shareholders Agreement as set forth therein, subject to limited exceptions (the “Lock-Up Period”). The Lock-Up Period extends, subject to certain exceptions, from the Closing Date until the earlier of (i) fifteen months following the Closing Date and (ii) such time as the shares of the Company’s common stock then subject to the Shareholders Agreement represent, for a period of five consecutive business days, less than 50% of the total voting power of the Company’s outstanding common stock. The founder shares and placement shares are each identical to our shares of common stock and holders of founder shares or placement shares have the same stockholder rights as public stockholders.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Quotation of Securities

Our common stock and warrants are quoted on The Nasdaq Capital Market under the symbols “IMXI” and “IMXIW,” respectively.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The financial statements of FinTech Acquisition Corp. II as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 and for the period from May 28, 2015 (inception) to December 31, 2015 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report, which includes an explanatory paragraph related to FinTech Acquisition Corp. II’s ability to continue as a going concern, thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The financial statements of Intermex Holdings, Inc. as of December 31, 2017 and 2016 and for the periods February 1, 2017 to December 31, 2017 (Successor period) and January 1, 2017 to January 31, 2017 and the years ended December 31, 2016 and 2015 (collectively, the Predecessor periods) appearing in this prospectus or incorporated by reference have been audited by BDO USA, LLP, independent registered public accounting firm, as set forth in their report, which includes an explanatory paragraph on the restatement of the 2015 and 2016 financial statements and an emphasis of matter paragraph regarding the Merger Agreement, thereon appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock you should refer to the registration statement and its exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors Relations” at www.intermexonline.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INCORPORATION BY REFERENCE

We “incorporate by reference” certain documents we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and any information contained in any document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or free writing prospectus provided to you in connection with this offering modified or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus. The following documents filed with the SEC are hereby incorporated by reference in this prospectus; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Current Report filed on Form 8-K, filed with the SEC on August 1, 2018 (first filing) and amended on August 14, 2018;

•	our Current Report filed on Form 8-K, filed with the SEC on August 1, 2018 (second filing) (Items 3.01, 4.01 and 5.06); and

•	FinTech Acquisition Corp. II’s Quarterly Report filed on Form 10-Q, filed with the SEC on August 14, 2018.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department at the following address:

International Money Express, Inc.
9480 South Dixie Highway
Miami, Florida 33156
(305) 671-8000

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INTERMEX HOLDINGS, INC. FINANCIAL STATEMENTS:
Audited Consolidated Financial Statements for the Successor Period of February 1, 2017 through December 31, 2017 and Predecessor Periods of January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015

Report of Independent Auditors	F-1
Consolidated Balance Sheets	F-2
Consolidated Statements of Operations and Comprehensive (Loss) Income	F-3
Consolidated Statements of Changes in Stockholder’s Equity	F-4
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-8

FINTECH ACQUISITION CORP. II FINANCIAL STATEMENTS:
Audited Consolidated Financial Statements as of December 31, 2017 and 2016 and for the periods ended December 31, 2017, 2016 and 2015
Report of Independent Registered Public Accounting Firm	F-30
Consolidated Balance Sheets as of December 31, 2017 and 2016	F-31
Consolidated Statements of Operations for the Years Ended December 31, 2017 and 2016 and Period from May 28, 2015 (inception) through December 31, 2015	F-32
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2017 and 2016 and Period from May 28, 2015 (inception) through December 31, 2015	F-33
Consolidated Statements of Cash Flows for the Years Ended December 31, 2017 and 2016 and Period from May 28, 2015 (inception) through December 31, 2015	F-34
Notes to Consolidated Financial Statements	F-35

Index
Report of Independent Auditors

Stockholder and Board of Directors
Intermex Holdings, Inc.
 Miami, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Intermex Holdings, Inc. (the “Company”) and subsidiaries as of December 31, 2017 (Successor Company) and 2016 (Predecessor Company) and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholder’s equity, and cash flows for the periods February 1, 2017 to December 31, 2017 (successor period) and January 1, 2017 to January 31, 2017 and the years ended December 31, 2016 and 2015 (collectively, the predecessor periods), and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2017 (Successor Company) and 2016 (Predecessor Company), and the results of their operations and their cash flows for the periods February 1, 2017 to December 31, 2017 (successor period) and January 1, 2017 to January 31, 2017 and the years ended December 31, 2016 and 2015 (collectively the predecessor periods), in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the 2015 and 2016 financial statements have been restated to correct misstatements related to accounting for income taxes and accounting for intangible assets. Our opinion is not modified with respect to this matter. We also audited the adjustments described in Note 1 that were applied to restate the beginning accumulated deficit and total stockholder’s equity as of January 1, 2015. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review or apply any procedures to the consolidated financial statements of the Company as of and for the year ended December 31, 2014, other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2014 consolidated financial statements as a whole.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter

As discussed in Note 15 to the consolidated financial statements, on December 19, 2017, the Company entered into a definitive merger agreement with FinTech Acquisition Corp. II, an entity listed on the Nasdaq Capital Market.

/s/ BDO USA, LLP
Certified Public Accountants

We have served as the Company’s auditor since 2017.

Miami, Florida
March 26, 2018

Index
Intermex Holdings, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
December 31,

	Successor Company 2017	Predecessor Company 2016
ASSETS		As Restated
Current assets:
Cash	$59,155,618	$37,601,096
Accounts receivable, net of allowance of $307,562 and $290,801 for 2017 and 2016, respectively	51,374,377	27,769,967
Prepaid wires	7,675,491	11,380,391
Other prepaid expenses and current assets	900,386	392,867
Total current assets	119,105,872	77,144,321

Property and equipment, net	8,490,794	6,246,447
Goodwill	36,259,666	—
Intangible assets, net	48,741,032	6,347,634
Deferred tax asset, net	1,748,854	27,816,112
Other assets	1,706,693	1,219,438
Total assets	$216,052,911	$118,773,952
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$3,913,436	$849,809
Accounts payable	8,919,796	5,881,754
Wire transfers and money orders payable	48,276,649	21,714,100
Accrued and other	11,514,449	9,886,935
Total current liabilities	72,624,330	38,332,598

Long term liabilities:
Debt, net	107,526,462	77,182,811
Total long term liabilities	107,526,462	77,182,811

Commitments and contingencies, see Note 14

Stockholder’s equity:
Common stock (Successor), $0.01 par value; 1,000 shares authorized, 10 shares issued and outstanding	—	—
Common stock (Predecessor), $0.01 par value; 200,000,000 shares authorized, 81,879,165 shares issued and outstanding	—	818,791
Additional paid-in capital	46,077,943	70,010,991
Accumulated deficit	(10,173,453)	(67,550,973)
Accumulated other comprehensive loss	(2,371)	(20,266)
Total stockholder’s equity	35,902,119	3,258,543
Total liabilities and stockholder’s equity	$216,052,911	$118,773,952

The accompanying notes are an integral part of these consolidated financial statements.

Index
Intermex Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS) INCOME

	Successor Company	Predecessor Company
	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Revenues:			(as Restated)	(as Restated)
Wire transfer and money order fees	$169,795,746	$11,876,919	$138,467,934	$105,515,500
Foreign exchange	30,014,304	2,449,709	25,781,882	17,596,590
Other income	1,229,081	98,715	1,144,675	1,087,223
Total revenues	201,039,131	14,425,343	165,394,491	124,199,313

Operating expenses
Service charges from agents and banks	135,455,304	9,431,503	107,967,505	81,746,818
Salaries and benefits	21,954,005	4,456,631	17,261,125	14,307,184
Other selling, general and administrative expenses	16,470,615	1,146,327	13,711,270	9,898,985
Transaction costs	8,705,501	3,917,188	900,530	1,609,034
Depreciation and amortization	16,644,821	381,746	2,530,334	2,453,454
Total operating expenses	199,230,246	19,333,395	142,370,764	110,015,475

Operating income (loss)	1,808,885	(4,908,052)	23,023,727	14,183,838

Interest expense	11,447,936	613,742	9,540,046	4,234,371

(Loss) income before income taxes	(9,639,051)	(5,521,794)	13,483,681	9,949,467

Provision for income tax expense (benefit)	534,402	(2,203,373)	4,083,655	4,191,643

Net (loss) income	(10,173,453)	(3,318,421)	9,400,026	5,757,824

Other comprehensive (loss) income	(2,371)	(2,453)	109,920	(56,582)

Comprehensive (loss) income	$(10,175,824)	$(3,320,874)	$9,509,946	$5,701,242

The accompanying notes are an integral part of these consolidated financial statements.

Index
Intermex Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

For the Periods from
January 1, 2017 to January 31, 2017 and the Years Ended December 31, 2016 and 2015

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss
	Number of Shares	Amount	Number of Shares	Amount				Total
Predecessor Company
Balance at December 31, 2014, as restated	10,451	$10,450,663	135,368,059	$1,353,680	$122,971,721	$(82,708,823)	$(73,604)	$51,993,637
Net income, as restated	—	—	—	—	—	5,757,824	—	5,757,824
Purchase of Preferred Stock	(10,640)	(10,639,850)	—	—	—	—	—	(10,639,850)
Common dividend distributions	—	—	—	—	(18,144,839)	—	—	(18,144,839)
Preferred dividend in-kind	189	189,187	—	—	(189,187)	—	—	—
Share-based compensation	—	—	2,174,306	21,743	41,096	—	—	62,839
Adjustment from Foreign currency translation	—	—	—	—	—	—	(56,582)	(56,582)
Balance at December 31, 2015, as restated	—	$—	137,542,365	1,375,423	$104,678,791	$(76,950,999)	$(130,186)	$28,973,029
Net income, as restated	—	—	—	$—	—	9,400,026	—	9,400,026
Purchase of Common Stock	—	—	(57,627,100)	(576,271)	(33,423,729)	—	—	(34,000,000)
Common dividend distributions	—	—	—	—	(1,286,995)	—	—	(1,286,995)
Share-based compensation	—	—	1,963,900	19,639	42,924	—	—	62,563
Adjustment from foreign currency translation	—	—	—	—	—	—	109,920	109,920
Balance at December 31, 2016, as restated	—	$—	81,879,165	$818,791	$70,010,991	$(67,550,973)	$(20,266)	$3,258,543
Net loss	—	—	—	—	—	(3,318,421)	—	(3,318,421)
Share-based compensation	—	—	561	5,611	2,910,713	—	—	2,916,324
Adjustment from foreign currency translation	—	—	—	—	—	—	(2,453)	(2,453)
Balance at January 31, 2017	—	$—	81,879,726	$824,402	$72,921,704	$(70,869,394)	$(22,719)	$2,853,993

The accompanying notes are an integral part of these consolidated financial statements.

Index
Intermex Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (CONTINUED)
For the Period from February 1, 2017 to December 31, 2017

	Series A Convertible Preferred Stock		Common Stock		Additional Paid- In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Number of Shares	Amount	Number of Shares	Amount
Successor Company
Balance at February 1, 2017
Initial capitalization	—	$—	10	$—	$64,410,000	$—	$—	$64,410,000
Net loss	—	—	—	—	—	(10,173,453)	—	(10,173,453)
Common dividend distributions	—	—	—	—	(20,178,000)	—	—	(20,178,000)
Share-based compensation	—	—	—	—	1,845,943	—	—	1,845,943
Adjustment from foreign currency translation	—	—	—	—	—	—	(2,371)	(2,371)
Balance at December 31, 2017	—	$—	10	$—	$46,077,943	$(10,173,453)	$(2,371)	$35,902,119

The accompanying notes are an integral part of these consolidated financial statements.

Index
Intermex Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor Company	Predecessor Company
	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Cash flows from operating activities			(as Restated)	(as Restated)
Net (loss) income	$(10,173,453)	$(3,318,421)	$9,400,026	$5,757,824
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	16,644,821	381,746	2,530,334	2,453,454
Share-based compensation	1,845,943	2,916,324	62,563	62,839
Provision for bad debts	1,401,446	83,695	909,275	720,416
Debt issuance cost amortization	335,221	39,298	2,670,976	741,450
Deferred taxes	369,947	(2,214,351)	3,718,943	3,971,485
Loss on disposals of property and equipment	127,850	13,472	172,934	87,038
Total adjustments	20,725,228	1,220,184	10,065,025	8,036,682
Changes in operating assets and liabilities:
Accounts receivable	(29,172,953)	3,612,332	(15,865,867)	(5,316,628)
Prepaid wires	(4,143,741)	7,848,641	777,111	(9,652,582)
Other prepaid expenses and assets	(1,011,440)	70,927	(302,025)	(44,622)
Wire transfer and money order payables	27,637,839	(1,884,922)	13,759,090	1,718,158
Accounts payable and accrued other	3,555,223	1,103,326	4,562,418	3,966,613
Net cash provided by operating activities	7,416,703	8,652,067	22,395,778	4,465,445

Cash flows from investing activities:
Purchases of property and equipment	(4,351,506)	(249,382)	(3,012,110)	(2,064,577)
Net cash used in acquisition	(923,654)	—	—	—
Net cash used in investing activities	(5,275,160)	(249,382)	(3,012,110)	(2,064,577)

Cash flows from financing activities:
Borrowings under term loan	102,000,000	—	40,331,834	35,000,000
Borrowings/(repayments) under revolving loan, net	12,000,000	(2,000,000)	(2,000,000)	3,000,000
Repayment of term loan	(76,212,500)	—	(1,287,004)	(9,444,830)
Debt issuance costs	(4,682,830)	—	(2,315,992)	(2,789,288)
Common dividend distributions	(20,178,000)	—	(1,286,995)	(18,144,839)
Purchase of preferred stock	—	—	—	(10,639,850)
Purchase of common stock	—	—	(34,000,000)	—
Net cash provided by (used in) financing activities	12,926,670	(2,000,000)	(558,157)	(3,018,807)
Effect of exchange rate changes on cash	98,820	(15,196)	(149,884)	(64,403)
Net increase (decrease) in cash	15,167,033	6,387,489	18,675,627	(682,342)
Cash, beginning of the period	43,988,585	37,601,096	18,925,469	19,607,811
Cash, end of the period	$59,155,618	$43,988,585	$37,601,096	$18,925,469

The accompanying notes are an integral part of these consolidated financial statements.

Index
Intermex Holdings, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Successor Company	Predecessor Company
	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
			(as Restated)	(as Restated)
Supplemental disclosures of cash flow information:
Cash paid for interest	$11,687,159	$658,888	$6,764,648	$3,274,862
Cash paid for taxes	$400,000	$—	$155,000	$126,000

Non-cash financing activities:
Agent businesses acquired in exchange for receivables	$639,688	$—	$342,876	$—
Dividends paid in‑kind	$—	$—	$—	$189,187

The accompanying notes are an integral part of these consolidated financial statements.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS AND CONSOLIDATION OF OPERATIONS

Intermex Holdings, Inc. (the “INC”) was formed as a Delaware company on March 27, 2006. The consolidated financial statements include the INC, its wholly-owned subsidiary, Intermex Wire Transfer, LLC (the “LLC”), Intermex Wire Transfers de Guatemala, S.A. (“Guatemala”) — 99.8% owned by LLC, Intermex Wire Transfer de Mexico, S.A. — 98% owned by LLC, Intermex Transfers de Mexico, S.A. — 98% owned by LLC, Intermex Wire Transfer Corp. — 100% owned by LLC and Intermex Wire Transfer II, LLC — 100% owned by LLC (collectively, the “Company”).

The INC is a wholly-owned indirect subsidiary of InterWire Topco, LLC (“Interwire LLC”), a company formed on December 21, 2015 for the purpose of funding the acquisition of the Company by Stella Point Capital, LLC (“Stella Point”) discussed in further detail in Note 3.

In connection with the acquisition of the Company by Stella Point, the Company applied “push-down” accounting and the assets and liabilities were adjusted to fair value on the closing date of the transaction, February 1, 2017. As a result, the Company’s consolidated financial statement presentation distinguishes between a predecessor period (“Predecessor”), for periods prior to the transaction, and a successor period (“Successor”), for periods subsequent to the transaction. The Successor’s consolidated financial statements reflect a new basis of accounting that is based on the fair value of assets acquired and liabilities assumed as of the transaction date. The consolidated financial statements presented herein are those of Successor from its inception on February 1, 2017 through December 31, 2017, and those of Predecessor for all periods prior to the transaction date.

Non-controlling interest in the results of operations of consolidated subsidiaries represents the minority stockholders’ share of the profit or (loss) of Intermex Wire Transfer de Mexico, S.A., Intermex Transfers de Mexico, S.A. (“Mexico”) and Intermex Wire Transfers de Guatemala, S.A. (“Guatemala”). Non-controlling interest in the portion of the profit or (loss) from operations of these subsidiaries amounted to $3,053 for the Successor period from February 1, 2017 through December 31, 2017 and $548, $3,696 and $2,458 for the Predecessor periods from January 1, 2017 through January 31, 2017 and the years ended December 31, 2016 and 2015, respectively. Non-controlling interest asset as of December 31, 2017 for the Successor period and December 31, 2016 for the Predecessor period amounted to $6,813 and $3,134, respectively. These amounts were not recorded by the Company as they are considered insignificant.

The Company operates as a money transmitter, primarily between the United States of America and Mexico, Guatemala and other countries in Latin America through a network of authorized agents located in various unaffiliated retail establishments throughout the United States of America.

The accompanying consolidated financial statements include the accounts of the INC and its subsidiaries. All significant inter-company balances and transactions have been eliminated from the consolidated financial statements. The consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Restatements

Previously, all finite-lived intangibles (see Note 6) were amortized on a straight-line basis. However, as the economic benefits expected from the agent relationships lessen over time, during 2017 the Company determined it was more appropriate to amortize the agent relationships based on an accelerated method. The Company believes this better matches the amortization expense with the economic benefits expected to be received from the agent relationships rather than recognizing the expense on a straight-line method. As a result, intangible assets, net were overstated and depreciation and amortization expense was misstated in prior years. Therefore, the Company has restated its consolidated financial statements for the correction and the effect is shown in the tables below in the “Amortization” adjustment column.

In 2017, the Company determined that the deferred tax asset utilization analysis as of December 31, 2014 did not properly extend until the expiration of the net operating loss carryforwards. Therefore, the valuation allowance for the deferred tax asset related to the net operating loss carryforwards was overstated and the provision for income tax benefit was understated in 2014 by $12,969,232. In addition, the provision for income tax benefit was overstated in 2015 as the Company had corrected this error in 2015 instead of properly correcting it in 2014. The error has been corrected by restating the Predecessor Company December 31, 2014 accumulated deficit balance in the consolidated statements of changes in stockholder’s equity and provision for income tax (benefit) expense for the year ended December 31, 2015 in the consolidated statements of operations and comprehensive (loss) income. These adjustments are shown in the “Deferred Tax” adjustment column below.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS AND CONSOLIDATION OF OPERATIONS (cont.)

The following tables summarize the impact of these restatements on the Company’s consolidated financial statements:

a.	Consolidated Balance Sheet

	Impact of Correction of Errors
	As previously reported	Adjustments
		Amortization	Deferred Tax	As Restated
Balance at December 31, 2016 (Predecessor Company)
Intangible assets, net	$8,508,502	$(2,160,868)	$—	$6,347,634
Deferred tax asset, net	$26,979,233	$836,879	$—	$27,816,112
Total assets	$120,097,941	$(1,323,989)	$—	$118,773,952
Accumulated deficit	$(66,226,984)	$(1,323,989)	$—	$(67,550,973)
Total stockholder’s equity	$4,582,532	$(1,323,989)	$—	$3,258,543

b.	Consolidated Statements of Operations and Comprehensive (Loss) Income

	Impact of Correction of Errors
	As previously reported	Adjustments
		Amortization	Deferred Tax	As Restated
For the year ended December 31, 2016 (Predecessor Company)
Depreciation and amortization	$4,341,933	$(1,811,599)	$—	$2,530,334
Provision for income tax expense	$3,382,044	$701,611	$—	$4,083,655
Net income	$8,290,038	$1,109,988	$—	$9,400,026
Comprehensive income	$8,399,958	$1,109,988	$—	$9,509,946

For the year ended December 31, 2015 (Predecessor Company)
Depreciation and amortization	$4,296,041	$(1,842,587)	$—	$2,453,454
Provision for income tax (benefit) expense	$(9,491,201)	$713,612	$12,969,232	$4,191,643
Net income	$17,598,081	$1,128,975	$(12,969,232)	$5,757,824
Comprehensive income	$17,541,499	$1,128,975	$(12,969,232)	$5,701,242

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS AND CONSOLIDATION OF OPERATIONS (cont.)

c.	Consolidated Statements of Changes in Stockholder’s Equity

	Impact of Correction of Errors
	As previously reported	Adjustments
		Amortization	Deferred Tax	As Restated
Balance at December 31, 2014 (Predecessor Company)
Accumulated deficit	$(92,115,103)	$(3,562,952)	$12,969,232	$(82,708,823)
Total stockholder’s equity	$42,587,357	$(3,562,952)	$12,969,232	$51,993,637

Balance at December 31, 2015 (Predecessor Company)
Accumulated deficit	$(74,517,022)	$(2,433,977)	$—	$(76,950,999)
Total stockholder’s equity	$31,407,006	$(2,433,977)	$—	$28,973,029

Balance at December 31, 2016 (Predecessor Company)
Accumulated deficit	$(66,226,984)	$(1,323,989)	$—	$(67,550,973)
Total stockholder’s equity	$4,582,532	$(1,323,989)	$—	$3,258,543

d.	Consolidated Statements of Cash Flows

	Impact of Correction of Errors
	As previously reported	Adjustments
		Amortization	Deferred Tax	As Restated
For the year ended December 31, 2016 (Predecessor Company)
Net income	$8,290,038	$1,109,988	$—	$9,400,026
Depreciation and amortization	$4,341,933	$(1,811,599)	$—	$2,530,334
Deferred taxes	$3,017,332	$701,611	$—	$3,718,943
Net cash provided by operating activities	$22,395,778	$—	$—	$22,395,778

For the year ended December 31, 2015 (Predecessor Company)
Net income	$17,598,081	$1,128,975	$(12,969,232)	$5,757,824
Depreciation and amortization	$4,296,041	$(1,842,587)	$—	$2,453,454
Deferred taxes	$(9,711,359)	$713,612	$12,969,232	$3,971,485
Net cash provided by operating activities	$4,465,445	$—	$—	$4,465,445

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reclassifications

Certain reclassifications have been made to prior-year amounts in the consolidated balance sheets and consolidated statements of operations and comprehensive (loss) income to conform to current-year reporting classifications. These reclassifications had no impact on net (loss) income, comprehensive (loss) income or stockholder’s equity.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash

Cash is comprised of deposits in U.S. and foreign banks. The Company recognizes interest income from its cash deposits on an accrual basis. The Company considers cash equivalents to be short term, highly liquid investments with maturities of three months or less.

Concentration of Credit Risk

The Company maintains certain of its cash balances in various U.S. banks, which at times, may exceed federally insured limits. The amount that exceeded the federally insured limits totaled $31,739,808 at December 31, 2017 of the Successor period and $22,322,423 at December 31, 2016 of the Predecessor period. The Company has not incurred any losses on these accounts. In addition, the Company maintains various bank accounts in Mexico and Guatemala, which are not insured. The Company has not incurred any losses on these uninsured foreign bank accounts, and management believes it is not exposed to any significant credit risk regarding these accounts. Cash balances were as follows at December 31:

	Successor Company 2017	Predecessor Company 2016
Cash in U.S. dollars in U.S. banks	$55,375,471	$34,437,494
Cash in foreign banks and foreign currency	3,774,454	3,159,019
Petty cash	5,693	4,583
	$59,155,618	$37,601,096

Revenue Recognition

Revenues for wire transfer and money order fees are recognized at the time the transaction is processed. These fees are recognized on a gross basis equal to the full amount of the fee charged to the customer as the Company is the primary obligor and has latitude in establishing price. Foreign exchange revenue, which represents the difference between the exchange rate set by the Company and the rate realized, is recognized upon the disbursement of U.S. dollars to the foreign bank. Other income primarily represents revenues for technology services provided to the independent network of agents who utilize the Company’s technology in processing transactions. Revenues for these transactions are recorded when persuasive evidence of an arrangement exists, delivery has occurred, or services have been rendered and collection is reasonably assured.

Business Combinations

The Company accounts for its business combinations using the acquisition method, which requires that intangible assets be recognized apart from goodwill if they are contractual in nature or separately identifiable. Acquisitions are measured on the fair value of consideration exchanged and, if the consideration given is not cash, measurement is based on the fair value of the consideration given or the fair value of the assets acquired, whichever is more reliably measurable. The excess of cost of an acquired entity over the fair value of identifiable acquired assets and liabilities assumed is allocated to goodwill.

The valuation and allocation processes rely on significant assumptions made by management. In certain situations, the allocations of excess purchase price are based upon preliminary estimates and assumptions. Accordingly, the allocations are subject to revision when the Company receives updated information, including valuations and other analyses, which are completed within one year of the acquisition. Revisions to the fair values, which may be significant, are recorded when pending information is finalized, within one year from the acquisition date.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded upon initiation of the wire transfer and are typically due to the Company within five days. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. When preparing these estimates, management considers a number of factors, including the aging of a customer’s account, creditworthiness of specific customers, historical trends and other information. The Company reviews its allowance for doubtful accounts policy periodically, reflecting current risks and changes in industry conditions and when necessary, will increase its allowance for doubtful accounts and recognize a provision to bad debt expense, included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income.

Prepaid Expenses and Other Assets

Prepaid wires represent funds that are required at certain payer agent locations in advance of a transaction, which are typically utilized within a few days. Other prepaid expenses, other current assets and other assets consist primarily of prepaid expenses, notes receivable (see Note 4), and restricted cash. Interest income on notes receivable is recognized on a cash basis due to uncertainty on receiving the interest payments. The restricted cash is maintained by a United States Bank and is cash collateral for an irrevocable stand-by letter of credit in the amount of $639,662 issued as collateral for the operating lease of the Company’s headquarters and recorded in other assets at December 31, 2017 of the Successor period and December 31, 2016 of the Predecessor period, in the consolidated balance sheets.

Property and Equipment

Property and equipment, including leasehold improvements, are stated at cost, or the allocated fair value in purchase accounting, less accumulated depreciation and amortization. The costs of additions and betterments that substantially extend the useful life of an asset are capitalized and the expenditures for ordinary repairs and maintenance are expensed in the period incurred as part of other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the life of the lease or the estimated useful life of the improvement, whichever is shorter. At the time depreciable assets are retired or otherwise disposed, the cost and the related accumulated depreciation of such assets are eliminated from the accounts and any gain or loss is recognized in the current period. The Company capitalizes costs incurred for the development of internal use computer software, which are depreciated over five years using the straight-line method.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets result primarily from business combination acquisitions, including the Stella Point acquisition discussed in Note 3. Other intangible assets include trade name, agent relationships, developed technology and other intangibles, all with finite lives. Upon the acquisition, the purchase price is first allocated to identifiable assets and liabilities, including the trade name and other intangibles, with any remaining purchase price recorded as goodwill.

Goodwill is not amortized, rather, impairment tests are conducted on an annual basis, at the beginning of the fourth quarter, or more frequently if indicators of impairment are present. A qualitative assessment of goodwill was performed in 2017 subsequent to the Stella Point acquisition on February 1, 2017 (see Note 3). Qualitative assessment includes consideration of the economic, industry and market conditions in addition to the overall financial performance of the Company and these assets. Based on the results of assessment, no indicators of impairment were noted. Accordingly, no further impairment testing was completed, and no impairment charges related to goodwill were recognized during the Successor period from February 1, 2017 through December 31, 2017.

The Company’s trade name, agent relationships and developed technology are currently amortized utilizing an accelerated method over their estimated useful lives of 15 years. Other intangible assets are amortized on a straight-line basis over a useful life of 10 years. Refer to Note 1 for a discussion of the restatement of prior periods related to the correction of an error for the amortization of agent relationships. The Company reviews for impairment indicators of finite-lived intangibles and other long-lived assets as described below in “Impairment of Long-Lived Assets.”

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of Long-Lived Assets

The Company evaluates long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to forecasted undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets. There were no impairment indicators noted for all periods presented in the consolidated financial statements for long-lived assets, including amortizable intangible assets.

Debt Issuance Costs

During August 2017, the Company capitalized costs totaling $4,682,830 for the Successor period from February 1, 2017 through December 31, 2017 relating to its debt issuance (see Note 8) and is amortizing these costs over the life of the related debt using the straight-line method, which approximates the effective interest method. The Company incurred and capitalized debt issuance costs of $2,315,992 and $2,789,288 for the Predecessor years ended December 31, 2016 and 2015, respectively. There were no debt issuance costs incurred for the Predecessor period from January 1, 2017 through January 31, 2017. The unamortized portion of debt issuance costs is recorded on the consolidated balance sheets as an offset to the related debt and totaled $4,347,602 at December 31, 2017 for the Successor period and $1,967,380 at December 31, 2016 for the Predecessor period. Amortization of debt issuance costs is included as a component of interest expense in the consolidated statements of operations and comprehensive (loss) income and amounts to $335,221 for the Successor period from February 1, 2017 through December 31, 2017, and $39,298, $2,670,976 and $741,450 for the Predecessor periods from January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015, respectively. The amortization of debt issuance costs includes the write off of debt issuance costs associated with previous debt issuance of $2,322,372 and $274,534 for the Predecessor years ended December 31, 2016 and 2015, respectively. Debt issuance costs of $1,928,089 related to debt that was assumed by the Successor Company in connection with the Stella Point acquisition (see Note 3) was written off to goodwill at the February 1, 2017 acquisition date.

Advertising Costs

Advertising costs are included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income and are expensed as incurred. The Company incurred advertising costs of $1,653,596 for the Successor period from February 1, 2017 through December 31, 2017, and $96,404, $1,124,210 and $720,030 for the Predecessor periods from January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015, respectively.

Income Taxes

The Company accounts for income taxes in accordance with U.S. generally accepted accounting principles which require, among other things, recognition of future tax benefits measured at enacted rates attributable to deductible temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of said benefits is more likely than not.

The Company accounts for tax contingencies by assessing all material positions, including all significant uncertain positions, for all tax years that are open to assessment or challenge under tax statutes. Those positions that have only timing consequences are separately analyzed based on the recognition and measurement model provided in the tax guidance.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As required by the uncertain tax position guidance, the Company recognizes the financial statement benefit of a position only after determining that the relevant tax authority would more likely than not sustain the positions following an audit. For tax positions meeting the more likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company is subject to income taxes in the U.S. federal jurisdiction and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for the years before 2011. The Company applies the uncertain tax position guidance to all tax positions for which the statute of limitations remains open. The Company’s policy is to classify interest accrued as interest expense and penalties as operating expenses. The Company does not have any material uncertain tax positions.

Foreign subsidiaries of the Company are subject to taxes by local tax authorities.

Foreign Currency Translation

The financial statements and transactions of the Company’s foreign operations are maintained in their functional currency, which is other than the U.S. dollar. Assets and liabilities are translated at current exchange rates in effect at the balance sheet date. Revenue and expenses are translated at the average exchange rate for each period. Translation adjustments, which result from the process of translating the financial statements of the Company’s foreign operations into U.S. dollars, are recorded as a component of accumulated other comprehensive loss.

(Losses) or gains from foreign currency transactions amounted to $(17,044) for the Successor period from February 1, 2017 through December 31, 2017, and $11,608, $1,055 and $20,948 for the Predecessor periods from January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015, respectively, and are included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income.

Derivative Instruments

The Company enters into forward foreign exchange contracts to manage the risk associated with currency fluctuations on settlement of wire transfers in foreign currencies. The Company’s forward foreign exchange contracts are denominated in Mexican pesos and Guatemalan quetzals and are for a maximum of five days. The Company’s accounting policy has been not to record the fair value of these contracts in the consolidated balance sheets as management has determined that the amounts are insignificant. Losses or gains from forward foreign exchange contract transactions are recorded in foreign exchange revenue but the amounts are insignificant for the periods presented. The Company had open forward foreign exchange contracts with notional amounts of approximately $8,200,000 and $8,100,000 at December 31, 2017 of the Successor period and $1,500,000 and $6,850,000 at December 31, 2016 of the Predecessor period for Mexico and Guatemala, respectively.

Comprehensive (Loss) Income

Comprehensive (loss) income consists of net income (loss) and the foreign currency translation adjustment and is presented in the consolidated statements of operations and comprehensive (loss) income.

Share-Based Compensation

The Company accounts for its share-based employee compensation expense related to incentive units, restricted stock grants and stock options under generally accepted accounting principles, which requires the measurement and recognition of compensation costs for all equity-based payment awards made to employees and directors based on estimated fair values. See Note 12 for further discussion related to share-based compensation.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segments

The Company’s business is organized around one reportable segment that provides money transmittal services between the USA and Latin America. This is based on the objectives of the business and how our chief operating decision maker, the CEO and President, monitors operating performance and allocates resources.

Accounting Pronouncements

The Financial Accounting Standards Board (the “FASB”) issued guidance, Presentation of Financial Statements — Going Concern, which requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the consolidated financial statements are issued and to provide related disclosures. On December 31, 2017, the Company adopted this guidance, and it did not have a material impact on the consolidated financial statements.

The FASB issued guidance, Revenue from Contracts with Customers, which amended the existing accounting standards for revenue recognition. The new guidance establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. This guidance is required to be adopted by the Company in the first quarter of 2019 and can be applied using either a retrospective or a modified retrospective approach. The Company is currently assessing the impact this guidance will have on its consolidated financial statements.

The FASB issued amended guidance, Business Combinations — Clarifying the Definition of a Business, which assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This guidance is required to be adopted by the Company in the first quarter of 2019 on a prospective basis, and the Company does not believe it will have a material impact on the consolidated financial statements.

The FASB issued guidance, Leases, to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. generally accepted accounting principles. The guidance requires that a lessee recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. This guidance is required to be adopted by the Company in the first quarter of 2020 and must be applied using a modified retrospective approach. The Company is currently evaluating the impact this guidance will have on the consolidated financial statements.

The FASB issued guidance, Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Under the new standard, all excess tax benefits and tax deficiencies are recorded as a component of the provision for income taxes in the reporting period in which they occur. Additionally, the guidance requires that the Company present excess tax benefits on the statement of cash flows as an operating activity. The Company plans to adopt this guidance in the first quarter of 2018 and does not expect the impact of this adoption on its consolidated financial statements to be material.

The FASB issued amended guidance, Statement of Cash Flows — Classification of Certain Cash Receipts and Cash Payments, which clarifies how certain cash receipts and cash payments are presented and classified in the consolidated statements of cash flows. The amendments are aimed at reducing the existing diversity in practice. This guidance is required to be adopted by the Company in the first quarter of 2019 and must be applied using a retrospective approach for each period presented. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

The FASB issued amended guidance, Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents in the consolidated statements of cash flows. The amended guidance is effective for fiscal years beginning after December 15, 2017 (including interim periods within those periods). The Company will adopt this guidance in the first quarter of 2018 using a retrospective transition method for each period presented and does not expect the impact of this adoption on its consolidated financial statements to be material.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The FASB issued amended guidance, Intangibles — Goodwill and other (Topic 350): Simplifying the Test for Goodwill Impairment. The amended standard simplifies how an entity tests goodwill by eliminating Step 2 of the goodwill impairment test related to measuring an impairment charge. Instead impairment will be recorded for the amount that the carrying amount of a reporting unit exceeds its fair value. The new guidance is effective for the Company beginning in fiscal 2020. The adoption of this guidance is not expected to have a material impact on the consolidated financial statements.

NOTE 3 — ACQUISITION BY STELLA POINT

On February 1, 2016, the Company and its majority owner at the time, Linsday Goldberg LLC, entered into an agreement with Stella Point, acquirer, for the sale of the Company. This acquisition was accounted for as a business combination and became effective on February 1, 2017 for a transaction price of $52,000,000 in cash, plus $12,410,000 of rollover equity from certain existing management holders, the assumption of approximately $78,000,000 of the Company’s outstanding debt and an additional funding of $5,000,000 of Company debt. There was no contingent consideration in the transaction. As a result, Stella Point acquired 80.7% of the voting equity interest in the Company and other minority stockholders acquired the remaining interest, none individually greater than 10%. The purchase price in excess of the fair value of acquired assets was accounted for as goodwill as discussed further below.

Net Assets Acquired

The acquisition method for a business combination requires that the assets acquired and liabilities assumed be recognized at their allocated fair values as of the February 1, 2017 acquisition date, which is summarized below:

Successor Company
Cash	$43,064,931
Accounts receivables	27,183,489
Prepaid and other current assets	560,934
Property and equipment	6,328,146
Other assets	1,345,562
Total tangible assets acquired	78,483,062
Intangible assets acquired	62,660,000
Deferred tax asset, net	2,118,801
Less: Liabilities assumed	(115,111,529)
Net assets	28,150,334

Goodwill	36,259,666
Total purchase price	$64,410,000

The intangible assets acquired consist primarily of a trade name, agent relationships and developed technology. The excess of the purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill which is attributable to the workforce and reputation of Intermex. The accounting for this business combination has been completed, therefore the measurement period is closed. The Company does not expect goodwill to be deductible for income tax purposes.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 — ACQUISITION BY STELLA POINT (cont.)

Acquisition-Related Costs

Direct costs related to the Stella Point acquisition are expensed as incurred and included as “transaction costs” in the consolidated statements of operations and comprehensive (loss) income. Such costs amounted to $6,212,602 for the Successor period from February 1, 2017 through December 31, 2017, and $3,917,188, $900,530 and $1,609,034 for the Predecessor periods from January 1, 2017 through January 31, 2017 and the years ended December 31, 2016 and 2015, respectively. The remaining transaction costs on the consolidated statements of operations and comprehensive (loss) income for the Successor period from February 1, 2017 through December 31, 2017 in the amount of $2,492,899 relate to the anticipated merger with FinTech (see Note 15 for further discussion). These costs include all internal and external costs directly related to the transaction, consisting primarily of legal, consulting, accounting, advisory fees and certain incentive bonuses directly related to the transaction.

NOTE 4 — NOTES RECEIVABLE

The Company had notes receivable from agents at December 31 as follows:

	Successor Company 2017	Predecessor Company 2016
Notes receivable, current	$740,068	$525,440
Allowance	(434,210)	(313,696)
Net current	$305,858	$211,744

Notes receivable, long-term	608,396	444,981
Allowance	(248,432)	(209,259)
Net long-term	$359,964	$235,722

The net current portion is included in other prepaid expenses and current assets, and the net long-term portion is included in other assets in the consolidated balance sheets. The notes have interest rates ranging from 0% to 20% per annum. Most of the notes are collateralized by personal guarantees from the sending agents and by assets from their businesses in case of a default by the agent. At December 31, 2017 and 2016, there were $1,079,364 and $789,163, respectively, of notes collateralized.

The maturities of notes receivable at December 31, 2017 for the Successor Company is as follows:

Unpaid Principal Balance
Under 1 year	$740,068
Between 1 and 2 years	564,516
Between 2 and 3 years	43,880
Total	$1,348,464

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Property and equipment at December 31 consists of the following:

	Successor Company 2017	Predecessor Company 2016	Estimated Useful Lives (in Years)
Computer software and equipment	$9,153,855	$13,057,313	3 to 5
Office improvements	798,130	1,526,350	5
Furniture and fixtures	303,400	1,078,267	7
	10,255,385	15,661,930
Less: Accumulated depreciation	(1,764,591)	(9,415,483)
	$8,490,794	$6,246,447

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PROPERTY AND EQUIPMENT, NET (cont.)

Computer software and equipment above includes equipment maintained at locations of agents and used and owned by the Company of $3,775,950 at December 31, 2017 of the Successor period and $5,197,637 at December 31, 2016 of the Predecessor period. Also, it includes development of internal use software of $1,303,645 at December 31, 2017 of the Successor period and $2,731,294 at December 31, 2016 of the Predecessor period. Depreciation expense was $2,086,164 for the Successor period from February 1, 2017 through December 31, 2017, and $151,083, $1,601,389 and $1,268,557 for the Predecessor periods from January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015, respectively.

NOTE 6 — GOODWILL AND OTHER INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization at December 31 for goodwill and other intangible assets are as follows:

	Successor Company 2017	Predecessor Company 2016
		As Restated
Indefinite lives:
Goodwill	$36,259,666	$—
Trade name	—	5,300,000
Total indefinite lives	36,259,666	5,300,000
Amortizable:
Agent relationships	40,500,000	29,200,000
Trade name	15,500,000
Developed technology	6,600,000	—
Other intangibles	699,689	1,430,224
Accumulated amortization expense	(14,558,657)	(29,582,590)
Net amortizable intangibles	48,741,032	1,047,634
Total goodwill and other intangible assets	$85,000,698	$6,347,634

Successor Company

The majority of the intangibles on the consolidated balance sheet of the Successor Company were recognized upon the acquisition by Stella Point (see Note 3). The fair value measurements were based on significant inputs, such as the Company’s forecasted revenues, assumed turnover of agent locations, obsolescence assumptions for technology, market discount and royalty rates. These inputs are based on information not observable in the market and represent Level 3 measurements within the fair value hierarchy. Trade name refers to the Intermex name, branded on all agent locations and well recognized in the market. This fair value was determined using the relief-from-royalty method, which is based on the Company’s expected revenues and a royalty rate estimated using comparable market data. As a result of the Stella Point acquisition, the Company determined it was appropriate to assign a finite useful life of 15 years to the trade name. Under the Predecessor Company the trade name was not amortized and was assessed for impairment annually. The Successor Company decided that a finite life would be more appropriate, providing better matching of the amortization expense during the period of expected benefits.

The agent relationships intangible represents the network of over 5,000 independent agents. This intangible was valued using the excess earnings method, which was based on the Company’s forecasts and historical activity at agent locations in order to develop a turnover rate and expected useful life. Assuming a year-over-year location turnover rate of 17.4%, this resulted in an expected useful life for this intangible of 15 years. Developed technology includes the state-of-the-art system that the Company has continued to develop and improve upon over the past 20 years. This intangible was valued using the relief-from-royalty method based on the Company’s forecasted revenues, a royalty rate estimated using comparable market data, an expected obsolescence rate of 18.0% and an estimated useful life of 15 years.

Other intangibles primarily relate to the acquisition of certain agent locations, which are amortized over 10 years. The net book value of these intangibles was $610,859 at December 31, 2017.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — GOODWILL AND OTHER INTANGIBLE ASSETS (cont.)

The following table presents the changes in goodwill and other intangible assets:

	Goodwill	Other Intangibles
Predecessor Company
Balance at December 31, 2014, as restated	$—	$8,119,749
Amortization expense, as restated	—	(1,184,897)
Effect of exchange rate changes	—	(1,067)
Balance at December 31, 2015, as restated	$—	$6,933,785
Acquisition of agent locations	—	342,876
Amortization expense, as restated	—	(928,945)
Effect of exchange rate changes	—	(82)
Balance at December 31, 2016, as restated	$—	$6,347,634
Amortization expense	—	(230,663)
Balance at January 31, 2017	$—	$6,116,971

	Goodwill	Other Intangibles
Successor Company
Balance at February 1, 2017	$36,259,666	$62,660,000
Acquisition of agent locations	—	639,689
Amortization expense	—	(14,558,657)
Balance at December 31, 2017	$36,259,666	$48,741,032

Amortization expense related to intangible assets for the next five years and thereafter is as follows for the Successor Company:

2018	$12,458,705
2019	9,320,428
2020	6,902,482
2021	5,112,601
2022	3,952,547
Thereafter	10,994,269
$48,741,032

Predecessor Company

The majority of the intangibles on the consolidated balance sheet of the Predecessor Company were recognized in 2006 with the acquisition of Intermex, LLC and consisted primarily of the trade name and agent relationships. The amortization of the agent relationships for the Predecessor Company has been restated to reflect an accelerated method. Previously the Predecessor Company was amortizing on a straight-line basis (see Note 1 for further discussion). The Predecessor Company also had intangibles relating to agent locations acquired, which had a net book value of $691,798 at December 31, 2016 of the Predecessor period.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 — ACCRUED AND OTHER LIABILITIES

Accrued and other liabilities at December 31 consisted of the following:

	Successor Company 2017	Predecessor Company 2016
Payables to agents	$6,875,416	$4,879,360
Compensation accruals	1,092,460	870,856
Accruals for taxes	318,792	163,843
Accrued interest	—	676,806
Other	3,227,781	3,296,070
	$11,514,449	$9,886,935

NOTE 8 — DEBT

Debt at December 31 consisted of the following:

	Successor Company 2017	Predecessor Company 2016
Revolving credit facility	$20,000,000	$10,000,000
Term loan	95,787,500	70,000,000
	115,787,500	80,000,000
Less: Current portion of long term debt(1)	(3,913,436)	(849,809)
Less: Debt issuance costs	(4,347,602)	(1,967,380)
	$107,526,462	$77,182,811

(1)	Current portion of long term debt is net of debt issuance costs of $936,564 at December 31, 2017 of the Successor period and $462,691 at December 31, 2016 of the Predecessor period.

Successor Company Financing Agreement

On August 23, 2017, the Company entered into a Financing Agreement (the “Financing Agreement”) with MC Credit Partners to refinance existing debt discussed further below. The Financing Agreement includes a revolving credit facility that provides for loans up to $20,000,000 in the aggregate. Subject to the terms of the Financing Agreement, interest is determined based on the highest of the LIBOR Rate, commercial lending rate of the collateral agent and federal funds rate, plus an applicable margin. The effective rate at December 31, 2017 of the Successor period was 12.50%. The revolving credit facility is subject to an unused line fee of 0.75% per annum. At December 31, 2017, the Company had $20,000,000 outstanding under this facility with zero accrued interest, and no remaining borrowings available. The total borrowings under this facility and any unpaid interest are fully payable on August 23, 2022.

The Financing Agreement also includes a term loan in the aggregate principal amount of $97,000,000. Subject to the terms of the Financing Agreement, interest is based on the LIBOR Rate plus an applicable margin. The effective rate at December 31, 2017 of the Successor period was 10.46%. The principal amount of the term loan must be repaid in consecutive quarterly installments on the last business day of each March, June, September and December commencing in December 2017. The Company must repay an amount equal to 1.25% of the original amount borrowed for each quarterly payment from December 31, 2017 through September 30, 2019 and 2.50% of the original amount borrowed for each quarterly payment from December 31, 2019 and thereafter. The total borrowings under the term loan are fully payable on August 23, 2022.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — DEBT (cont.)

The scheduled annual maturities of the term loan at December 31, 2017 of the Successor period are as follows:

2018	$4,850,000
2019	6,062,500
2020	9,700,000
2021	9,700,000
2022	65,475,000
$95,787,500

On December 18, 2017, the Financing Agreement was amended to allow for the FinTech merger (see Note 15), as the agreement contains a restrictive covenant related to the change of control of the Company. In connection with this amendment the Company will be required to pay a $1 million consent fee. This fee is only payable upon the closing of the FinTech merger and therefore is not accrued as of December 31, 2017. Further the Company intends to repay $20 million of the term loan upon closing of the FinTech merger, which will be subject to a 3% prepayment fee. This anticipated $20 million prepayment would reduce the amount of the final term loan payment on August 23, 2022.

The Company may make additional prepayments of the term loan by incurring additional costs. In addition, the Financing Agreement contains additional restrictive covenants, which among other things, require a specified ratio of fixed charge coverage, a total net leverage ratio, and asset coverage ratio. The Company is in compliance with these covenants at December 31, 2017 of the Successor period. Payment obligations under the revolving credit facility and term loan are guaranteed by the INC and each of the Company’s domestic subsidiaries and collateralized by substantially all assets and the shares and member units of the INC and Intermex Wire Transfer, LLC, respectively.

The proceeds from the revolver and term loan discussed above were used to repay the existing debt. This refinancing was accounted for as an extinguishment of debt, and there was no gain or loss recognized. See Note 2 for a discussion regarding capitalization of debt issuance costs related to the new debt in 2017 and write-off of debt issuance costs related to the extinguishment of existing debt.

Predecessor Company Financing Agreement

On March 24, 2016, the Company entered into an Amended and Restated Financing Agreement (the “Amended Financing Agreement”) with its existing lenders. The Amended Financing Agreement included a revolving credit facility that provided for loans up to $10,000,000 in the aggregate. At the Company’s option, subject to the terms of the Amended Financing Agreement, interest was determined based on LIBOR Rate, plus an applicable margin. The effective rate at December 31, 2016 of the Predecessor period was 9.5%. The revolving credit facility was subject to an unused line fee of 0.5% per annum. At December 31, 2016, the Company had $10,000,000 outstanding under this facility, and the borrowing availability under this facility was zero. The total borrowings under this facility and any unpaid interest were fully payable on March 24, 2021.

The Amended Financing Agreement also included a term loan in the aggregate principal amount of $70,000,000. Subject to the terms of the Amended Financing Agreement, interest was determined based on LIBOR Rate, plus an applicable margin. The effective rate at December 31, 2016 of the Predecessor period was 9.5%. The principal amount of the term loan was to be repaid in consecutive quarterly installments, each in the amount of $875,000, after the change of control on February 1, 2017, discussed further in Note 3, commencing on June 30, 2017 and continuing on the last day of each September, December, March and June thereafter. The total borrowings under this facility and any unpaid interest were fully payable on March 24, 2021. The principal balance outstanding on the term loan at December 31, 2016 of the Predecessor period was $70,000,000. On February 1, 2017, the Company entered into an amendment of the Amended Financing Agreement whereby the aggregate principal amount of the term loan was increased by $5,000,000, all of which was then fully paid off in connection with the refinancing on August 23, 2017 discussed above.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — FAIR VALUE MEASUREMENTS

The Company determines fair value in accordance with the provisions of FASB ASC 820, Fair Value Measurements and Disclosures, which defines fair value as an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-level fair value hierarchy that prioritizes the inputs used to measure fair value was established. There are three levels of inputs used to measure fair value. Level 1 relates to quoted market prices for identical assets or liabilities. Level 2 relates to observable inputs other than quoted prices included in Level 1. Level 3 relates to unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s non-financial assets measured at fair value on a nonrecurring basis include the goodwill and other intangibles derived on February 1, 2017 as a result of the Stella Point acquisition, as discussed in Note 3. Refer to Note 6 for a further discussion related to the fair value measurements.

The Company’s cash is representative of fair value as these balances are comprised of deposits available on demand. Accounts receivable, prepaid wires, accounts payable and wire transfers and money orders payable are representative of their fair values because of the short maturities of these items.

The Company’s financial instruments that are not measured at fair value on a recurring basis include its revolver and term loan. The Company utilizes a market approach to estimate the fair value of its term loan, using Level 2 inputs, by discounting anticipated future cash flows derived from the contractual terms of the obligation and observable market interest rates. At December 31, 2017 of the Successor period the estimated fair value of the term loan was $96.2 million, or 100.5% of its face value. The estimated fair value of the revolver would approximate face value given the payment schedule and interest structure.

NOTE 10 — RELATED PARTY TRANSACTIONS

During the February 1, 2017 through December 31, 2017 Successor period, the Company was charged a monthly management fee of $65,000, plus reimbursement of expenses, to a related party for management services, which is included in other selling, general and administrative expenses on the Company’s consolidated statement of operations and comprehensive (loss) income. During the Predecessor periods, all management fee charges were waived. There were no amounts payable to or receivable from related parties on the consolidated balance sheets. The management company was reimbursed expenses of $12,403 in the Successor period from February 1, 2017 through December 31, 2017 and $18,368 in the Predecessor period during the year ended December 31, 2015.

NOTE 11 — DEFINED CONTRIBUTION PLAN

The Company has a defined contribution plan available to most of its employees, where the Company makes contributions to the plan based on employee contributions. Total employer contribution expense included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income was $96,563 for the Successor period from February 1, 2017 through December 31, 2017 and $10,022, $70,097, $54,596 for the Predecessor periods from January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015, respectively.

NOTE 12 — STOCKHOLDER’S EQUITY AND SHARE-BASED COMPENSATION

Successor Company

Common Stock

At December 31, 2017, the Successor Company was authorized to issue 1,000 shares of common stock and had 10 shares of common stock issued and outstanding at $0.01 par value per share. The holders of the shares are entitled to one vote per share on all matters to be voted on by the stockholders of the INC. Each holder is entitled to share equally, share for share, dividends declared, as well as any distributions to the stockholders, and in the event of the INC’s liquidation, dissolution or winding up, is entitled to share ratably in any remaining assets after payment of or provision for liabilities. All shares are held by Intermex Holdings II, Inc, which is a wholly-owned subsidiary of Interwire LLC, a company formed for the sole purpose of funding the Stella Point acquisition (see Note 3). To fund the acquisition, Interwire LLC authorized and issued 520,000 and 124,100 Class A units for $52,000,000 and $12,410,000, respectively, to Stella Point and other minority stockholders. In addition, Interwire LLC issued Class B, C and D units to employees of the Company. As these units are issued to the Company’s employees, the expense is recorded by the Company and Interwire LLC’s incentive units are described below.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDER’S EQUITY AND SHARE-BASED COMPENSATION (cont.)

Dividend Distributions

During the Successor period from February 1, 2017 through December 31, 2017, the Company distributed $20,178,000 in cash dividends to its stockholder. The dividends were distributed out of the cash proceeds from the new term loan in 2017 discussed in Note 8 and were recorded as a reduction to additional paid-in capital.

Incentive Units

In connection with the Stella Point acquisition (see Note 3), effective February 1, 2017, Interwire LLC issued Class B, C and D incentive units to employees of the Company. Incentive units were issued as compensation for the performance of services to the Company, and no capital contributions were required to be made by the employees in connection with the issuance of these units. These incentive units have no voting rights, and in the event any incentive units are forfeited, they are added back into the pool of authorized units.

Incentive units authorized and issued during the Successor period from February 1, 2017 through December 31, 2017 consisted of the following:

Incentive Units	Authorized	Units Issued February 2017	Units Issued September 2017
Class B	10,000,000	9,055,000	665,000
Class C	5,000,000	4,527,500	332,500
Class D	5,000,000	4,527,500	332,500

Authorized but unissued incentive units of each unit class are reserved for issuance at the discretion of the Interwire LLC Board of Directors. Interwire LLC has the option to repurchase the incentive units at fair value or a discount depending on whether the employee terminates with or without good reason. However, at December 31, 2017 of the Successor period, no liability was recorded for these repurchase options as none of the liability criteria in the share-based compensation guidance were met.

The grant date fair value of the incentive units was calculated using the Monte Carlo Simulation. This approach derives the fair value of the incentive units based on certain assumptions related to expected volatility, expected term, risk-free interest rate and dividend yield. Expected volatilities are based on observed volatilities of similar publicly-traded companies, and the expected term is based on a formula that considers the vesting terms and the original contract term of the incentive unit awards. The risk-free rate is based on the U.S. Treasury yield curve, and the selected dividend yield assumption is determined in view of Interwire LLC’s historical and estimated dividend payout. The following are the assumptions used in calculating the fair value of the units at the grant date:

Period from February 1, 2017, to December 31, 2017
Expected dividend yield	0%
Expected volatility	46.9%
Risk-free interest rate	2.1%
Expected term (in years)	6.0

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDER’S EQUITY AND SHARE-BASED COMPENSATION (cont.)

The grant date fair value per unit for each class of incentive unit for the Successor period from February 1, 2017 to December 31, 2017 were as follows:

Incentive Units	Per Unit Amount February 2017 Issuance	Per Unit Amount September 2017 Issuance
Class B	$0.4872	$0.4948
Class C	$0.2077	$0.2126
Class D	$0.1485	$0.1535

Class B incentive units vest 20% on the grant date, and an additional 20% on each anniversary thereafter, until fully vested after the fourth anniversary date. The fair value of the Class B awards is expensed ratably over a four-year service period. Compensation expense associated with the Class B incentive units recognized for the Successor period from February 1, 2017 through December 31, 2017 was $1,845,943 and is included in salaries and benefits in the consolidated statements of operations and comprehensive (loss) income with an offset to additional paid in capital in the consolidated balance sheet. There were no related tax benefits recognized by the Company.

The Class C and D incentive units vest only after each unit class has achieved certain distribution thresholds, which are at the discretion of the Interwire LLC Board of Directors. Therefore, these incentive units are considered performance-based awards that do not start to vest until the performance conditions are probable of being achieved. The performance conditions related to the Class C and D units were not considered probable of being achieved in the Successor period, and therefore, no compensation expense was recognized, and there was no vesting.

At December 31, 2017, the unrecognized compensation expense related to the incentive units was $2,895,047, $1,010,852 and $723,439 for Classes B, C, and D, respectively.

During the Successor period from February 1, 2017 through December 31, 2017, the number of units and the weighted-average grant date fair value for the incentive units are as follows:

	Number of Class B Units	Weighted- Average Grant Date Fair Value	Number of Class C Units	Weighted- Average Grant Date Fair Value	Number of Class D Units	Weighted- Average Grant Date Fair Value
Granted during Successor Period	9,720,000	$0.4878	4,860,000	$0.2080	4,860,000	$0.1489
Vested	(1,944,000)	0.4878	—	—	—	—
Forfeited	(304,000)	0.4872	(190,000)	0.2077	(190,000)	0.1485
Outstanding at December 31, 2017	7,472,000	$0.4879	4,670,000	$0.2080	4,670,000	$0.1489

Predecessor Company

Common Stock

At December 31, 2016, the Predecessor Company was authorized to issue 200,000,000 shares of common stock, $0.01 par value per share, and had 81,879,165 shares of common stock issued and outstanding. In connection with the acquisition by Stella Point (see Note 3), all the common stock outstanding was either exchanged by equity holders for cash or rolled over into equity of Interwire LLC.

Dividend Distributions

During the Predecessor years ended December 31, 2016 and December 31, 2015, the INC distributed $1,286,995 and $18,144,839, respectively, in cash dividends to its stockholders. The dividends were distributed from cash proceeds of its term loan. No dividend was distributed during the Predecessor period from January 1, 2017 through January 31, 2017.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDER’S EQUITY AND SHARE-BASED COMPENSATION (cont.)

Stock Incentive Plan

With the consent of the INC’s stockholders and Board of Directors, effective January 11, 2012, the INC established the Intermex Holding, Inc. Stock Incentive Plan, (the “Stock Incentive Plan” or “Plan”). The Plan provided for the issuance of 22,275,000 stock options or restricted shares (par value $0.01 per share). A committee established under the Plan (the “Committee”) determined the officers and employees of the Company to whom awards were granted. All shares provided under the Plan related to shares of common stock of the INC. Shares to be optioned and sold were made available from either authorized, but unissued common stock of the INC, or common stock held by the INC in its treasury. Awards issued under the Stock Incentive Plan consisted of restricted stock grants and stock options.

Restricted Stock Grants

During 2012, 12,625,005 restricted shares were issued to certain employees of the Company, with 25% vesting as of the grant date and a further 15% vesting on June 30, 2012 through June 30, 2016. On September 23, 2013, 1,402,776 additional restricted shares were issued to the CEO of the INC, with 20% vesting on September 23rd of every year for the next five years until September 23, 2018. There were no additional restricted stock grants issued subsequent to September 23, 2013.

The fair value of the restricted shares granted on January 11, 2012 amounted to $0.0060 per share, which was calculated by performing a valuation of the INC’s total equity as of the grant date using income and market-based approaches. These approaches derive the fair value of restricted shares based on certain assumptions related to expected stock price volatility, expected term, risk-free interest rate and dividend yield. Expected volatilities were based on observed volatility of similar publicly-traded companies, and the expected term was based on a formula that considers the vesting terms and the original contract term of the restricted shares. The risk-free rate was based on a U.S. Treasury yield and the selected dividend yield assumption was determined in view of the INC’s historical and estimated dividend payout. The fair value of the restricted shares granted on September 23, 2013 amounted to $0.1838 per share, which was determined using a recently traded stock transaction.

Upon the change of control resulting from the Stella Point acquisition, effective February 1, 2017, all vesting was accelerated for the restricted stock grants and $103,405 was recognized as compensation expense and included in salaries and benefits in the consolidated statements of operations and comprehensive (loss) income in the Predecessor period from January 1, 2017 through January 31, 2017. The INC recognized $62,563 and $62,839 of compensation expense, included in salaries and benefits in the consolidated statements of operations and comprehensive (loss) income, over the employee service period for the years ended December 31, 2016 and 2015, respectively. There was no related tax benefit recognized by the INC for any of the periods presented in the consolidated financial statements. No compensation expense related to restricted stock grants was recognized in the Successor period from February 1, 2017 through December 31, 2017.

Stock Options

On September 23, 2013 and December 16, 2013, 4,348,610 and 701,338, options to purchase common stock were issued, respectively, to certain employees of the Company under the Stock Incentive Plan. The exercise price of the stock options was determined by the plan Committee but could not be less than 100% of the fair market value per share of the common stock on the date the option was granted by the Committee. The options issued on September 23, 2013 and December 16, 2013 were assigned an exercise price of $0.1838 and $0.2726 per share, respectively, an amount which the Committee determined was the fair market value of the shares. During 2016, pursuant to consent by the Committee, the exercise price was reduced to $0.05 and $0.14 per share, respectively. The options only vest upon a change of control event, therefore, the reduction in exercise price had no impact on the Company’s financial statements in 2016 since the vesting criteria had not been met. The issued options were “nonqualified stock options.” There were no stock options granted under the Plan subsequent to December 16, 2013.

The INC used the Black-Scholes option-pricing model to determine the fair value of stock options on the date of grant. This model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield. The INC’s expected volatility is based on a blend of the historical and implied volatility of similar market participants’ stock price over the most recent period commensurate with the expected term of the stock option award. The estimated expected option life is based on a formula that considers the vesting terms and the original contract term of the stock option awards. The risk-free interest rate assumption is based upon the U.S. Treasury yield curve appropriate for the estimated life of the INC’s stock options awards and the selected dividend yield assumption was determined in view of the INC’s historical and estimated dividend payout.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — STOCKHOLDER’S EQUITY AND SHARE-BASED COMPENSATION (cont.)

Upon the change of control resulting from the Stella Point acquisition, effective February 1, 2017, all stock options outstanding became fully vested and all were exercised, and the INC recognized $2,812,919 of compensation expense in the Predecessor period from January 1, 2017 through January 31, 2017 included in salaries and benefits in the consolidated statements of operations and comprehensive (loss) income. The INC will be allowed a tax deduction on its 2017 income tax return for the compensation expense recognized for these options that became fully vested. The INC recognized no compensation expense related to the stock options for the Predecessor years ended December 31, 2016 and 2015 as no vesting criteria had been met during those years. Additionally, there was no related tax benefits recognized by the INC in the Predecessor years ended December 31, 2016 and 2015.

No options were granted during all the periods presented in the consolidated financial statements. During the Predecessor year ended December 31, 2016, 175,347 options were forfeited. No options were forfeited during the Predecessor period from January 1, 2017 through January 31, 2017 and Predecessor year ended December 31, 2015. At December 31, 2016, there were 4,874,511 nonvested options outstanding with a weighted average exercise price of $0.20. No options were outstanding after the change of control discussed above resulting from the Stella Point acquisition.

NOTE 13 — INCOME TAXES

The provision for income taxes consists of the following:

	Successor Company	Predecessor Company
	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
			(as Restated)	(as Restated)
Current tax provision:
Foreign	$164,126	$10,977	$184,058	$143,954
Federal	329	1	180,654	76,204
Total Current	164,455	10,978	364,712	220,158

Deferred tax provision (benefit):
Federal	595,682	(1,791,686)	4,537,301	3,492,740
State	(225,735)	(422,665)	(818,358)	478,745
Total deferred	369,947	(2,214,351)	3,718,943	3,971,485
Total tax provision (benefit)	$534,402	$(2,203,373)	$4,083,655	$4,191,643

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — INCOME TAXES (cont.)

A reconciliation between the tax provision (benefit) at the US statutory tax rate to the Company’s tax provision (benefit) on the consolidated statements of operations and comprehensive (loss) income is below:

	Successor Company	Predecessor Company
	Period from February 1, 2017 to December 31, 2017	Period from January 1, 2017 to January 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
			(as Restated)	(as Restated)
(Loss) income before income taxes	$(9,639,051)	$(5,521,794)	$13,483,681	$9,949,467
US statutory tax rate	34%	34%	34%	34%
Income tax (benefit) expense at statutory rate	(3,277,277)	(1,877,410)	4,584,452	3,382,819

State tax expense (benefit), net of federal	(182,027)	(278,657)	574,478	338,818
Foreign tax rates different from US statutory rate	94,688	(45,631)	124,107	50,267
Non-deductible expenses	3,309,549	409	(58,494)	6,772
Change in tax rate	604,153	—	(1,070,363)	405,866
Other	(14,684)	(2,084)	(70,525)	7,101
Total tax provision (benefit)	$534,402	$(2,203,373)	$4,083,655	$4,191,643

The tax provision recognized in the Successor period from February 1, 2017 through December 31, 2017 was impacted by non-deductible expenses, including equity compensation and transaction costs. As explained in detail below, the effective tax rate for the Successor period from February 1, 2017 through December 31, 2017 is also affected by a reduction in the corporate tax rate from 34% to 21% as a result of the Act. For the Predecessor years ended December 31, 2016 and 2015, the Company recorded an income tax (benefit) expense of ($1,070,363) and $405,866, respectively, as a result of changes to the blended state tax rate. The Company is subject to tax in various U.S. state jurisdictions. Changes in the annual allocation and apportionment of the Company’s activity amongst these state jurisdictions results in changes to the blended state rate utilized to measure the Company’s deferred tax assets and liabilities.

The tax effect of temporary differences, which give rise to deferred tax assets and deferred tax liabilities at December 31 is as follows:

	Successor Company 2017	Predecessor Company 2016
Deferred tax assets:
Net operating losses	$10,582,599	$14,793,711
Allowance for doubtful accounts	211,926	239,789
Deferred rent	—	15,553
Intangibles	—	11,499,513
Transaction costs	532,651	770,220
Alternative minimum tax credit	272,186	271,937
Depreciation	—	141,021
Other	72,321	126,621
Total deferred tax assets	11,671,683	27,858,365

Deferred tax liabilities:
Depreciation	(500,343)	—
Intangibles	(9,422,486)	—
Other	—	(42,253)
Total deferred tax liabilities	(9,922,829)	(42,253)
Net deferred tax (liability) asset	$1,748,854	$27,816,112

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — INCOME TAXES (cont.)

At December 31, 2017 of the Successor period, the Company had Federal and State net operating loss carryforwards of approximately $39,753,000 and $46,535,000, respectively, which are available to reduce future taxable income. With few exceptions, these net operating loss carryforwards will expire from 2029 through 2037. On February 1, 2017, the Company was acquired by Stella Point, which was considered a change of ownership under Internal Revenue Code Section 382. After the change of ownership, utilization of the Company’s net operating loss carryforwards is now subject to an annual limitation. The Company has recorded a deferred tax asset for only the portion of its net operating loss carryforward that it expects to realize before expiration. In December 2017, the Company entered into a definitive merger agreement with FinTech (see Note 15), which could also result in a change of ownership under Internal Revenue Code Section 382. Utilization of the Company’s net operating loss and credit carryforwards may be subject to substantial limitation due to the ownership change, which may result in expiration of these tax attributes.

In accordance with criteria under FASB ASC 740, Income Taxes, a valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. After consideration of all evidence, both positive and negative, management has determined that no valuation allowance is required at December 31, 2017 of the Successor period and at December 31, 2016 of the Predecessor period.

On December 22, 2017, the United States enacted tax reform legislation known as the H.R.1, commonly referred to as the “Tax Cuts and Jobs Act” (the “Act”), resulting in significant modifications to existing law. Due to the timing of the Act and the complexity involved in applying the provisions of the Act, the Company made a reasonable estimate of the effects and recorded provisional amounts for the Successor period from February 1, 2017 through December 31, 2017, which include a reduction in the corporate tax rate from 34% to 21% as well as other changes. As a result of the changes to tax laws and tax rates under the Act, the Company has recorded a provisional one-time increase in income tax expense of $656,000 for the Successor period from February 1, 2017 through December 31, 2017, which consists primarily of the remeasurement of deferred tax assets and liabilities from 34% to 21%. The Company does not expect to incur a liability related to the one-time deemed repatriation transition tax on unrepatriated foreign earnings, as its foreign subsidiaries have a combined accumulated deficit at December 31, 2017 of the Successor period.

As the Company collects and prepares necessary data, and interprets the Act and any additional guidance issued by the U.S. Treasury Department, the IRS, and other standard-setting bodies, the Company may make adjustments to the provisional amounts. Those adjustments may materially impact the provision for income taxes and effective tax rate in the period in which the adjustments are made. The accounting for the tax effects of the Act will be completed in 2018. Provisional amounts for the income tax effect of the Act have been recorded as of December 31, 2017 and are subject to change during 2018.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Litigation

The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been finally adjudicated. Although there can be no assurance as to the ultimate disposition of these matters, it is the opinion of the Company’s management, based upon the information available at this time, that the expected outcome of these matters, both individually or in the aggregate, will not have a material adverse effect on either the results of operations or financial condition of the Company.

Leases

The Company is party to office leases requiring aggregate monthly payments of $143,565. Several of the leases are on a month-to-month basis. Rent expense under all operating leases, included in other selling, general and administrative expenses in the consolidated statements of operations and comprehensive (loss) income, amounted to $1,605,715 for the Successor period from February 1, 2017 through December 31, 2017, and $135,636, $1,495,526 and $1,332,388 for the Predecessor periods from January 1, 2017 through January 31, 2017 and years ended December 31, 2016 and 2015, respectively.

Index
Intermex Holdings, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — COMMITMENTS AND CONTINGENCIES (cont.)

Future minimum rental payments required under operating leases that have non-cancelable lease terms in excess of one year at December 31, 2017 are as follows:

2018	$1,389,126
2019	1,152,447
2020	772,735
2021	108,496
Thereafter	6,645
Total future minimum payments	$3,429,449

Contingencies

The Company operates in 49 states and two territories. Money transmitters and their agents are under regulation by State and Federal laws. Violations may result in civil or criminal penalties or a prohibition from providing money transfer services in a particular jurisdiction. It is the opinion of the Company’s management, based on information available at this time, that the expected outcome of regulatory matters will not have a material adverse effect on either the results of operations or financial condition of the Company.

NOTE 15 — MERGER ANNOUNCEMENT

FinTech Merger

On December 19, 2017, Intermex Holdings II, Inc., the sole stockholder of the INC, entered into a definitive merger agreement with FinTech Acquisition Corp. II (“FinTech”), an entity listed on the Nasdaq Capital Market (NASDAQ), whereby FinTech will acquire the Company and will be renamed International Money Express, Inc. The merged company is expected to continue to be listed on NASDAQ.

The aggregate consideration in the merger will consist of (i) $92,000,000 in cash ($2,000,000 of which will be placed in escrow at closing as security for working capital adjustments), (ii) approximately $161,000,000 in shares of FinTech’s common stock, subject to an adjustment in accordance with the terms of the merger agreement, and (iii) an amount equal to any excess cash at the Company at the time of the closing in the form of cash or additional shares of the FinTech’s common stock, at the option of the FinTech, subject to certain limited exceptions. The cash consideration will be funded from the cash held in FinTech’s Trust Account after permitted redemptions. The merger is expected to close in the second quarter of 2018, pending money transfer license approvals, FinTech stockholder approval and other customary closing conditions.

NOTE 16 — SUBSEQUENT EVENTS

The INC has evaluated subsequent events through March 26, 2018, which is the date these consolidated financial statements were available to be issued. The INC is not aware of any other subsequent events which would require recognition or disclosure in the consolidated financial statements other than those already disclosed.

Index
Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
FinTech Acquisition Corp. II

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of FinTech Acquisition Corp. II (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for the years ended December 31, 2017 and 2016, and for the period from May 28, 2015 (inception) to December 31, 2015 and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2017 and 2016, and the results of its consolidated operations and its cash flows for the years ended December 31, 2017 and 2016 and for the period from May 28, 2015 (inception) to December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements if the Company is unable to complete a Business Combination by January 25, 2019, then the Company will cease all operations except for the purpose of winding up and liquidating. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company's auditor since 2016.

Whippany, New Jersey

March 13, 2018

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash	$362,581	$82,614
Prepaid expenses and other current assets	13,560	—
Total Current Assets	376,141	82,614

Cash and marketable securities held in Trust Account	175,883,186	—
Deferred offering costs	—	387,922
Total Assets	$176,259,327	$470,536

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$480,538	$2,886
Income taxes payable	436,721	—
Accrued offering costs	—	214,612
Promissory note – related party	—	231,846
Total Current Liabilities	917,259	449,344

Deferred underwriting fees	9,190,000	—
Deferred legal fees payable	25,000	—
Total Liabilities	10,132,259	449,344

Commitments and Contingencies

Common stock subject to possible redemption, $0.0001 par value; 16,112,706 and -0- shares (at redemption value of approximately $10.00 per share) as of December 31, 2017 and 2016, respectively	161,127,060	—

Stockholders’ Equity
Preferred stock, $0.0001 par value; 5,000,000 authorized, none issued and outstanding	—	—
Common stock, $0.0001 par value; 35,000,000 shares authorized; 7,780,627 and 5,298,333 shares issued and outstanding (excluding 16,112,706 and -0- shares subject to possible redemption) as of December 31, 2017 and 2016, respectively	778	530
Additional paid-in capital	5,188,385	24,470
Accumulated deficit	(189,155)	(3,808)
Total Stockholders’ Equity	5,000,008	21,192
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$176,259,327	$470,536

The accompanying notes are an integral part of the consolidated financial statements.

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,		For the Period from May 28, 2015 (inception) through December 31,
	2017	2016	2015

Operating costs	$1,131,812	$1,621	$2,187
Loss from operations.	(1,131,812)	(1,621)	2,187

Other income:
Interest income	1,383,186	—	—

Income (loss) before taxes	251,374	(1,621)	(2,187)
Provision for income taxes	(436,721)	—	—

Net loss	$(185,347)	$(1,621)	(2,187)

Weighted average shares outstanding
Basic and diluted (1) (2)	7,594,116	5,271,666	5,271,666

Net loss per common share
Basic and diluted	$(0.02)	$(0.00)	(0.00)

(1)	This number excludes an aggregate of up to 16,112,706 shares subject to possible redemption at December 31, 2017.
(2)
On January 25, 2017, as a result of the underwriters’ election to exercise a portion of their over-allotment option, 26,667 shares held by the Initial Stockholders (as defined in Note 1) were forfeited (Note 5).

The accompanying notes are an integral part of the consolidated financial statements.

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock (1)		Additional Paid-in	Notes Receivable from	Accumulated	Total Stockholders’ Equity
	Shares	Amount	Capital	Stockholders	Deficit	(Deficit)
Balance – May 28, 2015 (inception)	—	$—	$—	$—	$—	$—

Common stock issued to Initial Stockholders in exchange for a note receivable	5,298,333	530	24,470	(25,000)	—	—

Net loss	—	—	—	—	(2,187)	(2,187)

Balance – December 31, 2015	5,298,333	$530	$24,470	$(25,000)	$(2,187)	$(2,187)

Collection of notes receivable from stockholders	—	—	—	25,000	—	25,000

Net loss	—	—	—	—	(1,621)	(1,621)

Balance – December 31, 2016	5,298,333	530	24,470	—	(3,808)	21,192

Issuance of common stock to Initial Stockholders	701,667	70	3,241	—	—	3,311

Sale of 17,500,000 Units, net of underwriters discount and offering expenses	17,500,000	1,750	162,086,162	—	—	162,087,912

Sale of 420,000 Placement Units	420,000	42	4,199,958	—	—	4,200,000

Forfeiture of 26,667 shares of common stock due to underwriter not exercising its full over-allotment option	(26,667)	(3)	3	—	—	—

Common stock subject to redemption	(16,112,706)	(1,611)	(161,125,449)	—	—	(161,127,060)

Net loss	—	—	—	—	(185,347)	(185,347)
Balance – December 31, 2017	7,780,627	$778	$5,188,385	$—	$(189,155)	$5,000,008

The accompanying notes are an integral part of the consolidated financial statements.

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,		For the Period from May 28, 2015 (inception) through December 31,
	2017	2016	2015
Cash Flows from Operating Activities:
Net loss	$(185,347)	$(1,621)	$(2,187)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,383,186)	—	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(13,560)	—	—
Accrued expenses	477,652	999	1,887
Income taxes payable	436,721	—	—
Net cash used in operating activities	(667,720)	(622)	(300)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(175,000,000)	—	—
Cash withdrawn from Trust Account	500,000	—	—
Net cash used in investing activities	(174,500,000)	—	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	171,940,000	—	—
Proceeds from sale of Private Placement Units	4,200,000	—	—
Proceed from issuance of common stock to Initial Stockholders	3,311	—	—
Proceeds from collection of notes receivable from stockholders	—	25,000	—
Proceeds from promissory note – related party	—	231,546	300
Repayment of promissory note – related party	(231,846)	—	—
Payment of offering costs	(463,778)	(173,310)	—
Net cash provided by financing activities	175,447,687	83,236	300

Net Change in Cash	279,967	82,614	—
Cash – Beginning	82,614	—	—
Cash – Ending	$362,581	$82,614	$—

Non-Cash investing and financing activities:
Deferred offering costs included in accrued expenses	$—	$214,612	$—
Deferred underwriting fees charged to additional paid in capital	$9,190,000	$—	$—
Deferred legal fees charged to additional paid in capital	$25,000	$—	$—
Initial classification of common stock subject to possible redemption	$161,314,270	$—	$—
Change in value of common stock subject to possible redemption	$(187,210)	$—	$—
Issuance of stock for notes receivable from stockholders	$—	$—	$25,000

The accompanying notes are an integral part of the consolidated financial statements.

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

FinTech Acquisition Corp. II (the “Company”), is a blank check company incorporated in Delaware on May 28, 2015. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction, one or more operating businesses or assets (a “Business Combination”). In connection with the proposed acquisition of Intermex Holdings II, Inc. (“Intermex”) (see Note 10), the Company formed two wholly-owned subsidiaries, FinTech II Merger Sub Inc., which was incorporated in Delaware in November 2017 (“Merger Sub I”), and FinTech II Merger Sub 2 LLC, which was formed in Delaware in November 2017 (“Merger Sub II”). Both Merger Sub I and Merger Sub II did not have any activity as of December 31, 2017. The Company has neither engaged in any operations nor generated operating revenues to date.

At December 31, 2017, the Company had not yet commenced operations. All activity through December 31, 2017 relates to the Company’s formation and its Initial Public Offering, which is described below, and identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Intermex, described in Note 10.

The registration statement for the Company’s initial public offering (“Initial Public Offering”) was declared effective on January 19, 2017. On January 25, 2017, the Company consummated the Initial Public Offering of 17,500,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), which includes a partial exercise by the underwriters of their over-allotment option in the amount of 2,200,000 Units at $10.00 per Unit, generating gross proceeds of $175,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 420,000 units (the “Placement Units”) at a price of $10.00 per Unit in a private placement to the Company’s sponsor, FinTech Investors Holding II, LLC (the “Sponsor”), and Cantor Fitzgerald & Co., the representative of the underwriters for the Initial Public Offering (“Cantor”), generating gross proceeds of $4,200,000, which is described in Note 4.

Transaction costs amounted to $12,912,088, consisting of $3,060,000 of underwriting fees, $9,190,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $662,088 of Initial Public Offering costs. As described in Note 6, the $9,190,000 deferred underwriting fee payable is contingent upon the consummation of a Business Combination by January 25, 2019. As described in Note 6, the $25,000 of deferred legal fees are payable upon the earlier of an initial Business Combination or liquidation of the Company.

Following the closing of the Initial Public Offering on January 25, 2017, an amount of $175,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Placement Units was placed in a trust account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination, (ii) the redemption of any Public Shares in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete a Business Combination by January 25, 2019 (the “Combination Period”); or (iii) the distribution of the Trust Account, as described below, if the Company is unable to complete a Business Combination within the Combination Period or upon any earlier liquidation of the Company.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq Capital Market (“NASDAQ”) rules provide that the Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the signing of a definitive agreement in connection with a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires a majority of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay its tax obligations). The per-share amount to be distributed to public stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor, Daniel Cohen, Betsy Cohen, DGC Family FinTech Trust, Swarthmore Trust of 2016, James J. McEntee, III, Shami Patel and Jeremy Kuiper (together the “Initial Stockholders”), have agreed to vote their Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4) and any Public Shares held by them in favor of approving a Business Combination. Cantor has not committed to vote any shares held by it in favor of a Business Combination.

The Company will have until the expiration of the Combination Period to consummate its Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purposes of winding up of its affairs; (ii) distribute the aggregate amount then on deposit in the Trust Account, including any portion of the interest earned thereon which was not previously used for working capital or to pay dissolution expenses or taxes, pro rata to the public stockholders by way of redemption of the Public Shares (which redemption would completely extinguish such holders’ rights as stockholders, including the right to receive further liquidation distributions, if any); and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation.

The Company will also provide its stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with any stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of Public Shares if it does not complete a Business Combination within the Combination Period. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company for working capital purposes or to pay its tax obligations). There will be no redemption rights with respect to the Company’s warrants in connection with such a stockholder vote to approve such an amendment to the Company’s Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, the Company may not redeem shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Initial Stockholders have agreed to vote their Founder Shares, Placement Shares and any Public Shares held by them in favor of any such amendment.

The Initial Stockholders and Cantor have agreed to waive their redemption rights with respect to the Founder Shares and Placement Shares (defined below) (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if it does not complete a Business Combination within the Combination Period, and (iii) if the Company fails to consummate a Business Combination within the Combination Period or upon the Company’s liquidation prior to the expiration of the Combination Period. The Initial Stockholders have also agreed to waive their redemption rights with respect to Public Shares in connection with a Business Combination and in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of its obligation to redeem 100% of its Public Shares if it does not complete a Business Combination within the Combination Period. However, the Initial Stockholders will be entitled to redemption rights with respect to any Public Shares held by them if the Company fails to consummate a Business Combination or liquidates within the Combination Period. Cantor will have the same redemption rights as a public stockholder with respect to any Public Shares it acquires, however, Cantor has informed the Company that it has no current commitments, plans or intentions to acquire Public Shares for its own account. The underwriters have agreed to waive their rights to deferred underwriting commissions held in the Trust Account in the event the Company does not consummate a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Initial Public Offering. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers, prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. The Company’s Chief Executive Officer has agreed that he will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, he may not be able to satisfy those obligations should they arise.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Business Combination and it does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act), will be restricted from redeeming its shares with respect to an aggregate of 20.0% or more of the shares sold in the Initial Public Offering. However, there is no restriction on the Company’s stockholders’ ability to vote all of their shares for or against a Business Combination.

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

In connection with the Company's assessment of going concern considerations in accordance with the Financial Accounting Standard Board's Accounting Standards Update ("ASU") 2014-15, "Disclosures of Uncertainties about an Entity's Ability to Continue as a Going Concern," management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company's ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 25, 2019.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expense during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2017 and 2016.

Cash and marketable securities held in Trust Account

At December 31, 2017, the assets held in the Trust Account were held in cash and U.S. Treasury Bills.

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2017, 16,112,706 shares of common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section on the Company’s consolidated balance sheet.

Offering costs

Offering costs consist principally of legal, accounting and underwriting costs incurred that were directly related to the Initial Public Offering. Offering costs amounting to $12,912,088 were charged to stockholders’ equity upon completion of the Initial Public Offering.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2017 and 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state, and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, and compliance with federal, state, and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net loss per common share

The Company complies with the accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period, excluding shares of common stock forfeited by certain of the Company’s Initial Shareholders on January 25, 2017. Shares of common stock subject to possible redemption at December 31, 2017 have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants to purchase 8,960,000 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted loss per common share is the same as basic loss per common share for the periods presented.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2017 and 2016, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

3. INITIAL PUBLIC OFFERING

On January 25, 2017, the Company sold 17,500,000 Units at a purchase price of $10.00 per Unit, which included a partial exercise by the underwriters of their over-allotment option in the amount of 2,200,000 Units at $10.00 per Unit. Each Unit consists of one share of the Company’s common stock and one-half of one whole warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 (see Note 7). No fractional Public Warrants were issued upon separation of the Units and only whole Public Warrants trade.

4. PRIVATE PLACEMENT

Simultaneous with the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 420,000 Placement Units (390,000 Placement Units by the Sponsor and 30,000 Placement Units by Cantor) at a price of $10.00 per Unit (or an aggregate purchase price of $4,200,000). Each Placement Unit consists of one share of common stock (“Placement Share”) and one-half of one warrant (each, a “Placement Warrant”) to purchase one share of the Company’s common stock exercisable at $11.50. The proceeds from the Placement Units and the proceeds from the Initial Public Offering totaling $175,000,000 are held in the Trust Account. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Placement Shares or Placement Warrants.

The Placement Units and their component securities are the same as the public units and their component securities except that they may not be transferable, assignable or salable until 30 days after the consummation of an initial Business Combination, subject to certain limited exceptions.

5. RELATED PARTY TRANSACTIONS

Founder Shares

On May 28, 2015, the Company issued an aggregate of 5,298,333 shares of common stock to the Initial Stockholders (“Founder Shares”) for an aggregate purchase price of $25,000. In January 2017, the Company issued an additional 701,667 Founder Shares for an aggregate purchase price of $3,311. As such, total Founder Shares of 6,000,000 included an aggregate of up to 760,000 shares subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would collectively own 25% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to exercise their over-allotment option to purchase 2,200,000 Units on January 25, 2017 and waiver of the remainder of their over-allotment option, 733,333 Founder Shares were no longer subject to forfeiture and 26,667 Founder Shares were forfeited. Accordingly, a total of 5,973,333 Founder Shares are outstanding as of December 31, 2017.

The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of the Company’s initial Business Combination, (ii) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iv) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and (v) with respect to 20% of such shares, when the closing price of the Company’s common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, the Company engages in a subsequent transaction (1) resulting in the Company’s shareholders having the right to exchange their shares for cash or other securities or (2) involving a consolidation, merger or other change in the majority of the Company’s board of directors or management team in which the Company is the surviving entity. Notwithstanding the foregoing, in connection with an initial Business Combination, the Initial Stockholders may transfer, assign or sell their Founder Shares with the Company’s consent to any person or entity that agrees in writing to be bound by the transfer restrictions set forth in the prior sentence.

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

Promissory Note — Related Party

Prior to the closing of the Initial Public Offering, the Company’s Sponsor loaned the Company $231,846 for expenses related to the Company’s formation and the Initial Public Offering. The loan was non-interest bearing, unsecured and due on the earlier of June 30, 2017 or the closing of the Initial Public Offering. The loan was repaid upon the closing of the Initial Public Offering on January 25, 2017.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor has committed to loan the Company funds as may be required up to a maximum of $1,100,000 (“Working Capital Loans”), which will be repaid upon the consummation of a Business Combination. However, if the Company does not consummate a Business Combination, the Company may use funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment, other than interest income earned thereon in an amount, when taken together with amounts released to the Company for working capital purposes, that does not exceed $500,000. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Any part or all of the Working Capital Loans may be converted into additional warrants at $0.75 per one-half of one warrant (warrants to purchase a maximum of 733,333 whole shares if the full $1,100,000 is loaned and that amount is converted into warrants) of the post-Business Combination entity at the option of the Sponsor. The warrants would be identical to the Placement Warrants. There were no Working Capital Loans outstanding as of December 31, 2017 and 2016.

6. COMMITMENTS AND CONTINGENCIES

Registration Rights

 Pursuant to a registration rights agreement entered into on January 19, 2017, the holders of the Founder Shares, Placement Units (including any securities contained therein) and the warrants that may be issued upon conversion of the Working Capital Loans (and any shares of common stock issuable upon the exercise of the Placement Warrants or the warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 2,295,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less the underwriting discounts and commissions. On January 25, 2017, the underwriters exercised their over-allotment option to purchase 2,200,000 Units at a purchase price of $10.00 per Unit and waived the remaining portion of the over-allotment option to purchase up to 95,000 Units.

The underwriters were paid a cash underwriting discount of two percent (2.0%) of the gross proceeds of the Initial Public Offering, or $3,060,000. In addition, the underwriters are entitled to a deferred fee of (i) five percent (5.0%) of the gross proceeds of the Initial Public Offering, excluding any amounts raised pursuant to the overallotment option, and (ii) seven percent (7.0%) of the gross proceeds of the Units sold in the Initial Public Offering pursuant to the overallotment option, or an aggregate of $9,190,000. The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Deferred Legal Fees

The Company is obligated to pay its attorneys a deferred legal fee of $25,000 upon consummation of a Business Combination or dissolution of the Company if a Business Combination is not completed within the Combination Period. Accordingly, the Company has recorded $25,000 as deferred legal fees payable in the accompanying consolidated balance sheet at December 31, 2017.

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2017 and 2016, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 35,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each common share. At December 31, 2017 and 2016, there were 7,780,627 and 5,298,333 shares of common stock issued and outstanding, respectively (excluding 16,112,706 and -0- shares of common stock subject to possible redemption).

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if the Company’s common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under the Securities Act, the Company, at its option, may require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Placement Warrants will be non-redeemable so long as they are held by the Sponsor, Cantor or their permitted transferees. If the Placement Warrants are held by someone other than the Sponsor, Cantor or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. In addition, for as long as the Placement Warrants are held by Cantor or its designees or affiliates, they may not be exercised after five years from the effective date of the registration statement for the Initial Public Offering

The Company may redeem the Public Warrants (except as described above with respect to the Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption;

●
if, and only if, the last sale price of the Company’s common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

●
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

8. INCOME TAX

Information for the year ended December 31, 2016 and for the period from May 28, 2015 (inception) through December 31, 2015 is not presented as it is deemed to be not material.

The Company’s net deferred tax assets are as follows:

December 31, 2017
Deferred tax asset
Organizational costs/Startup expenses	$216,951
Total deferred tax assets	216,951
Valuation allowance	(216,951)
Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

Year Ended December 31, 2017
Federal
Current	$436,721
Deferred	(216,951)

State
Current	$—
Deferred	—
Change in valuation allowance	216,951
Income tax provision	$436,721

As of December 31, 2017, the Company had no U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income. In accordance with Section 382 of the Internal Revenue Code, deductibility of the Company’s NOLs may be subject to an annual limitation in the event of a change in control as defined under the regulations.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2017, the change in the valuation allowance was $216,951.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2017 is as follows:

Year Ended December 31, 2017
Statutory federal income tax rate	34.0%
State taxes, net of federal tax benefit	0.0%
Deferred tax rate change	53.4%
Change in valuation allowance	86.3%
Income tax provision	173.7%

The Company files income tax returns in the U.S. federal jurisdiction and in various state and local jurisdictions and is subject to examination by the various taxing authorities. The Company considers Pennsylvania to be a significant state tax jurisdiction.

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

9. FAIR VALUE MEASUREMENTS

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Cash held in the Trust Account amounted to $6,050 and $0 at December 31, 2017 and 2016.

The gross holding gains and fair value of held-to-maturity securities at December 31, 2017 and 2016 were as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Losses	Fair Value
December 31, 2017	U.S. Treasury Securities (Mature on 1/18/2018)	$175,877,136	$(80,806)	$175,796,330

December 31, 2016		$—	$—	$—

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2017 and 2016, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2017	December 31, 2016
Assets:
Cash and marketable securities held in Trust Account	1	$175,883,186	$—

Index
FINTECH ACQUISITION CORP. II AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2017 AND 2016 AND
FOR THE PERIOD FROM MAY 28, 2015 THROUGH DECEMBER 31, 2015

10. MERGER AGREEMENT

On December 19, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Merger Sub 1, Merger Sub 2 (together with Merger Sub 1, the “Merger Subs”), Intermex and SPC Intermex Representative LLC (the “Representative”), which provides for the acquisition of Intermex by the Company pursuant to the proposed merger of Merger Sub 1 with and into Intermex with Intermex continuing as the initial surviving entity (the “First Merger”), immediately following which the initial surviving entity will be merged (the “Second Merger,” and together with the First Merger, the “Merger”) with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a direct wholly owned subsidiary of the Company.

As a result of the Merger, each outstanding share of Intermex common stock (“Intermex Common Stock”) will convert into the right to receive a combination of cash and shares of the Company’s common stock, as calculated pursuant to the terms of the Merger Agreement.

Pursuant to the Merger Agreement, the aggregate consideration to be paid by the Company in the Merger will consist of (i) $92,000,000 in cash ($2,000,000 of which will be placed in escrow at closing as security for working capital adjustments), (ii) approximately $161,000,000 in shares of the Company’s common stock, subject to adjustment in accordance with the terms of the Merger Agreement, and (iii) an amount (as determined in accordance with the Merger Agreement) equal to any excess cash at Intermex at the time of the closing in the form of cash or additional shares of the Company’s common stock, at the option of the Company, subject to certain limited exceptions. The cash consideration will be funded from the cash held in the Company’s Trust Account after permitted redemptions.

Each of Intermex, the Company and the Merger Subs have made representations, warranties and covenants in the Merger Agreement that are customary for transactions of this nature. The representations and warranties of the Company, the Merger Subs and Intermex will not survive the closing of the Merger.

Consummation of the transactions contemplated by the Merger Agreement is subject to customary conditions of the respective parties, including, among others, that (i) the Merger be approved by the Company’s stockholders and Intermex’s stockholder; (ii) there has been no material adverse effect with respect to Intermex or the Company since the date of the Merger Agreement; (iii) the organizational documents of the Company will be amended and restated as described in the Merger Agreement; (iv ) the parties will have received certain governmental consents and authorizations to the Merger; (v) all applicable waiting periods and any extensions thereof under applicable antitrust, competition or similar laws will have expired or been terminated; and (vi) the Company will have at least $125,000,000 in its Trust Account as of the closing, after giving effect to the redemption of public shares by the Company’s public stockholders and the payment of deferred underwriting fees.

The Merger Agreement provides that, upon consummation of the Merger, the Company will enter into a registration rights agreement and a shareholders agreement.

Concurrently with the execution of the Merger Agreement, the Company, Intermex and certain existing Company stockholders entered into a Voting Agreement (the “Voting Agreement”). Pursuant to the Voting Agreement, the stockholders party thereto have agreed to, among other things, vote all of the shares of the Company’s common stock held by such stockholders (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any actions that would result in a breach by the Company of any obligations contained in the Merger Agreement; (iii) in favor of the proposals set forth in the Company’s preliminary proxy statement/prospectus (and definitive proxy statement/prospectus, when available) to be filed with the SEC relating to the Merger; and (iv) against alternative proposals or transactions to the Merger.

The Voting Agreement generally prohibits the stockholders party thereto from transferring, or permitting to exist any liens on, their shares of the Company’s common stock prior to the consummation of the Merger. The Voting Agreement will automatically terminate upon the first to occur of (i) the closing of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

11. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the consolidated balance sheet date up to the date that the consolidated financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

In January 2018, the Company withdrew $562,554 from interest earned on the Trust Account to pay franchise and income taxes payable.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all the costs and expenses payable in connection with the sale of the shares of common stock being registered hereby. Except as otherwise noted, the registrant will pay all of the costs and expenses set forth in the following table. All amounts shown below are estimates, except the SEC registration fee:

SEC registration fee	$12,829
Printing and engraving expenses	15,000
Legal fees and expenses	100,000
Accounting fees and expenses	80,000
Miscellaneous expenses	12,171
Total	$220,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our second amended and restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our amended and restated bylaws provide for indemnification of our directors and officers to the maximum extent permitted by applicable law.

The right to indemnification conferred by our amended and restated bylaws also includes the right to be paid the expenses (including attorneys' fees) incurred by a present or former director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of its final disposition, provided, however, that if the Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon the Company’s receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified for such expenses under our amended and restated bylaws, or otherwise.

In addition, the Company entered into indemnification agreements with each of its directors and certain of its officers. These agreements require us to indemnify such persons to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the registrant, and to advance expenses incurred as a result of any action, suit, or proceeding against them as to which they could be indemnified.

The Company has in effect insurance policies for general officers' and directors' liability insurance covering all of its officers and directors.

Item 15.	Recent Sales of Unregistered Securities.

On January 25, 2017, FinTech sold 420,000 Placement Units in the Private Placement for an aggregate purchase price of $4,200,000, or $10.00 per Unit, to FinTech’s Sponsor (390,000 Units) and Cantor Fitzgerald (30,000 Units), pursuant to an exemption from registration contained in Section 4(a)(2) of the Securities Act. Each Placement Unit consists of one share of common stock and one half of a Placement Warrant. The Placement Warrants are identical to the warrants included in the Units issued in FinTech’s Initial Public Offering (See Part I, Item 1, Note 3 to FinTech’s Audited Consolidated Financial Statements—Initial Public Offering), except that, if held by Cantor Fitzgerald, FinTech’s Sponsor or their permitted transferees, (a) they are not redeemable by the Company, (b) they (including the underlying common stock) may not be transferred, assigned or sold until 30 days after the consummation of the Merger, subject to certain limited exceptions, and (c) they may be exercised on a cashless basis. In addition, for so long as the Placement Warrants are held by Cantor Fitzgerald or its designees, they may not be exercised after January 19, 2022.

Item 16.	Exhibits and Financial Statement Schedules

See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) if the registrant is relying on Rule 430B,

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated December 19, 2017, between the Company, FinTech Merger Sub II Inc., Intermex Holdings II, Inc. and SPC Intermex Representative LLC (incorporated by reference to Exhibit 2.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)) (The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request).

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on August 1, 2018 (File No. 001-37986)).

3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on August 1, 2018 (File No. 001-37986)).

4.1	Specimen Warrant Certificate (included in Exhibit 4.2).

4.2
Warrant Agreement, dated January 19, 2017, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on January 25, 2017 (File No. 001-37986)).

4.3
Shareholders Agreement, dated July 26, 2018, between the Company and the stockholders of the Company signatory thereto (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K, filed on August 1, 2018 (File No. 001-37986)).

5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on August 1, 2018 (File No. 001-37986)).

10.2
Registration Rights Agreement, dated July 26, 2018, by and among FinTech Acquisition Corp. II, SPC Investors, Minority Investors and Additional Investors (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on August 1, 2018 (File No. 001-37986)).

10.3(a)
International Money Express, Inc. 2018 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on August 1, 2018 (File No. 001-37986)).

10.3(b)	Form of Director RSU Agreement (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, filed on August 1, 2018 (File No. 001-37986)).

10.4(a)
Form of Incentive Stock Option Award (incorporated by reference to Exhibit 10.21 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.4(b)
Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.22 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.4(c)
Form of Restricted Stock Award (Non-executive) (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.4(d)
Form of Restricted Stock Award (Director) (incorporated by reference to Exhibit 10.24 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.4(e)
Form of Restricted Stock Award (Executive Officer) (incorporated by reference to Exhibit 10.25 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.4(f)
Form of Nonqualified Stock Option Agreement (Robert Lisy) (incorporated by reference to Exhibit 10.26 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.5(a)
Amended and Restated Employment Agreement by and between Robert Lisy and Intermex Holdings, Inc. dated as of December 19, 2017 (incorporated by reference to Exhibit 10.13 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.5(b)
Amended and Restated Employment Agreement by and between Darrell Ebbert and Intermex Holdings, Inc. dated as of February 1, 2017 (incorporated by reference to Exhibit 10.14 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.5(c)
Employment Agreement by and between Eduardo Azacarate and Intermex Holdings, Inc. dated as of February 1, 2017 (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.5(d)
Amended and Restated Employment Agreement by and between Jose Perez-Villarreal and Intermex Holdings, Inc. dated as of February 1, 2017 (incorporated by reference to Exhibit 10.16 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.5(e)
Employment Agreement by and between Randy Nilsen and Intermex Holdings, Inc. dated as of February 1, 2017 (incorporated by reference to Exhibit 10.17 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.5(f)
Employment Agreement by and between William Velez and Intermex Holdings, Inc. dated as of February 1, 2017 (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.5(g)
Employment, Transition and Separation Agreement by and between Darrell Ebbert and Intermex Holdings, Inc., dated as of March 10, 2018 (incorporated by reference to Exhibit 10.19 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.6	Form of Transaction Bonus Agreement (incorporated by reference to Exhibit 10.27 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.7
Employment Offer Letter with Tony Lauro, dated as of February 20, 2018 (incorporated by reference to Exhibit 10.28 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.8(a)
Credit Agreement among Intermex Holdings II, Inc., as Holdings, Intermex Holdings, Inc., Intermex Wire Transfer, LLC, as borrowers, the lenders from time to time party thereto and MC Admin Co LLC, as administrative agent and collateral agent, dated as of August 23, 2017 (incorporated by reference to Exhibit 10.29 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

10.8(b)
Amendment No. 1, Consent and Waiver to the Credit Agreement, dated as of December 19, 2017, among Intermex Holdings, Inc., as term borrower, Intermex Wire Transfer, LLC, as revolving borrower, Intermex Holdings II, Inc., MC Admin Co LLC, as administrative agent and collateral agent, and the lenders party to the Credit Agreement (incorporated by reference to Exhibit 10.29 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 filed on June 15, 2018 (File No. 333-223936)).

21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to the Registrant’s Current Report on Form 8-K, filed on August 1, 2018 (File No. 001-37986)).

23.1	Consent of WithumSmith+Brown, PC.

23.2	Consent of BDO USA, LLP.

23.3	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature pages to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on August 20, 2018.

INTERNATIONAL MONEY EXPRESS, INC.

/s/ Robert Lisy
Robert Lisy
Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of International Money Express, Inc. constitutes and appoints each of Robert Lisy and Tony Lauro II, or either of them, each acting alone, his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifying and confirming all that any of the said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Robert Lisy	Chief Executive Officer, President and Chairman of the board of directors	August 20, 2018
Robert Lisy	(principal executive officer)

/s/ Tony Lauro II	Chief Financial Officer (principal financial and accounting officer)	August 20, 2018
Tony Lauro II

/s/ Adam Godfrey	Director	August 20, 2018
Adam Godfrey

/s/ Kurt Holstein	Director	August 20, 2018
Kurt Holstein

/s/ Robert Jahn	Director	August 20, 2018
Robert Jahn

/s/ Stephen Paul	Director	August 20, 2018
Stephen Paul

/s/ Michael Purcell	Director	August 20, 2018
Michael Purcell

/s/ John Rincon	Director	August 20, 2018
John Rincon

/s/ Justin Wender	Director	August 20, 2018
Justin Wender